    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 9, 1999
                                                    REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                         ------------------------------

                        HOTEL RESERVATIONS NETWORK, INC.

             (Exact name of registrant as specified in its charter)

                DELAWARE                                    7389                                   75-2817683
    (State or other jurisdiction of             (Primary Standard Industrial                     (IRS Employer
     incorporation or organization)             Classification Code Number)                  Identification Number)

                         ------------------------------

                             8140 WALNUT HILL LANE
                                   SUITE 203
                              DALLAS, TEXAS 75231
                                 (214) 361-7311
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                  DAVID LITMAN
                             8140 WALNUT HILL LANE
                                   SUITE 203
                              DALLAS, TEXAS 75231
                                 (214) 361-7311

           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         ------------------------------

                                   Copies to:

         PAUL D. GINSBERG, ESQ.                 THOMAS J. KUHN, ESQ.            RICHARD D. TRUESDELL, JR., ESQ.
        ROBERT B. SCHUMER, ESQ.                  USA NETWORKS, INC.                  DAVIS POLK & WARDWELL
PAUL, WEISS, RIFKIND, WHARTON & GARRISON         CARNEGIE HALL TOWER                  450 LEXINGTON AVENUE
      1285 AVENUE OF THE AMERICAS         152 WEST 57TH STREET, 42ND FLOOR          NEW YORK, NEW YORK 10017
        NEW YORK, NEW YORK 10019              NEW YORK, NEW YORK 10019                  (212) 450-4000
            (212) 373-3000                         (212) 314-7200

                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                     PROPOSED MAXIMUM
                   TITLE OF EACH CLASS OF                           AGGREGATE OFFERING                    AMOUNT OF
                SECURITIES TO BE REGISTERED                              PRICE (1)                    REGISTRATION FEE
Class A Common Stock, par value $.01 per share..............            $75,000,000                        $20,850

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION -- NOVEMBER 9, 1999

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

PROSPECTUS
           , 1999
THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT RELATING TO THIS OFFERING AND FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                     [LOGO]

               WWW.HOTELDISCOUNT.COM               1-800-96-HOTEL

                              SHARES OF CLASS A COMMON STOCK
--------------------------------------------------------------------------------

    HOTEL RESERVATIONS NETWORK, INC.:

    - We are a leading online consolidator of hotel accommodations, providing service through our websites, affiliated websites and our toll-free call center.

    -  Hotel Reservations Network, Inc.
        8140 Walnut Hill Lane, Suite 203
        Dallas, Texas 75231
        (214) 361-7311

    SYMBOL AND MARKET:

    -  ROOM/Nasdaq National Market

    THE OFFERING:

    -  We are offering      shares of our class A common stock.

    - The underwriters have an option to purchase from us up to an additional shares of our class A common stock to cover overallotments.

    -  This is our initial public offering. We estimate that the public offering
        price will be between $     and $     per share.

    - Shares of our class A common stock have one vote per share and shares of our class B common stock have 15 votes per share.

    -  Closing:          , 1999


                                                      PER SHARE
                                                                      TOTAL
Public offering price:                               $             $
Underwriting fees:
Proceeds to Hotel Reservations Network, Inc.:

       THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 10.
--------------------------------------------------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
DONALDSON, LUFKIN & JENRETTE
               ALLEN & COMPANY INCORPORATED
                               BEAR, STEARNS & CO. INC.
                                              THOMAS WEISEL PARTNERS LLC
                                                              DLJDIRECT INC.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                           PAGE
Prospectus Summary.....................      3
Risk Factors...........................     10
Special Note Regarding Forward-Looking
  Statements...........................     23
Use of Proceeds........................     24
Dividend Policy........................     24
Capitalization.........................     25
Dilution...............................     26
Selected Financial Data................     27
Unaudited Pro Forma Combined Condensed
  Statements of Operations.............     29
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................     32

                                           PAGE

Business...............................     42
Management.............................     51
Certain Transactions...................     55
Principal Stockholders.................     57
Description of Capital Stock...........     61
Shares Eligible for Future Sale........     65
Underwriting...........................     67
Legal Matters..........................     69
Experts................................     69
Available Information..................     70
Reports to Security Holders............     70
Index to Financial Statements..........    F-1

                            ------------------------

    In this prospectus, unless the context otherwise requires, the terms "we," "us," "our," "our company" and "Hotel Reservations Network" refer to Hotel Reservations Network, Inc. and our predecessor entities; and "USAi" and "our parent" refer to USA Networks, Inc. and its subsidiaries and managed affiliates (other than our company).

    Unless otherwise noted, all numbers discussed in this prospectus are approximated to the closest round number.

    This prospectus includes statistical data regarding our company, the Internet and the industry in which we compete. This data is based on our records or is taken or derived from information published or prepared by various sources, including Jupiter Communications, LLC, Smith Travel Research and Travel Industry Association of America, all of which are providers of market and strategic information for the travel industry.

                            ------------------------

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. BECAUSE IT IS A SUMMARY, IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE "RISK FACTORS" SECTION AND THE FINANCIAL STATEMENTS AND THE ACCOMPANYING NOTES TO THOSE STATEMENTS.

                        HOTEL RESERVATIONS NETWORK, INC.

OUR COMPANY

    We are a leading online consolidator of hotel accommodations, providing service through our websites, affiliated websites and our toll-free call center. We contract with hotels in advance for volume purchases and guaranteed availability of hotel rooms at wholesale prices and resell these rooms to consumers, often at significant discounts to published rates. In addition, our hotel supply relationships often allow us to offer our customers hotel accommodation alternatives for otherwise unavailable dates. At September 30, 1999, we had room supply agreements with approximately 1,200 hotels in 40 major markets in North America and Western Europe.

    Our revenues have increased from $23.3 million in 1996 to $66.5 million in 1998, representing a compounded annual growth rate of 69%. For the most recent nine month period ended September 30, 1999, our revenues increased 166% over the comparable period in 1998. Internet generated bookings accounted for 44% of our revenues in 1998 and 78% of our revenues for the nine months ended
September 30, 1999.

    We market our hotel accommodations primarily over the Internet through our own websites, www.hoteldiscount.com and www.180096hotel.com, and through third-party websites. We have negotiated affiliate marketing agreements with many of the leading travel-related websites including Preview Travel, Expedia (operated by Microsoft), Travelocity (operated by Sabre Holdings Corp., a majority owned subsidiary of American Airlines), TravelWeb (operated by Pegasus Systems), Cheap Tickets, Yupi.com, GetThere.com and over 2,000 other affiliate websites. We are also prominently featured on and directly linked to most of the leading Internet search engines and online communities, including Ticketmaster Online-CitySearch, Excite and Infoseek. Through these agreements, our hotel accommodations are prominently featured on and linked to these affiliated websites on a co-branded or private label basis. By establishing these wide-ranging affiliations, we believe that we are well-positioned to capitalize on the expected growth in online hotel bookings regardless of where those bookings are originated.

    We have room supply relationships with a wide range of independent hotel operators, as well as hotels associated with national chains, including Hilton, Sheraton, Westin, Radisson, Best Western, Loews, Doubletree and Hampton Inn. Our hotel suppliers view us as an efficient distribution channel to help maximize their overall revenues and occupancy levels. Although we contract in advance for volume room commitments, our hotel supply contracts often allow us to return unsold rooms without penalty within a specified period of time. In addition, because we contract to purchase hotel rooms in advance, we are able to manage billing procedures for the rooms we sell and thereby maintain direct relationships with our customers. We have developed proprietary revenue management and reservation systems software that is integrated with our websites and call center operations. These systems and software enable us to accurately monitor our room inventory and provide prompt, efficient customer service. Our hotel supply contracts and revenue management capabilities differentiate us from retail travel agencies and other commission-based resellers of hotel accommodations.

OUR INDUSTRY

    Online sales of travel services have become an important part of the overall travel industry and have expanded dramatically in recent years due to the increased acceptance of the Internet by both travel service providers and consumers. According to a May 1999 study by Jupiter Communications, the U.S. online travel market has more than doubled from $911 million in 1997 to $2.2 billion in 1998. The study projects that online travel bookings will increase from $4.2 billion in 1999 to $16.6 billion in 2003, representing a compound annual growth rate of 41%. In addition, Jupiter Communications projects that online hotel bookings will increase from $630 million in 1999 to $4.2 billion in 2003, representing a compound annual growth rate of 60%.

    Hotel reservations are particularly well-suited to the Internet and the services of third-party consolidators. The Internet provides an efficient way for travelers to quickly compare price, quality and location of a variety of hotel rooms. The hotel industry is extremely fragmented and, unlike airline and car rental reservations, pricing and availability cannot be controlled easily through central reservation systems. Moreover, the central reservation systems often do not provide access to discounted rates or to rooms during otherwise unavailable dates. Alternative booking methods, such as calling individual hotels or using publications like guidebooks or yellow pages, are both cumbersome and time consuming. Online consolidators like our company are able to aggregate inventory and market this inventory to travelers over the Internet, benefitting hotels, travel agents and travelers.

OUR GROWTH STRATEGY

    Our objective is to build upon our position as a leading online hotel consolidator by pursuing the following growth strategies:

    - increasing our Internet presence, including our number of Internet affiliations;

    - expanding our hotel supply arrangements in existing markets;

    - entering new markets;

    - initiating new affiliations with travel agencies, travel and membership clubs and other groups;

    - enhancing our offering of products and services to include other travel-related services;

    - offering paid advertising on our websites;

    - pursuing strategic acquisitions; and

    - leveraging our relationship with our parent company, USAi, and its affiliates.

OUR HISTORY

    We were formed in Delaware on March 25, 1999 as a direct, wholly-owned subsidiary of USAi. On May 10, 1999, we acquired substantially all the assets and liabilities of TMF, Inc., which was incorporated in Texas in 1991, and HRN Marketing Corp., which was incorporated in Florida in 1998. As a result, TMF, Inc. and HRN Marketing are, collectively, our predecessor business. Along with trusts for the benefit of some members of their families, Messrs. David Litman and Robert Diener were the sole stockholders of TMF, Inc. and HRN Marketing. Since the acquisition, Messrs. Litman and Diener have continued on as our Chief Executive Officer and President, respectively.

    At the closing of the acquisition, we paid approximately $162.5 million to the sellers, which consisted of a $150.0 million promissory note and a $12.5 million payment for attainment of financial targets during our predecessor business' first fiscal quarter of 1999. Approximately $145.0 million of the principal amount of the promissory note was paid on the day after the closing and the final $5.0 million payment is due on January 30, 2000. Under the purchase agreement, we are required to pay the sellers up to $12.5 million at the end of each of the three remaining fiscal quarters in 1999 if specified financial targets are met by us in each of those quarters. As a result, we have paid a total of $25.0 million to the sellers for our attainment of specified financial targets during our fiscal quarters ended June 30, 1999 and September 30, 1999 and we have accrued for a $12.5 million payment that we expect to make in our final fiscal quarter of 1999. In addition, the sellers are entitled to additional contingent payments over the next three years based upon the greater of (a) a multiple of the growth in our adjusted earnings before taxes from the previous year or (b) a multiple of the growth in our adjusted gross profit from the previous year, in each case, with respect to the twelve month periods ending March 31, 2000, 2001 and 2002. In addition to being a guarantor of our obligations, USAi has agreed to pay, on our behalf, the first $130.0 million of the contingent payments referred to in the previous sentence. We also are required to issue the sellers the number of shares of our class A common stock equal to approximately 10% of the aggregate value of the equity of our company immediately prior to the closing of this offering. See "Risk Factors--Contingent payments may have an adverse impact on our future operating results," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Transactions."

    Our offices are located at 8140 Walnut Hill Lane, Suite 203, Dallas, Texas 75231, and our telephone numbers are (214) 361-7311 and (800) 96-hotel. Our world wide websites are www.hoteldiscount.com and www.180096hotel.com. The information on our websites is not incorporated by reference into this prospectus.

                                  THE OFFERING

Class A common stock offered(1).............................  shares

Common stock to be outstanding after this offering:

  Class A common stock(1)(2)................................  shares
  Class B common stock......................................  shares

    Total common stock(1)(2)................................  shares

------------------------

(1) Excludes       shares issuable upon exercise of the overallotment option and shares reserved for issuance under our stock option plan. The overallotment option is described in "Underwriting" and our stock option plan is described in "Management--Employee Benefit Plans."

(2) Includes       shares to be issued to the sellers of our predecessor
    business immediately prior to the closing of this offering. See "Certain Transactions."

Voting rights.............................  Holders of class A common stock will have one vote per share.

Relative rights of class A common stock
  and class B common stock................  The class A common stock and class B common stock have substantially identical rights except for conversion and
                                            voting rights. The class A common stock entitles its
                                            holders to one vote per share, and the class B common
                                            stock entitles its holders to 15 votes per share on all
                                            matters submitted to a vote or for the consent of
                                            stockholders unless Delaware law requires otherwise. The
                                            class A common stock and class B common stock will vote
                                            together as a single class on all matters submitted to a
                                            vote or for the consent of stockholders unless Delaware
                                            law requires otherwise. The shares of class B common
                                            stock are convertible at any time at the option of the
                                            holder into shares of class A common stock on a
                                            share-for-share basis. In addition, shares of class B
                                            common stock will be automatically converted into a like
                                            number of shares of class A common stock upon any sale,
                                            conveyance, foreclosure upon, assignment or other
                                            transfer of shares of class B common stock, other than a
                                            transfer to an affiliate of USAi or, in certain
                                            circumstances, a tax-free spin-off or similar
                                            transaction by USAi. See "Description of Capital Stock."

Controlling stockholder...................  USAi beneficially owns all the shares of our outstanding class B common stock, and immediately after this
                                            offering, will beneficially own approximately   % of our
                                            outstanding common stock, representing approximately   %
                                            of the total voting power of our common stock. See "Risk
                                            Factors--Our business is controlled by USAi and, as a
                                            result, our other stockholders will have little or no
                                            influence over stockholders' decisions," "--We may face
                                            potential conflicts of interest with USAi which may harm
                                            our business," "--USAi may sell its shares of our common
                                            stock in the future, which may depress our stock price"
                                            and "Principal Stockholders."

Use of proceeds...........................  We estimate that the net proceeds from this offering will be approximately $  million. We expect to use the
                                            net proceeds of this offering for general corporate
                                            purposes, including working capital to support the
                                            continued expansion of our operations, including
                                            expenses associated with enhancing our websites,
                                            advertising campaigns and other marketing efforts,
                                            capital expenditures and strategic acquisitions,
                                            although we currently have no commitments to make any
                                            acquisitions. See "Use of Proceeds."

Nasdaq National Market Symbol.............  "ROOM"

                             SUMMARY FINANCIAL DATA

    The following table presents summary financial data of our company and our predecessor business. The data was derived from our unaudited financial statements and our predecessor business' audited and unaudited (where indicated) combined financial statements, and reflects the operations and financial position of our company or our predecessor business at the dates and for the periods indicated. The table also presents summary unaudited pro forma combined condensed financial data for the year ended December 31, 1998 and as of and for the nine month period ended September 30, 1999. The pro forma combined condensed statements of operations data gives effect to the acquisition of substantially all the assets of our predecessor business and to the capital transactions that will occur in connection with this offering as if they had occurred on
January 1, 1998. The pro forma combined condensed balance sheet data gives effect to the capital transactions that will occur in connection with this offering as if they had occurred on September 30, 1999. Pro forma earnings per
share data is presented based on         shares of class B common stock issued
to USAi,         shares of class A common stock issued to the sellers of our predecessor business, which represents approximately 10% of the aggregate value of the equity of our company immediately prior to the closing of this offering
(see "Prospectus Summary--Our History"), and the         shares of class A
common stock issued in this offering, assuming no exercise of the overallotment option. The information in this table should be read in conjunction with the financial statements and accompanying notes and other financial data pertaining to our company and our predecessor business as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. For a further discussion of the pro forma adjustments, including the capital transactions that will occur in connection with this offering, see "Unaudited Pro Forma Combined Condensed Statements of Operations."

                                            PREDECESSOR
                                 ----------------------------------
                                               ACTUAL
                                 ----------------------------------
                                      YEAR ENDED DECEMBER 31,
                                 ----------------------------------
                                   1996         1997         1998
                                 --------     --------     --------

                                 (IN THOUSANDS, EXCEPT SHARE AND OTHER DATA)
STATEMENTS OF OPERATIONS
  DATA:
Net revenues................     $23,275      $34,758      $66,472
Operating costs and
  expenses:
  Cost of sales.............      16,003       23,284       45,818
  Selling, general and
    administrative (2)......       3,857        5,782        9,770
  Officers' distributions
    (2).....................       3,618        6,160       10,126
  Non-recurring acquisition
    related costs (3).......          --           --           --
  Amortization of goodwill
    (4).....................          --           --           --
                                 -------      -------      -------
    Total operating costs
      and expenses..........      23,478       35,226       65,714
                                 -------      -------      -------
  Operating profit (loss)...        (203)        (468)         758
Other income (expense):
  Interest and other, net...         257          447          911
  Gain on sale of
    securities..............          71           13           74
                                 -------      -------      -------
                                     328          460          985
                                 -------      -------      -------
Earnings (loss) before
  income taxes..............         125           (8)       1,743
Income tax expense (5)......          38            2            5
                                 -------      -------      -------
  Net earnings (loss).......     $    87      $   (10)     $ 1,738
                                 =======      =======      =======
  Basic and diluted earnings
    (loss) per share........
  Basic and diluted weighted
    average shares
    outstanding.............

OTHER DATA:
Total room nights sold......     183,000      223,000      442,000
Cities served (at end of
  period)...................          14           16           27
Internet generated sales
  (6).......................           6%          21%          44%
CASH FLOW DATA:
Operating activities........     $ 3,040      $   647      $ 8,849
Investing activities........        (390)        (897)      (4,214)
Financing activities........          --           --       (2,499)
EBITDA (7)..................     $  (150)     $  (384)     $   990

                                                        PREDECESSOR
                                              -------------------------------
                               PRO FORMA                  ACTUAL                     ACTUAL           PRO FORMA
                              ------------    -------------------------------    --------------    ---------------
                               YEAR ENDED       NINE MONTHS         PERIOD           PERIOD          NINE MONTHS
                              DECEMBER 31,    ENDED SEPT. 30,    JANUARY 1 TO      MAY 11 TO       ENDED SEPT. 30,
                                1998 (1)           1998          MAY 10, 1999    SEPT. 30, 1999       1999 (1)
                              ------------    ---------------    ------------    --------------    ---------------
                                                                 (UNAUDITED)
                                              -------------------------------------------------
                                                (IN THOUSANDS, EXCEPT SHARE AND OTHER DATA)
STATEMENTS OF OPERATIONS
  DATA:
Net revenues................    $66,472           $40,794          $ 37,701         $ 70,670          $ 108,371
Operating costs and
  expenses:
  Cost of sales.............     45,818            28,416            26,460           51,619             78,079
  Selling, general and
    administrative (2)......     10,020             6,580             5,571            8,958             14,688
  Officers' distributions
    (2).....................         --             1,818                --               --                 --
  Non-recurring acquisition
    related costs (3).......         --                --             7,357               --                 --
  Amortization of goodwill
    (4).....................     20,021                --                --            7,834             15,016
                                -------           -------          --------         --------          ---------
    Total operating costs
      and expenses..........     75,859            36,814            39,388           68,411            107,783
                                -------           -------          --------         --------          ---------
  Operating profit (loss)...     (9,387)            3,980            (1,687)           2,259                588
Other income (expense):
  Interest and other, net...        674               472               429              754              1,099
  Gain on sale of
    securities..............         74                 4               471               --                471
                                -------           -------          --------         --------          ---------
                                    748               476               900              754              1,570
                                -------           -------          --------         --------          ---------
Earnings (loss) before
  income taxes..............     (8,639)            4,456              (787)           3,013              2,158
Income tax expense (5)......         --                --                --            1,115                798
                                -------           -------          --------         --------          ---------
  Net earnings (loss).......    $(8,639)          $ 4,456          $   (787)        $  1,898          $   1,360
                                =======           =======          ========         ========          =========
  Basic and diluted earnings
    (loss) per share........    $                                                   $                 $
                                =======                                             ========          =========
  Basic and diluted weighted
    average shares
    outstanding.............
                                =======                                             ========          =========
OTHER DATA:
Total room nights sold......    442,000           310,000           295,000          556,000            851,000
Cities served (at end of
  period)...................         27                27                36               40                 40
Internet generated sales
  (6).......................         44%               40%               70%              84%                78%
CASH FLOW DATA:
Operating activities........                      $12,771          $ 17,223         $ 23,248
Investing activities........                       (2,893)          (20,027)        (145,117)(8)
Financing activities........                           --                --          129,813 (8)
EBITDA (7)..................                      $ 4,055          $ (1,568)        $ 10,277

                                                                AS OF SEPTEMBER 30, 1999
                                                     ----------------------------------------------
                                                       ACTUAL      PRO FORMA        AS ADJUSTED (9)
                                                     ----------   -----------       ---------------
BALANCE SHEET DATA:
Cash and cash equivalents..........................   $  7,944    $     7,944
Deferred revenue...................................     24,132         24,132
Net working capital (deficit) (10).................    (62,990)       (50,490)
Goodwill and other intangibles, net................    192,376        192,376
Total assets.......................................    208,507        208,507
Current liability for amounts due under purchase
  agreement (10)...................................     30,000         17,500
Net stockholders' equity (10)......................    131,634        144,134

--------------------------

(1) Pro forma statements of operations data gives effect to the elimination of officers' distributions and non-recurring acquisition related costs, amortization of acquisition related goodwill, interest expense and pro forma income taxes. Pro forma balance sheet data reflects the recapitalization of our capital stock and the capital contribution of $12.5 million by USAi for the satisfaction of our acquisition related liability. See "Unaudited Pro Forma Combined Condensed Statements of Operations."

(2) Our predecessor business distributed substantially all of its earnings before taxes to its officers and recorded the distributions as expense. We have new compensation arrangements with our officers and the expense related to those arrangements is included in selling, general and administrative costs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(3) Our predecessor business paid discretionary bonuses of $7.2 million to its employees and incurred $0.2 million of selling expense related directly to the acquisition.

(4) As a result of our acquisition of substantially all the assets of our predecessor business on May 10, 1999, we recorded goodwill of $200.2 million, representing the preliminary allocation to goodwill of the unallocated excess of acquisition costs over net assets acquired, which is being amortized over ten years. The pro forma information reflects the incremental amount of goodwill amortization as if the acquisition had taken place at the beginning of the periods presented. In connection with finalizing the purchase price allocation, we are currently evaluating the fair value of assets acquired and liabilities assumed. Using this information, we will make a final allocation of the excess purchase price. Accordingly, the purchase accounting information in this prospectus is preliminary. The sellers of our predecessor business are also entitled to other payments based on our future earnings which, if realized, will result in additional purchase price and goodwill. USAi has agreed to pay, on our behalf, the first $130.0 million of these payments (other than the $12.5 million payment we expect to make in the fourth quarter of 1999 for which we had accrued a liability at September 30, 1999). See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Transactions." The pro forma information does not reflect the incremental amount of goodwill amortization that will occur from the payment of any additional purchase price by us or USAi.

(5) During 1994 and as of January 1, 1997, our predecessor business elected to be taxed as a subchapter S corporation and as a result, did not pay federal income taxes. As of May 11, 1999, in connection with our acquisition of our predecessor business, we elected to be taxed as a subchapter C corporation.

(6) Reflects the percentage of revenues earned from hotel room bookings generated through our websites or our affiliated websites.

(7) EBITDA is defined as operating profit before depreciation and amortization of goodwill. Prior to the acquisition, EBITDA reflects officers' distributions and non-recurring acquisition related costs. EBITDA is presented in this prospectus because we believe it is a widely accepted valuation indicator for companies in our industry. EBITDA should not be considered in isolation or as a substitute for measures of financial performance or liquidity prepared in accordance with generally accepted accounting principles. EBITDA may not be comparable to calculations of similarly titled measures presented by other companies.

(8) For the period May 11 to September 30, 1999, cash flows used in investing activities includes $167.7 million of cash used in connection with our acquisition of our predecessor business. Cash flows from financing activities includes $129.8 million of net capital contributions by USAi.

(9) Balance sheet data is adjusted to give effect to the issuance of shares of class A common stock in this offering, assuming no exercise of the overallotment option.

(10) As of September 30, 1999, we reflect a $30.0 million current liability related to additional consideration in connection with the acquisition of our predecessor business. Of that amount, $12.5 million was funded by a capital contribution from USAi in November 1999. The pro forma balance sheet data reflects the elimination of $12.5 million of this liability.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS BEFORE DECIDING WHETHER TO INVEST IN OUR CLASS A COMMON STOCK. THESE ARE NOT THE ONLY RISKS WE FACE. SOME RISKS ARE NOT YET KNOWN TO US AND THERE ARE OTHERS WE DO NOT CURRENTLY BELIEVE ARE MATERIAL BUT COULD LATER TURN OUT TO BE SO. ALL OF THESE RISKS COULD ADVERSELY AFFECT OUR BUSINESS. THE TRADING PRICE OF OUR CLASS A COMMON STOCK COULD DECLINE BECAUSE OF GENERAL MARKET CONDITIONS OR IF ANY OR ALL OF THESE RISKS CAME TO PASS, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT. IN EVALUATING THE RISKS OF INVESTING IN OUR COMPANY, YOU SHOULD ALSO EVALUATE THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, INCLUDING OUR FINANCIAL STATEMENTS AND THE NOTES ACCOMPANYING THEM.

OUR SUCCESS DEPENDS ON OUR ARRANGEMENTS WITH OUR HOTEL SUPPLIERS.

    Our business is significantly dependent upon our ability to contract with hotels in advance for volume purchases and guaranteed availability. We rely on our hotel suppliers to provide us with rooms at wholesale prices. However, our contracts with our hotel suppliers are not exclusive and most of the contracts must be renewed annually. At times in the past, hotels have reduced our allotment of rooms or renewed contracts with us on less favorable terms and this may occur again in the future. If we are unable to maintain satisfactory relationships with our existing hotel suppliers or if our hotel suppliers establish similar or more favorable relationships with our competitors, our operating results and our business would be harmed. Furthermore, in order to maintain and grow our business, we will need to establish new arrangements with hotels in our existing markets and in new markets. We cannot assure you that we will be able to identify appropriate hotels or enter into agreements with those hotels on favorable terms or at all. This failure could harm the growth of our business, and consequently, our stock price. See "Business--Competition."

    In addition, there may be times when hotels have less excess capacity to sell. If we cannot provide reliable service or if we do not have adequate supply, we would not be able to meet the needs of our customers and our business could be harmed. These shortages would be particularly detrimental to our business results if we do not have available inventory during our peak seasons.

OUR SUCCESS DEPENDS ON THE CONTINUATION OF OUR AFFILIATIONS WITH OTHER TRAVEL
  SERVICE PROVIDERS.

    We derive significant benefits, including revenues and customer awareness, from our arrangements with leading travel websites on the Internet, such as Preview Travel, Microsoft's Expedia, Sabre's Travelocity, Pegasus System's TravelWeb, Cheap Tickets, Yupi.com and GetThere.com. Although we currently have affiliations with these travel websites, these websites may also compete with us for hotel bookings. If a substantial number of these websites were to terminate their affiliation with us, we would lose access to the visitors to their websites and as a result, we would lose access to potential customers. Alternatively, if our affiliates began to offer their own hotel accommodations or if they developed relationships with our competitors, we would face increased competition for customers. A loss of online exposure could also be detrimental to our ability to maintain or enhance our relationships with our hotel suppliers. See "--The travel industry, particularly the online travel services market, is highly competitive. We must compete successfully to attract customers and to maintain our arrangements with our hotel suppliers." We also have numerous alliances with travel agencies, travel clubs and other marketing organizations that we depend on to provide us with a broad market presence and customer base. However, we cannot assure you that any of these affiliations will continue, that our strategic affiliations will be successful or that we will be able to find suitable additions or replacements. The failure or loss of these affiliations would impair our growth strategy and could harm our business, financial condition or results of operations.

OUR OPERATING RESULTS FLUCTUATE AND THESE FLUCTUATIONS CAN BE UNPREDICTABLE. ANY FUTURE FLUCTUATIONS IN OUR OPERATING RESULTS MAY CAUSE OUR STOCK PRICE TO DECLINE.

    Our business is seasonal largely due to the travel patterns of our customers. As a result, our operating results fluctuate by quarter and we often have higher sales and gross profits in the fourth quarter because of heavy holiday travel. Although the seasonal sales cycle is fairly predictable, our operating results may vary year-to-year, depending upon changes in the economy or other factors affecting the travel industry generally. These fluctuations can be unpredictable and may cause our operating results and revenues to vary. In addition, we sometimes commit to purchase rooms from hotels and, in these instances, are not able to return unsold rooms. In the future, we may increase the number of rooms that we are committed to purchase. Our ability to sell rooms which we have committed to purchase from hotels depends on our ability to accurately predict demand for those rooms. If we do not correctly predict demand for hotel rooms which we are committed to purchase, we would be responsible for covering the cost of the rooms we are unable to sell. The losses relating to the lack of demand for rooms we have committed to purchase could be material.

    Our operating results also may fluctuate because of our reliance on leisure travelers, who are sensitive to discretionary spending levels and tend to curtail travel during general economic downturns. In addition, the travel industry generally can be unpredictable and is susceptible to events that may be unforeseen or beyond our ability to control. Other trends or events that tend to reduce leisure travel also are likely to harm our business. These may include:

    - bad weather or natural disasters;

    - fuel price increases;

    - travel-related accidents;

    - hotel, airline or other travel-related strikes; or

    - terrorism.

    We also expect to experience significant fluctuations in our future quarterly operating results due to a variety of additional factors, many of which we do not control. Factors that may adversely affect our quarterly operating results include, but are not limited to:

    - the number of rooms we are able to sell, whether those rooms are sold over the Internet, through our websites, our affiliates or travel agents and whether they are sold for peak or off-peak periods;

    - our ability to successfully replicate our business model in new markets;

    - our ability to develop strong brand recognition, build customer loyalty and attract new and repeat customers;

    - our ability to increase the level of traffic on our websites;

    - our ability to retain or expand our wholesale hotel supply arrangements, to obtain satisfactory discounts or to obtain sufficient inventory of rooms; and

    - the announcement or introduction of lower prices or new travel services and products by our competitors.

Any change in these factors, particularly affecting our principal destinations, could be detrimental to our operating results in future periods. Other events outside our control, including those set forth in other risk factors, may also cause us to experience significant fluctuations in revenues and operating results.

    For any of these reasons, or for other reasons we do not presently anticipate, it is possible that our operating results will be below market expectations, including the expectations of financial analysts and investors. If this occurs, it would have a material and adverse effect on the price of our class A common stock.

THE TRAVEL INDUSTRY, PARTICULARLY THE ONLINE TRAVEL SERVICES MARKET, IS HIGHLY COMPETITIVE. WE MUST COMPETE SUCCESSFULLY TO ATTRACT CUSTOMERS AND TO MAINTAIN OUR ARRANGEMENTS WITH OUR HOTEL SUPPLIERS.

    We primarily compete with other consolidators of hotel accommodations, online travel reservation services and entities that maintain travel-related websites. Although we currently have affiliations with many of these websites, we cannot assure you that these affiliations will continue in the future or that they will continue to be beneficial to our business. We also compete with traditional travel agencies and hotels. We may face more competition, directly or indirectly, from hotels as hotels enter the discount rate market or book discount accommodations through travel agents. Increasingly, hotels are offering travel products and services directly to consumers through their own websites, and we believe this trend will continue. Hotels and travel agents also may continue to rely upon central reservations systems. In addition, the proliferation of special rate offers by hotels may affect the rates that we can charge our customers, which would affect our profit margins and, in turn, our business results.

    Some of our actual and potential competitors may have competitive advantages, such as:

    - longer operating histories;

    - larger customer bases;

    - greater brand recognition;

    - more website traffic; or

    - significantly greater financial, marketing or other resources.

    Our competitors may enter into strategic or commercial relationships with each other or with other more established or well-financed companies. Our competitors may devote greater resources to marketing and promotional campaigns and substantially more resources to website and systems development. We purchase advertising from third parties and there can be no assurance that we will continue to be able to obtain the advertising we desire on terms and at rates consistent with the terms and rates we have obtained in the past. Announcements of technological innovations, new services, business relationships or acquisitions by our competitors could cause our stock price to decline. Our competitors also may be able to secure rooms and other travel accommodations from hotels and travel suppliers on more favorable terms. As a result, they potentially may be able to offer customers a greater selection at better prices. Increased competition could reduce our operating margins and profitability, result in loss of market share and diminish our brand recognition, which could harm our business. We cannot assure you that we will be able to compete successfully against current or future competitors. See "Business--Competition" for a discussion of our competition.

IF WE DO NOT SUCCESSFULLY MANAGE OUR RAPID GROWTH AND POTENTIAL FUTURE GROWTH, OUR BUSINESS COULD SUFFER.

    Our business has grown very quickly in its few years of operating. We have rapidly expanded our operations and anticipate further expansion. Since 1991, we have launched our online operations, expanded the number of destinations we offer and increased the number of hotels with which we have supply arrangements. These changes have increased our volume of sales and have placed, and we expect will continue to place, a strain on our management, operational and financial resources. We cannot assure you that we will be able to efficiently or effectively manage the growth of our operations and any failure to do so may have an adverse effect on our future growth and on our business generally.

    We expect to hire additional key personnel and support staff in the future. However, we cannot assure you that we will be able to identify or to hire the right individuals to manage our growth effectively.

CONTINGENT PAYMENTS MAY HAVE AN ADVERSE IMPACT ON OUR FUTURE OPERATING RESULTS.

    In connection with the acquisition of our predecessor business, we may be required to make payments to the sellers over the next three years. USAi has agreed with us to pay the first $130.0 million of these contingent payments (other than the $12.5 million payment we expect to make in the fourth quarter for which we had accrued a liability at September 30, 1999) on our behalf. We will be primarily liable for any payments in excess of that amount and secondarily responsible for any amounts USAi fails to pay. Any future payments, whether made by us or by USAi, will be treated as additional purchase price which, in turn, will increase our goodwill and amortization expense in future periods. We cannot estimate the impact of these payments upon net income in future periods. Because the formula for determining the amount of any additional purchase price results in higher payments to our President and Chief Executive Officer if near term earnings are maximized, this arrangement may create a conflict of interest among us, our management and USAi. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Transactions."

OUR ABILITY TO ATTRACT AND RETAIN KEY EMPLOYEES IS IMPORTANT TO OUR SUCCESS AND
  OUR FUTURE GROWTH.

    We depend substantially on the continued services and performance of our senior management, particularly David Litman, our Chief Executive Officer, and Robert Diener, our President, and some other key personnel. The loss of the services of either of these executive officers or other key employees could harm the management of our business and our operating results.

    Our future success also depends on our ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial, marketing and customer service personnel. Competition for such personnel is intense. We may not be able to attract, assimilate or retain sufficiently qualified personnel. This failure could adversely affect our business and impair our growth strategy.

IF WE DO NOT SUCCESSFULLY INTEGRATE FUTURE ACQUISITIONS, OUR BUSINESS MAY
  SUFFER.

    One part of our growth strategy is to broaden the scope and content of our existing business. We may do so by acquiring other businesses, including companies providing similar services in our existing markets or potential markets, internationally or domestically, or in other sectors of the travel industry. Future acquisitions would expose us to potential risks. These include risks associated with the:

    - assimilation of new operations, sites and personnel;

    - diversion of resources from our existing businesses, sites and technologies;

    - inability to generate revenues from new sites or content sufficient to offset associated acquisition costs;

    - doing business in international markets, including conversion of foreign currencies;

    - maintenance of uniform standards, controls, procedures and policies; and

    - impairment of relationships with employees, customers and hotel suppliers as a result of integration of new businesses.

    We also cannot be sure that the sellers of acquired businesses will accurately represent the results of operations, financial condition and business of their companies or will have the means to satisfy their indemnification obligations. If misrepresentations are made, we may have significant liabilities and none of the expected benefits as a result of the acquisition, and the acquisition could have a material adverse effect on our business, financial condition and results of operations. In addition, we may not be successful in overcoming these risks or any other problems encountered in connection with acquisitions, and even if we are successful in acquiring and integrating a business, the acquisition may be too time consuming or costly or otherwise unwise, which may affect our operating results. Our inability or failure to manage these risks could materially and adversely affect our business.

    Although we do not have current commitments with respect to any particular acquisition, our management regularly evaluates acquisition opportunities. See "Business--Our Growth Strategy" for more information about our acquisition strategy.

OUR BUSINESS IS CONTROLLED BY USAI AND, AS A RESULT, OUR OTHER STOCKHOLDERS WILL HAVE LITTLE OR NO INFLUENCE OVER STOCKHOLDERS' DECISIONS.

    We are currently a majority owned subsidiary of USAi. Following this
offering, USAi will own       shares of our class B common stock which has 15
votes per share. As a result of its ownership of our class B common stock, USAi will have the right to control the outcome of any matter submitted for the vote or consent of our stockholders, except for when a separate vote of the holders of class A common stock is required by Delaware law. Due to USAi's ability to control our board of directors, USAi may be able to cause changes in our business without seeking the approval of any other party and these changes may not be to the advantage of our company or in the best interest of our other stockholders. Accordingly, USAi will have the power to prevent, delay or cause a change in control of our company and could take other actions that might be favorable to USAi but not necessarily to other stockholders. Subject to applicable Delaware law, USAi will generally not be restricted with regard to its ability to control the election of our directors or to cause the amendment of our restated certificate of incorporation or restated bylaws or generally to exercise a controlling influence over our business and affairs, including any determinations with respect to mergers or other business combinations involving us, the acquisition or disposition of assets by us, future issuances of equity securities by us, the incurrence of indebtedness by us and the payment of dividends with respect to our common stock. We cannot assure you that USAi's ownership of our common stock or its relationship with us will not have a material adverse effect on our business, financial condition or results of operations, or on the market price of our class A common stock.

    Subject to applicable Delaware law, USAi could elect to sell all or a substantial portion of its equity interest in us to a third party, which would represent a controlling or substantial interest, without offering to our other stockholders the opportunity to participate in this transaction. In the event of a sale of USAi's interest to a third party, that third party may be able to control us in a manner that USAi is able to control us, including with respect to the election of a majority of the members of our board of directors. A sale to a third party also may adversely affect the market price of our class A common stock and may adversely affect our business, financial condition and results of operation. See "--Some of our shares will be eligible for future sale which may depress our stock price."

WE MAY FACE POTENTIAL CONFLICTS OF INTEREST WITH USAI WHICH MAY HARM OUR
  BUSINESS.

    Conflicts of interest may arise between us, on the one hand, and USAi and its affiliates, on the other hand, in areas relating to past, ongoing and future relationships, corporate opportunities, indemnity agreements, tax and intellectual property matters, potential acquisitions or financing transactions, sales or other dispositions by USAi of shares of our common stock held by it and the exercise by USAi of its ability to control our management and affairs. For example, USAi is engaged in a diverse range of media and entertainment related businesses, including businesses engaged in electronic and online commerce, such as Home Shopping Network, Ticketmaster Online-CitySearch and USA Networks Interactive, and these businesses may have interests that conflict or compete in some manner with our business. Subject to applicable Delaware law, USAi is under no obligation to share any future business opportunities available to it with us. Our restated certificate of incorporation includes provisions which provide that (a) USAi has no duty to refrain from engaging in the same or similar activities or lines of business as us, which permits USAi to compete with us,
(b) USAi, its officers, directors and employees are not liable to us or our stockholders for breach of any fiduciary duty by reason of any activities of USAi in competition with us and (c) USAi has no duty to communicate or offer corporate opportunities to us and is not liable for breach of any fiduciary duty as our stockholder in connection with these types of opportunities. In addition, USAi may transfer the shares of our class B common stock that it holds to any of its affiliates. We cannot assure you that any conflicts that may arise between us and USAi or any of its affiliates, any loss of a corporate opportunity to USAi that may otherwise be available to us or any engagement by USAi in any activity that is similar to our businesses will not harm our business, or negatively impact our financial condition or results of operations. See "Description of Capital Stock--Corporate Opportunities."

IF OUR SECURITY SYSTEM IS BREACHED, OUR BUSINESS AND REPUTATION COULD SUFFER.

    In our business, secured transmission of confidential information over public networks is essential to maintain consumer and supplier confidence. Although we employ measures such as encryption technology, our current security measures may not be adequate. Advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments may result in a compromise or breach of the methods we use to protect customer transactions and personal data, such as our customers' credit card numbers. A party who can circumvent our security might be able to steal or misuse this information or other proprietary information or cause interruptions in our operations. Security breaches could also expose us to a risk of loss or litigation and possible liability for failing to secure confidential customer or supplier information. If any compromise of our security were to occur, it could have a detrimental effect on our reputation and adversely affect our business. We also may be required to expend significant financial and other resources to protect against security breaches or to alleviate problems caused by breaches in the future. Furthermore, concerns about the security of transactions conducted on the Internet and the potential compromise of customer privacy may inhibit the growth of commercial online services as a means of conducting commercial transactions which, in turn, could adversely affect our business and the growth of our business.

WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY, WHICH COULD IMPEDE OUR
  SUCCESS.

    We regard our domain names and similar intellectual property as critical to our success. We rely on a combination of laws and contractual restrictions to establish and protect our proprietary rights. However, laws and contractual restrictions may not be sufficient to prevent misappropriation of intellectual property or deter others from developing similar technologies. Although we are pursuing the registration of our key trademarks in the United States, some of our trade names are not eligible to receive trademark protection. In addition, effective trademark protection may not be available or sought by us in every country where our products and services are available.

    We currently own the Internet domain names "www.hoteldiscount.com" and "www.180096hotel.com" as well as various other related names. However, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe or otherwise decrease the value of our domain names, which may hurt or otherwise adversely affect our business. In addition, the regulation of domain names in the United States and in foreign countries is subject to change. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may not be able to maintain the "www.hoteldiscount.com" or "www.180096hotel.com" domain names in all of the locations where we conduct business.

    We cannot be sure that the steps we have taken to protect our proprietary rights will be adequate or that third parties will not infringe or misappropriate our domain names and similar proprietary rights. As a result, we may be required to incur significant expenses preserving our rights. In the future, litigation may be necessary to enforce our intellectual property and contractual rights or to determine the validity and scope of the proprietary rights of others. In addition, other parties may assert claims of alleged infringement of trademarks and other intellectual property rights of third parties by us. Any litigation, regardless of merit or outcome, could result in substantial costs and diversion of management and technical resources, either of which could harm our business. If we do not prevail, we could be required to stop using our trade names or domain names or to pay damages. Failure to effectively protect our intellectual property could adversely affect our business and stock price or result in erosion of our brand name. See "Business--Proprietary Rights."

OUR BUSINESS MAY BE HARMED IF OUR INFRASTRUCTURE AND TECHNOLOGY ARE UNABLE TO
  HANDLE OUR GROWTH.

    We use an internally developed system that supports our websites and substantially all aspects of transaction processing, including making reservations and confirmations. We cannot be sure that our transaction-processing systems and network infrastructure will be able to accommodate future traffic levels on our websites. If we experience a substantial increase in our web traffic or in reservations beyond expected levels, we may need to expand and upgrade our technology, transaction-processing systems and network infrastructure further. Our business may be harmed if we are not be able to:

    - project accurately the rate or timing of these increases;

    - upgrade our systems and infrastructure fast enough to accommodate future traffic levels; or

    - integrate successfully any newly developed or purchased technology with our existing systems.

    In addition, online commerce is characterized by rapid technological change, changes in user and customer requirements and preferences and changes in industry standards and practices. Our existing technology and systems could become obsolete quickly because of the rapidly changing technologies of online commerce. We cannot be sure that we will be able to effectively upgrade and expand our transaction-processing systems in a timely manner or to successfully integrate any newly developed or purchased modules with our existing systems. Upgrading or expanding our systems would likely be expensive and time-consuming, and could negatively impact our operating results.

    Our ability to receive and fill orders through our call centers or online and to provide high-quality customer service largely depends on the efficient and uninterrupted operation of our computer and communications hardware systems. Our call center and substantially all of our computer and communications systems are located at a single facility in Dallas. Our systems and operations are vulnerable to damage or interruption from human error, fire, flood, power loss, telecommunications failure, break-ins, sabotage, intentional acts of vandalism, natural disasters and similar events. We currently do not have redundant systems and do not carry sufficient business interruption insurance to compensate us for losses that may occur. Despite our implementation of network security measures, our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of data or the inability to accept and confirm customer reservations. In addition, although we back up data on a regular basis, we do not have a formal disaster recovery plan. See "Business--Technology" for a discussion of our technology.

    Furthermore, our current and planned personnel, systems, procedures and controls may be inadequate to support our future growth which could disrupt our business and have an adverse effect on our results of operations. If our business continues to grow, we may not be able to answer all calls or service all inquiries adequately which could impair the quality of our service. Capacity constraints could cause unanticipated system disruptions, slower response times, poor customer service, impaired quality and speed of reservations and confirmations and delays in reporting accurate financial information. These factors could result in our losing customers and, in turn, our arrangements with our hotel suppliers. In addition, our management may be consumed by dealing with these and other operational issues as we grow, and as a result, our management may not be able to identify, manage and exploit existing and potential market opportunities successfully. Any or all of these factors could seriously harm our operations and adversely affect our business and our growth strategy.

OUR SUCCESS DEPENDS ON THE CONTINUED GROWTH OF ONLINE COMMERCE AND OUR ONLINE
  SALES.

    The success of our business could be adversely affected if online commerce, and our online sales, do not continue to grow. Our future revenues and profits depend, to a large degree, upon the widespread acceptance and use of the Internet and online services as a medium for commerce by customers and sellers. The future demand for and acceptance of products and services delivered over the Internet is uncertain. A sufficiently broad base of customers may not accept, or continue to use, the Internet as a medium of commerce because of security concerns or other reasons. For us to achieve significant growth, customers who have historically used traditional means of commerce will instead need to elect to purchase products and services online. Our success also depends in part on customers choosing to make their hotel reservations over the Internet rather than in person or through a more traditional travel service. Furthermore, our revenues and profits depend on customers visiting our website and actually making hotel reservations. Customers could potentially use our website for information but choose to book accommodations directly from hotels or elsewhere. If online commerce does not grow or if our online sales do not continue to improve, our business may be adversely affected.

OUR BUSINESS DEPENDS ON THE INFRASTRUCTURE OF THE INTERNET TO FUNCTION PROPERLY. IF THE INTERNET OR OUR TECHNOLOGY FAILS TO PERFORM, OUR BUSINESS MAY BE HARMED.

    Our business depends, to a large degree, on the ability of our customers to access our websites and to book their hotel reservations through our websites or affiliated websites. If customers are unable to access any or all of these websites, our business would be harmed. Our success will depend upon the development and maintenance of the Internet's infrastructure to cope with the expected increased traffic on the Internet. This will require a reliable network backbone with the necessary speed, data capacity and security, and the timely development of complementary products, such as high-speed modems, for providing reliable Internet access and services. We cannot assure you that the infrastructure for the Internet and other online services will be able to support the demands placed upon them.

    Major online service providers and the Internet itself have experienced outages and other delays as a result of software and hardware failures and could face outages and delays in the future. If significant outages and delays occur, these occurrences are likely to affect the level of Internet usage, consumer and supplier confidence and the processing of transactions. Furthermore, any system interruptions that result in the loss of data, the unavailability of our websites or reduced performance of our reservation system would reduce the volume of reservations and the attractiveness of our service offerings, which could have a negative impact on our business and, as a result, our stock price. It is unlikely that we could make up for the level of orders lost in those circumstances by increased phone orders.

    In addition, the Internet could lose its viability by reason of delays in the development or adoption of new standards to handle increased levels of activity or of increased government regulation. The adoption of new standards or government regulation also may require us to incur substantial compliance costs. See "--Changing government regulations and legal uncertainties may impair our future growth and harm our business." If use of the Internet and other online services does not continue to grow or grows more slowly than expected, or if the infrastructure for the Internet and other online services does not effectively support the growth that may occur, or if the Internet and other online services do not become a viable commercial marketplace, our business, prospects, financial condition and results of operations could be adversely affected.

WE RELY ON THIRD PARTY SYSTEMS AND SERVICES AND OUR BUSINESS MAY SUFFER IF THEY ARE UNAVAILABLE IN THE FUTURE OR IF THEY NO LONGER OFFER QUALITY PERFORMANCE.

    We rely on some third-party computer systems and third-party service providers, including the infrastructure and database of those Internet sites with which we have relationships, our websites and our call center operations. We also are dependent on major credit card companies to process payment for our transactions. Any interruption or termination in these third-party services or a deterioration in their performance could seriously disrupt our business and negatively impact our operating results. If our arrangement with any of these third parties is terminated, we may not find an alternative source of systems support on a timely basis or on commercially reasonable terms which would harm our business and our growth.

SOME OF THE SERVICES OR SYSTEMS WE RELY ON MAY NOT BE YEAR 2000 COMPLIANT, WHICH COULD RESULT IN A BREAKDOWN IN OUR OPERATIONS OR POTENTIAL LITIGATION.

    The risks posed by Year 2000 issues could hurt our business in a number of significant ways. Although we believe that our systems are Year 2000 compliant, our information technology system could be substantially impaired or cease to operate due to unanticipated or unforseen Year 2000 problems. Year 2000 issues may impact other entities with which we do business, including, for example, those responsible for maintaining telephone and Internet communications. We rely on information technology and services supplied by third parties, and the hotels and other parties we have relationships with are also heavily dependent on information technology systems and on their own third party vendors' systems. Year 2000 problems experienced by us or any third parties could negatively impact our business. The Internet also could face serious disruptions arising from Year 2000 problems which may negatively impact our business operations. As a result of Internet problems or other problems arising from Year 2000 difficulties, consumers may not be able to visit our websites. Given the pervasive nature of the Year 2000 problem, disruptions in other industries and in the travel industry generally may materially adversely affect our business. We are not able to predict the effect of the Year 2000 problem on us or on other entities, and we cannot be sure that a failure of our systems or on the systems that we rely upon will not have an adverse effect on our business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000."

THERE IS UNCERTAINTY REGARDING HOW NEW OR EXISTING TAX LAWS MAY AFFECT OUR BUSINESS AND OUR INDUSTRY.

    Changes in tax laws, determinations, or interpretations that result in significant additional taxes on our business could have an adverse effect on our cash flows and results of operations. There is currently great uncertainty as to whether or how existing laws governing sales and other taxes apply to the Internet and commercial online services. For example, tax authorities in a number of states, as well as a Congressional advisory commission, are currently reviewing the appropriate tax treatment of companies engaged in online commerce, and new tax regulations may subject us to, among other things, additional state sales and income taxes. These issues may take years to resolve. Any new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to online commerce could result in significant additional taxes on our business. These additional taxes could negatively affect our cash flows and results of operations. See "Business--Government Regulation."

    Federal legislation imposing some limitations on the ability of states to impose taxes on Internet-based sales was enacted in 1998. The Internet Tax Freedom Act, as this legislation is known, imposes a three-year moratorium on state and local taxes on electronic commerce (unless these taxes were in effect prior to October 1, 1998) but only where these taxes are discriminatory on Internet access. It is possible that the legislation will not be renewed when it terminates in October 2001. Failure to renew the legislation could allow state and local government to impose taxes on Internet-based sales, and these taxes could harm our business and our growth.

    We file tax returns in some states based on applicable statutory requirements. One or more states could seek to impose additional income tax obligations or sales tax collection obligations on out-of-state companies, such as ours, which engage in or facilitate online commerce. A number of proposals have been made at state and local levels that could impose these taxes on the sale of products and services online or the income derived from these sales. These proposals, if adopted, could substantially impair the growth of online commerce and as a result, harm our business. In addition, there is uncertainty as to how certain state taxes should be applied to the sale of hotel rooms by consolidators such as ourselves. Changes in policy regarding the state tax applicable to our transactions could harm our business. Furthermore, there is a possibility that we may be subject to significant taxes and penalties for any past failures to comply with these requirements.

CHANGING GOVERNMENT REGULATIONS AND LEGAL UNCERTAINTIES MAY IMPAIR OUR FUTURE GROWTH AND HARM OUR BUSINESS.

    Some segments of the travel industry are heavily regulated by the United States and other governments. Accordingly, some of the services offered by us are affected by these regulations. All of our services are subject to federal and state consumer protection laws and regulations prohibiting unfair and deceptive trade practices. These consumer protection laws could result in substantial compliance costs and interfere with the conduct of our business. We are also subject to regulations applicable to businesses generally and laws or regulations applicable to online commerce. Currently, few laws and regulations directly apply to the Internet and commercial online services. However, it is possible that laws and regulations may be adopted with respect to the Internet or commercial online services covering issues such as user privacy, pricing, content, copyrights, distribution, antitrust and characteristics and quality of products and services. Further, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws. These types of laws would likely impose additional burdens on companies conducting business online.

    The adoption of any additional laws or regulations may decrease the growth of the Internet or commercial online services. In turn, this could decrease the demand for our products and services and increase our cost of doing business, or otherwise hurt our business. In addition, the applicability to online commerce of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve.

WE MAY NEED ADDITIONAL MONEY TO FUND OUR BUSINESS AND OPERATING EXPENSES, WHICH MAY NOT BE AVAILABLE TO US ON FAVORABLE TERMS, IF AT ALL.

    Based on our current operating plan, we anticipate that the net proceeds of this offering, together with our available funds, will be sufficient to satisfy our anticipated needs for working capital, capital expenditures and business expansion for the foreseeable future. We may, however, need to raise additional funds if our needs or circumstances change. For example, we may need to raise additional money sooner in order to fund more rapid expansion, to develop new or enhanced services, or to respond to competitive pressures. If we raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our stockholders will be diluted. Any new securities also could have rights, preferences and privileges senior to those of our common stock.

    Alternatively, we may need to obtain other forms of financing. We currently do not have any commitments for additional financing. We cannot be certain that additional financing will be available in the future to the extent required or that, if available, it will be on acceptable terms. If adequate funds are not available on acceptable terms when needed, our business may be adversely affected.

OUR EXPANSION INTO INTERNATIONAL MARKETS MAY MAKE US SUSCEPTIBLE TO GLOBAL ECONOMIC FACTORS, FOREIGN TAX LAW ISSUES, FOREIGN BUSINESS PRACTICES AND CURRENCY FLUCTUATIONS.

    Our addition of international destinations may require us to make significant investments to develop relationships in these locations for an extended period of time before we realize returns on these investments, if any. Offering international destinations may subject us to particular risks, including:

    - a decrease in tourism due to adverse political and economic conditions;

    - fluctuations in the value of the U.S. dollar relative to other currencies;

    - potentially adverse tax consequences;

    - reduced protection for intellectual property rights and domain names in some countries; and

    - additional regulatory requirements.

    If we do not realize our expected results from international operations, it could have an adverse effect on our business, operating results and financial position.

OUR STOCK MAY BE VOLATILE, WHICH COULD CAUSE THE VALUE OF YOUR INVESTMENT IN OUR COMPANY TO DECLINE.

    Prior to this offering, you could not buy or sell our class A common stock publicly. An active market for our class A common stock may not develop or be sustained after this offering. With the underwriters, we will determine the offering price for our class A common stock. That price may bear no relationship to the price at which the class A common stock will trade after completion of this offering. The market price of our class A common stock is likely to be volatile and could be subject to significant fluctuations in response to factors such as the following, some of which are beyond our control:

    - quarterly variations in our operating results;

    - operating results that vary from the expectations of securities analysts and investors;

    - changes in expectations as to our future financial performance;

    - changes in market valuations of other travel, Internet or online service companies;

    - announcements of technological innovations or new services by us or our competitors;

    - announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

    - loss of several of our hotel room supply arrangements;

    - additions or departures of key personnel; and

    - future sales of our common stock.

    Domestic and international stock markets often experience extreme price and volume fluctuations. These fluctuations, as well as general political and economic conditions, such as a recession or interest rate or currency rate fluctuations, may adversely affect the market price of our class A common stock.

    The market prices for stocks of Internet-related and technology companies, particularly following an initial public offering, frequently experience wide fluctuations and reach levels that bear no relationship to the operating performance of these companies. These market prices generally are not sustainable and are subject to wide variations. If our class A common stock trades to these levels following this offering, it likely will thereafter experience a material decline.

    In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may be the target of similar litigation in the future. Securities litigation, regardless of merit or outcome, could result in substantial costs and divert management's attention and resources and have a material adverse effect on our business, financial condition and results of operations. We could be required to pay substantial damages, including punitive damages, if we were to lose a lawsuit.

SOME OF OUR SHARES WILL BE ELIGIBLE FOR FUTURE SALE WHICH MAY DEPRESS OUR STOCK PRICE.

    Prior to this offering, there has been no market for our class A common stock, and we cannot assure you that a significant public market for our class A common stock will develop or be sustained after this offering. Future sales of substantial amounts of our class A common stock, including shares issued upon conversion of our class B common stock, in the public market after this offering, or the anticipation of those sales, could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

    Upon completion of this offering, we will have       shares of our class A
common stock outstanding, assuming no exercise of the underwriters'
overallotment option, and       shares of our class B common stock outstanding.
Shares of class B common stock, however, are convertible for class A common stock on a share-for-share basis at the election of the holder. Of the shares of class A common stock expected to be outstanding after this offering (plus any additional shares sold upon exercise of the underwriters' overallotment option), all of the shares sold in this offering will be freely transferable without restriction under the Securities Act, unless they are held by "affiliates" of our company as that term is used under the Securities Act. All shares of our class A common stock held by our affiliates are control securities. The shares of our class A common stock issued to Messrs. Litman and Diener immediately prior to this offering, the shares of our class A common stock issuable upon conversion of the class B common stock and all of the outstanding shares of our class B common stock owned by USAi also will be "restricted securities" as that term is defined in Rule 144 of the Securities Act. Restricted and control securities may not be sold in the public market unless they qualify for an exemption from registration under Rule 144 or Rule 701 or another exemption under the Securities Act. In addition to the limitations of the Securities Act, Messrs. Litman and Diener and USAi have agreed not to sell or otherwise dispose of any of their shares of our capital stock for a period of 180 days after the date of this prospectus without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation. See "Shares Eligible for Future Sale" and "Underwriting."

USAI MAY SELL ITS SHARES OF OUR COMMON STOCK IN THE FUTURE, WHICH MAY DEPRESS OUR STOCK PRICE.

    Subject to applicable federal securities laws and the restrictions set forth below, after completion of this offering, USAi may convert its shares of our class B common stock at any time into shares of class A common stock on a share-for-share basis. USAi also may transfer its class B common stock to its affiliates, sell any portion, including substantially all or all, of the shares of our class A common stock beneficially owned by it or distribute any or all of these shares of our class A common stock to its stockholders. See "Description of Capital Stock." Any sales or distributions by USAi of a substantial amount of our class A common stock in the public market or to its stockholders, or the perception that these transfers, sales or distributions could occur, could adversely affect the prevailing market prices for our class A common stock. USAi is not subject to any obligation to retain any portion of its controlling interest in our company, except that USAi has agreed not to sell or otherwise dispose of any shares of our capital stock for a period of 180 days after the date of this prospectus without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation. See "Underwriting."

    We cannot assure you that USAi will maintain its beneficial ownership of our common stock owned by it following this offering for any period of time. Moreover, we cannot assure you that in any transfer by USAi of its controlling interest in our company, you or any other holders of our common stock will be able to participate in this transaction or will realize any premium or other amounts with respect to the sale.

INVESTORS WHO PURCHASE OUR CLASS A COMMON STOCK IN THIS OFFERING WILL SUFFER AN IMMEDIATE DILUTION OF THEIR INVESTMENT.

    The initial public offering price is expected to be substantially higher than the book value per share of the outstanding classes of our common stock. Assuming an initial public offering price of $ per share, investors purchasing shares of our class A common stock in this offering will incur immediate, substantial dilution of their investment of approximately $ per share. See "Dilution."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains "forward-looking statements" within the meaning of the securities laws. We have based these forward-looking statements on our current expectations and projections about future events, based on the information currently available to us. These forward-looking statements are principally contained in the sections "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." The forward-looking statements include, among other things, statements relating to our anticipated financial performance, business prospects, new developments, new strategies and similar matters.

    These forward-looking statements are subject to risks, uncertainties and assumptions, that may affect the operations, performance, development and results of our business and include, but are not limited to, the risk factors described under the section "Risk Factors" in this prospectus and the following:

    - material adverse changes in economic conditions in our markets;

    - future regulatory actions and conditions in our operating areas;

    - competition from others;

    - successful integration of our divisions' management structures;

    - product demand and market acceptance;

    - the ability to protect proprietary information and technology or to obtain necessary licenses on commercially reasonable terms; and

    - obtaining and retaining key executives and employees.

    We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this prospectus may not prove correct.

                                USE OF PROCEEDS

    Assuming an initial public offering price of $ per share, we estimate that we will receive approximately $ million in net proceeds from the sale of shares in this offering, after we deduct underwriting discounts and commissions and an estimated $ in expenses payable by us. If the underwriters exercise their overallotment option in full, we would receive approximately $ million. We expect to use the net proceeds of this offering for general corporate purposes, including working capital to support the continued expansion of our operations, including expenses associated with enhancing our websites, advertising campaigns and other marketing efforts, capital expenditures and strategic acquisitions, although we currently have no commitments to make any acquisitions.

    As of the date of this prospectus, we cannot specify with certainty the particular uses for the net proceeds we will receive upon the completion of this offering. Accordingly, our management will have broad discretion in the application of the net proceeds. Pending these uses, we intend to invest the net proceeds from this offering in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

    We do not expect to declare or pay dividends on our common stock in the foreseeable future. We currently anticipate that we will retain any future earnings for use in our business.

                                 CAPITALIZATION

    The following table shows our actual and pro forma capitalization as of September 30, 1999 and our capitalization as of September 30, 1999 if the capital transactions that will occur in connection with this offering, which are described in the Unaudited Pro Forma Combined Condensed Statements of Operations, had occurred as of September 30, 1999. You should read this table together with the financial statements and accompanying notes included in this prospectus beginning on page F-1 and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                   AS OF SEPTEMBER 30, 1999
                                                             -------------------------------------
                                                              ACTUAL    PRO FORMA(1)   AS ADJUSTED
                                                                        (IN THOUSANDS)
Cash.......................................................  $  7,944     $  7,944        $
                                                             ========     ========        ======
Long-term obligations, less current portion................  $     --     $     --        $   --

Stockholders' equity:
Common Stock:
  Class A common stock, $0.01 par value;       shares
    authorized, actual, pro forma and as adjusted;
    shares issued and outstanding, actual and as
    adjusted...............................................
  Class B common stock, $0.01 par value;       shares
    authorized, actual, pro forma and as adjusted;
    shares issued and outstanding, actual and as
    adjusted...............................................
Additional paid-in-capital.................................   129,813      142,313
Accumulated other comprehensive loss.......................       (77)         (77)
Retained earnings..........................................     1,898        1,898
                                                             --------     --------        ------
Total stockholders' equity.................................   131,634      144,134
                                                             --------     --------        ------
    Total capitalization...................................  $131,634     $144,134        $
                                                             ========     ========        ======

------------------------

(1) Pro forma capitalization reflects a capital contribution by USAi in November 1999 to pay a $12.5 million liability to the sellers of our predecessor business based on the attainment of financial targets during our fiscal quarter ended September 30, 1999.

                                    DILUTION

    As of September 30, 1999, our pro forma net tangible book value was approximately $ , or $ per share of common stock. "Pro forma net tangible book value per share" represents net tangible assets (total tangible assets less total liabilities) divided by the total number of shares of common stock outstanding before this offering. Without taking into account any changes in net tangible book value after September 30, 1999, other than (1) to give effect to this offering and (2) the capital transactions that will occur in connection with this offering, which are described in Unaudited Pro Forma Combined Condensed Statements of Operations, the adjusted pro forma net tangible book value of the common stock as of September 30, 1999 would have been approximately
$      , or $      per share. The following table shows the effect of the
offering as if it had occurred at September 30, 1999 and illustrates the immediate increase in pro forma net tangible book value of $ per share to existing shareholders and immediate dilution of $ per share to new investors purchasing shares at the initial public offering price:

Assumed initial public offering price per share.............                $
  Pro forma net tangible book value per share as of
    September 30, 1999......................................     $
  Increase in pro forma net tangible book value per share
    attributable to the offering............................     $
  Pro forma net tangible book value per share as adjusted
    for this offering.......................................     $
Dilution per share to new investors in this offering........                $

    The calculation in the table above excludes       shares issuable upon
exercise of the underwriters' overallotment option.

    The following table summarizes the number and percentage of shares of our common stock purchased, the amount and percentage of consideration paid, and the average price per share paid by existing shareholders and by new investors purchasing shares of our class A common stock in this offering, assuming an initial public offering price of $ per share.

                                                                                  TOTAL
                                                                              CONSIDERATION
                                                      SHARES PURCHASED            PAID            AVERAGE
                                                     -------------------   -------------------   PRICE PER
                                                      NUMBER    PERCENT     AMOUNT    PERCENT      SHARE
Existing shareholders..............................
  Class A common stock.............................
  Class B common stock.............................
New investors (1)..................................
  Class A common stock.............................
      Total........................................               100.0%                100.0%
                                                                 ======                ======

------------------------

(1) If the underwriters' overallotment is exercised in full, the number of
    shares held by new investors will be increased to       or   % of the total
    shares of all classes of common stock to be outstanding after this offering.

                            SELECTED FINANCIAL DATA

    The following table presents selected financial data of our company and our predecessor business. The data was derived from our unaudited financial statements and our predecessor business' audited and unaudited (where indicated) combined financial statements, and reflects the operations and financial position of our company or our predecessor business at the dates and for the periods indicated. The combined financial statements as of and for the four year period ended December 31, 1998 were audited by Grant Thornton LLP, independent certified public accountants. The information in this table should be read in conjunction with the financial statements and accompanying notes and other financial data pertaining to our company and our predecessor business as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

    On May 10, 1999, we acquired substantially all the assets and liabilities of our predecessor business. We accounted for this acquisition using the purchase method of accounting.

                                                                      PREDECESSOR
                                    --------------------------------------------------------------------------------
                                                                                                NINE
                                                                                               MONTHS       PERIOD       PERIOD
                                                    YEAR ENDED DECEMBER 31,                     ENDED     JANUARY 1    MAY 11 TO
                                    -------------------------------------------------------   SEPT. 30,   TO MAY 10,   SEPT. 30,
                                       1994         1995       1996       1997       1998       1998         1999         1999
                                    (UNAUDITED)                                                           (UNAUDITED)
                                                                                              -----------------------------------
                                                             (IN THOUSANDS, EXCEPT SHARE AND OTHER DATA)
STATEMENTS OF OPERATIONS DATA:
Net revenues......................     $9,355     $17,121    $23,275    $34,758    $66,472    $ 40,794     $37,701      $ 70,670
Operating costs and expenses:
  Cost of sales...................      7,117      12,358     16,003     23,284     45,818      28,416      26,460        51,619
  Selling, general and
    administrative (1)............      2,032       2,986      3,857      5,782      9,770       6,580       5,571         8,958
  Officers' distributions (1).....        300       1,996      3,618      6,160     10,126       1,818          --            --
  Non-recurring acquisition
    related costs (2).............         --          --         --         --         --          --       7,357            --
  Amortization of goodwill (3)....         --          --         --         --         --          --          --         7,834
                                       ------     -------    -------    -------    -------    --------     -------      --------
Total operating costs and
  expenses........................      9,449      17,340     23,478     35,226     65,714      36,814      39,388        68,411
                                       ------     -------    -------    -------    -------    --------     -------      --------
Operating profit (loss)...........        (94)       (219)      (203)      (468)       758       3,980      (1,687)        2,259
Other income (expense):
  Interest and other, net.........          1         186        257        447        911         472         429           754
  Gain on sale of securities......         --          --         71         13         74           4         471            --
                                       ------     -------    -------    -------    -------    --------     -------      --------
                                            1         186        328        460        985         476         900           754
                                       ------     -------    -------    -------    -------    --------     -------      --------
Earnings (loss) before income
  taxes...........................        (93)        (33)       125         (8)     1,743       4,456        (787)        3,013
Income tax (expense) benefit
  (4).............................          3           9        (38)        (2)        (5)         --          --        (1,115)
                                       ------     -------    -------    -------    -------    --------     -------      --------
Net earnings (loss)...............     $  (90)    $   (24)   $    87    $   (10)   $ 1,738    $  4,456     $  (787)     $  1,898
                                       ======     =======    =======    =======    =======    ========     =======      ========
Basic and diluted earnings per
  share...........................                                                                                      $
                                                                                                                        ========
Basic and diluted weighted average
  shares outstanding..............
                                                                                                                        ========
Pro forma tax information (4):
  Historical earnings (loss)
    before income tax expense.....                                                 $ 1,743    $  4,456     $  (787)
Pro forma income tax expense......                                                     645       1,649          --
                                                                                   -------    --------     -------
Pro forma net earnings (loss).....                                                 $ 1,098    $  2,807     $  (787)
                                                                                   =======    ========     =======

                                                                      PREDECESSOR
                                    --------------------------------------------------------------------------------
                                                                                                NINE
                                                                                               MONTHS       PERIOD       PERIOD
                                                    YEAR ENDED DECEMBER 31,                     ENDED     JANUARY 1    MAY 11 TO
                                    -------------------------------------------------------   SEPT. 30,   TO MAY 10,   SEPT. 30,
                                       1994         1995       1996       1997       1998       1998         1999         1999
                                    (UNAUDITED)                                                           (UNAUDITED)
                                                                                              -----------------------------------
                                                             (IN THOUSANDS, EXCEPT SHARE AND OTHER DATA)
OTHER DATA:
Total room nights sold............     102,000     171,000    183,000    223,000    442,000    310,000      295,000      556,000
Cities served (at end of
  period).........................          15          15         14         16         27         27           36           40
Internet generated sales (5)......          --          --          6%        21%        44%        40%          70%          84%
CASH FLOW DATA:
Operating activities..............    $  1,192    $  1,795   $  3,040   $    647   $  8,849   $ 12,771     $ 17,223     $ 23,248
Investing activities..............      (1,221)     (1,718)      (390)      (897)    (4,214)    (2,893)     (20,027)    (145,117)
Financing activities..............        (280)         --         --         --     (2,499)        --           --      129,813
EBITDA (6)........................    $    (74)   $   (193)  $   (150)  $   (384)  $    990   $  4,055     $ (1,568)    $ 10,277
BALANCE SHEET DATA:
Cash and cash equivalents.........    $    350    $    428   $  3,078   $  2,828   $  4,964   $ 12,706          n/m     $  7,944
Deferred revenue..................         844       1,305      1,470      3,278      7,299     11,386          n/m       24,132
Net working capital (deficit)
  (7).............................        (543)       (483)      (463)      (532)    (1,856)     3,468          n/m      (62,990)
Goodwill and other intangibles,
  net.............................          --          --         --         --         --         --                   192,376
Total assets......................       1,801       4,013      7,105      7,958     14,544     20,528          n/m      208,507
Current liability for amounts due
  under purchase agreement (7)....                                                                                        30,000
Net stockholders' equity
  (deficit).......................        (492)       (384)      (295)       (54)      (852)    (4,402)         n/m      131,634

--------------------------

(1) Our predecessor business distributed substantially all of its earnings before taxes to its officers and recorded the distributions as expense. We have new compensation arrangements with our officers and the expense related to those arrangements is included in selling, general and administrative costs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(2) Our predecessor business paid discretionary bonuses of $7.2 million to its employees and incurred $0.2 million of selling expense related directly to the acquisition.

(3) As a result of our acquisition of substantially all the assets of our predecessor business on May 10, 1999, we recorded goodwill of $200.2 million, representing the preliminary allocation to goodwill of the unallocated excess of acquisition costs over net assets acquired, which is being amortized over ten years. In connection with finalizing the purchase price allocation, we are currently evaluating the fair value of assets acquired and liabilities assumed. Using this information, we will make a final allocation of the excess purchase price. Accordingly, the purchase accounting information in this prospectus is preliminary. The sellers of our predecessor business are also entitled to other payments based on our future earnings, which, if realized, will result in additional purchase price and goodwill. USAi has agreed to pay, on our behalf, the first $130.0 million of these contingent payments (other than the $12.5 million payment we expect to make in the fourth quarter of 1999 for which we had accrued a liability at September 30, 1999). See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Transactions."

(4) During 1994 and as of January 1, 1997, our predecessor business elected to be taxed as a subchapter S corporation and as a result, did not pay federal income taxes. As of May 11, 1999, in connection with our acquisition of our predecessor business, we elected to be taxed as a subchapter C corporation. Pro forma tax information reflects net income calculated as if we had been taxed as a subchapter C corporation for 1998 through May 10, 1999.

(5) Reflects the percentage of revenues earned from hotel room bookings generated through our websites or our affiliated websites.

(6) EBITDA is defined as operating profit before depreciation and amortization of goodwill. Prior to the acquisition, EBITDA reflects officers' distributions and non-recurring acquisition related costs. EBITDA is presented in this prospectus because we believe it is a widely accepted valuation indicator for companies in our industry. EBITDA should not be considered in isolation or as a substitute for measures of financial performance or liquidity prepared in accordance with generally accepted accounting principles. EBITDA may not be comparable to calculations of similarly titled measures presented by other companies.

(7) As of September 30, 1999, we reflect a $30.0 million current liability related to additional consideration in connection with the acquisition of our predecessor business. Of that amount, $12.5 million was funded by a capital contribution from USAi in November 1999.

        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS

    The following unaudited pro forma combined condensed statements of operations have been prepared to give effect to the following capital transactions that will occur in connection with this offering:

    (1) the acquisition of substantially all the assets of our predecessor business, which was accounted for under the purchase method of accounting;

    (2) the issuance of       shares of our class A common stock to the sellers
       of our predecessor business immediately prior to the closing of this offering;

    (3) the issuance of our class A common stock in this offering, assuming no exercise of the overallotment option; and

    (4) the recapitalization of our capital stock.

    The pro forma combined condensed statements of operations reflect some assumptions regarding these transactions and the acquisition and are based on the historical statement of operations of our company and the historical combined statements of operations of our predecessor business. The combined condensed statements of operations, including the notes accompanying them, are qualified in their entirety by reference to, and should be read in conjunction with, the audited and unaudited combined financial statements, including the notes accompanying them, of our predecessor business, and the unaudited financial statements, including the notes accompanying them, of our company, all of which are included in this prospectus.

    The pro forma combined condensed statement of operations for the nine months ended September 30, 1999 reflects the unaudited combined statement of operations of our predecessor business for the period January 1 to May 10, 1999 and the unaudited statement of operations of our company for the period May 11 to September 30, 1999, including the pro forma effects of the acquisition referred to in item (1) above and the capital transactions referred to in items (2) through (4) above, that will occur in connection with this offering as if such transactions had occurred as of January 1, 1998.

    The pro forma combined condensed statement of operations for the year ended December 31, 1998 reflects the audited combined statement of operations of our predecessor business for the year ended December 31, 1998, including the pro forma effects of the acquisition referred to in item (1) above and the capital transactions referred to in items (2) through (4) above, that will occur in connection with this offering as if such transactions had occurred as of January 1, 1998.

    We are in the process of evaluating the fair value of assets acquired and liabilities assumed in the acquisition in order to make a final allocation of the excess purchase price, including allocation to intangibles other than goodwill. Accordingly, the purchase accounting information included in this prospectus is preliminary.

    The pro forma combined condensed statements of operations are presented for illustrative purposes only and are not necessarily indicative of the results of operations which would have actually been reported had these transactions occurred as of January 1, 1998, nor are these condensed statements of operations necessarily indicative of our future financial results of operations.

                        HOTEL RESERVATIONS NETWORK, INC.

        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS

 NINE MONTHS ENDED SEPTEMBER 30, 1999 AND TWELVE MONTHS ENDED DECEMBER 31, 1998

                                                    PREDECESSOR
                                                   --------------
                                                    JANUARY 1 TO      MAY 11 TO       PRO FORMA    PRO FORMA
NINE MONTHS ENDED SEPTEMBER 30, 1999                MAY 10, 1999    SEPT. 30, 1999   ADJUSTMENTS   COMBINED
------------------------------------               --------------   --------------   -----------   ---------
                                                                       (IN THOUSANDS, EXCEPT SHARE DATA)
Net revenues.....................................     $37,701          $70,670                     $108,371
Operating costs and expenses:
  Cost of sales..................................      26,460           51,619                       78,079
  Selling, general and administrative............       5,571            8,958        $     159 (1)   14,688
  Non-recurring acquisition related costs........       7,357               --           (7,357)(2)       --
  Amortization of goodwill.......................          --            7,834            7,182 (3)   15,016
                                                      -------          -------        ---------    --------
Total operating costs and expenses...............      39,388           68,411              (16)    107,783
                                                      -------          -------        ---------    --------
Operating profit (loss)..........................      (1,687)           2,259               16         588

Interest and other, net..........................         429              754              (84)(4)    1,099
Gain on sale of securities.......................         471               --               --         471
                                                      -------          -------        ---------    --------
                                                          900              754              (84)      1,570
                                                      -------          -------        ---------    --------
Earnings (loss) before income taxes..............        (787)           3,013              (68)      2,158
Income tax benefit (expense).....................          --           (1,115)             317 (5)     (798)
                                                      -------          -------        ---------    --------
Net earnings (loss)..............................     $  (787)         $ 1,898        $     249    $  1,360
                                                      =======          =======        =========    ========

Basic and diluted earnings per share.............                                                  $
                                                                                                   ========
Basic and diluted weighted average shares
  outstanding(6).................................
                                                                                                   ========

                                                                             PRO FORMA    PRO FORMA
TWELVE MONTHS ENDED DECEMBER 31, 1998                         PREDECESSOR   ADJUSTMENTS   COMBINED
-------------------------------------                         -----------   -----------   ---------
                                                                (IN THOUSANDS, EXCEPT SHARE DATA)
Net revenues................................................    $66,472                    $66,472
Operating costs and expenses:
  Cost of sales.............................................     45,818                     45,818
  Selling, general and administrative.......................      9,770      $    250 (1)   10,020
  Officers' distributions...................................     10,126       (10,126)(1)       --
  Amortization of goodwill..................................         --        20,021 (3)   20,021
                                                                -------      --------      -------
Total operating costs and expenses..........................     65,714        10,145       75,859
                                                                -------      --------      -------
Operating profit (loss).....................................        758       (10,145)      (9,387)

Interest and other, net.....................................        911          (237)(4)      674
Gain on sale of securities..................................         74            --           74
                                                                -------      --------      -------
                                                                    985          (237)         748
                                                                -------      --------      -------
Earnings (loss) before income taxes.........................      1,743       (10,382)      (8,639)
Income tax benefit (expense)................................         (5)            5 (5)       --
                                                                -------      --------      -------
Net earnings (loss).........................................    $ 1,738      $(10,377)     $(8,639)
                                                                =======      ========      =======

Basic and diluted loss per share............................                               $
                                                                                           =======

Basic and diluted weighted average shares
  outstanding(6)............................................
                                                                                           =======

                                                                  (NOTES FOLLOW)

                        HOTEL RESERVATIONS NETWORK, INC.

      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

                       (in thousands, except share data)

(1) Our predecessor business distributed substantially all of its earnings before taxes to its officers and recorded the distribution as expense. We have new compensation arrangements with our officers and the expense related to those arrangements is included in selling, general and administrative costs. The pro forma information reflects the elimination of the historical officers' distributions and the new compensation arrangements with our officers.

(2) Represents elimination of discretionary bonuses of $7.2 million paid to its employees and selling expense of $0.2 million related directly to the acquisition.

(3) Reflects additional amortization expense resulting from the increase in goodwill due to the acquisition of substantially all the assets of our predecessor business. As of September 30, 1999, $200.2 million was preliminarily allocated to goodwill which is composed of purchase price of $199.2 million, estimated transaction costs of $0.6 million and the net liabilities assumed of $0.4 million.

    The purchase price was $149.2 million, net of a working capital adjustment of $0.8 million, plus contingent payments based on our operating performance during (a) the four fiscal quarters for the year ended December 31, 1999 and
    (b) the twelve month periods ended March 31, 2000, 2001 and 2002. Through November 4, 1999, we have paid a total of $37.5 million for the amounts due for 1999. Our management has determined that, based on our operating performance, the remaining $12.5 million of the 1999 contingent payment is likely to be due to the sellers of our predecessor business and we have accrued a $12.5 million liability for that payment.

    USAi has agreed to pay, on our behalf, the first $130.0 million of these payments (other than the $12.5 million payment we expect to make in the fourth quarter of 1999 for which we had accrued a liability at September 30, 1999). See "Certain Transactions." The pro forma information does not reflect the incremental amount of goodwill amortization that will occur from the payment of any additional purchase price by us or USAi.

    We also are required to issue the sellers of our predecessor business the number of shares of our class A common stock equal to approximately 10% of the aggregate value of the equity of our company immediately prior to the closing of this offering. See "Certain Transactions."

(4) Represents incremental interest expense at 4.75% on the promissory note of $5.0 million issued in connection with the acquisition.

(5) Represents the income tax effect of the pro forma adjustments related to the acquisition of our predecessor business.

(6) Shares outstanding reflect all shares of our class B common stock owned by
    USAi;   shares of our class A common stock issued to the sellers of our predecessor business immediately prior to the closing of this offering; and
      shares of our class A common stock to be issued in this offering, assuming no exercise of the overallotment option.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF OUR COMPANY SHOULD BE READ IN CONJUNCTION WITH OUR FINANCIAL STATEMENTS AND THE RELATED NOTES ELSEWHERE IN THIS PROSPECTUS AND BEGINNING ON PAGE F-1. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS AND THE TIMING OF CERTAIN EVENTS MAY DIFFER MATERIALLY FROM THOSE DESCRIBED IN THESE FORWARD-LOOKING STATEMENTS DUE TO A NUMBER OF FACTORS. YOU SHOULD READ THE INFORMATION IN THE SECTIONS ENTITLED "RISK FACTORS" AND "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" FOR INFORMATION ABOUT OUR PRESENTATION OF FORWARD-LOOKING INFORMATION.

OVERVIEW

    We are a leading online consolidator of hotel accommodations, providing service through our websites, affiliated websites and our toll-free call center. We contract with hotels in advance for volume purchases and guaranteed availability of hotel rooms at wholesale prices and resell these rooms to consumers, often at significant discounts to published rates. In addition, our hotel supply relationships often allow us to offer our customers hotel accommodation alternatives for otherwise unavailable dates. At September 30, 1999, we had room supply agreements with approximately 1,200 hotels in 40 major markets in North America and Western Europe.

    We began booking hotel rooms in six markets in December 1991. We introduced service in four additional markets in January 1993 and three more markets in December 1994. During 1995, we entered into our first Internet marketing arrangement through an affiliation with a third party. In December 1996, we introduced service in Las Vegas. In 1997, we implemented our first proprietary website and started service in the Atlanta, Reno and Lake Tahoe markets. In early 1998, our website was fully automated, and by mid-1998, we implemented our strategy of pursuing affiliate relationships with Internet search engines and travel-related websites. We also entered into ten new markets in 1998. As of September 30, 1999, we have entered another twelve markets. We typically have expanded our relationships with new hotels and increased our room allotments and bookings with existing hotels in each market over time as we have demonstrated our ability to fill rooms.

    We service our customer base through the Internet and our call center operations. Although the Internet is generating an increasing proportion of our business, both operations have experienced significant growth. Our Internet generated sales accounted for 21%, 44% and 78% of our sales in 1997, 1998 and the nine months ended September 30, 1999, respectively.

    We bill a customer's credit card in full when a reservation is booked and pay the hotel after a guest has departed. We record prepaid bookings as deferred revenue until check-out, at which time revenue is recognized. We also impose a $50 change/cancellation fee that is recorded as revenue upon change/cancellation of a reservation. Accordingly, prepaid bookings represent payments received for revenue to be recognized in the future. Because our customers pay us when a reservation is booked and we do not pay a hotel until after a guest has departed, we are able to operate with limited or even negative working capital.

    Cost of sales includes net room rates contracted for or purchased by us as well as commissions paid to affiliates and travel agents. We contract with hotels in advance for volume purchases and guaranteed availability at discounted rates. Although we contract in advance for volume room commitments, our hotel supply contracts often allow us to return unsold rooms without penalty within a specified period of time. We have developed proprietary revenue management and reservations systems software that is integrated with our websites and call center operations. These systems and software enable us to accurately monitor our room inventory. As a result, our gross margins are affected by a number of different factors, including the mix of rooms sold during peak and off-peak periods, the mix of rooms sold directly by us or through our affiliates or travel agents, the mix of rooms sold in various cities and the amount of commissions paid to affiliates and travel agents. We typically realize higher gross margins on rooms sold during peak periods and rooms sold directly by us (rather than by travel agents or Internet affiliates).

    Operating expenses include selling, general and administrative costs associated with payroll and related costs, telephone line charges, credit card processing fees, advertising and promotion costs, depreciation and other miscellaneous expenses. As our Internet-related bookings have increased as a percentage of our total revenues, our selling, general and administrative costs have declined as a percentage of revenues due to lower telephone and payroll costs associated with this sales growth. Prior to the acquisition of our predecessor business, we did not pay fixed salaries to our two senior executive officers, but distributed substantially all pre-tax profits to our officers and recorded these amounts as additional operating expense. As a result of the acquisition, officers' distributions were eliminated and we entered into new compensation arrangements with our officers.

    Other income relates mainly to interest and dividends earned on marketable securities in which we invest working capital generated by our operations. We have been able to generate positive cash flows from operations as a result of our billing practices and hotel supply arrangements. Our ability to generate positive cash flow from operations has allowed us to generate significant interest and dividend income from investment-related activities. Related investment income has increased in each of the past five years along with free cash flow from operations.

    On May 10, 1999, we completed our acquisition of our predecessor business and as of May 11, 1999, we changed our tax status from a subchapter S corporation to a subchapter C corporation. At the closing of the acquisition, we paid approximately $162.5 million to the sellers, which consisted of a $150.0 million promissory note and a $12.5 million payment for attainment of financial targets during our predecessor business' first fiscal quarter of 1999. Approximately $145.0 million of the principal amount of the promissory note was paid on the day after the closing and the final $5.0 million payment is due on January 30, 2000. Following the closing, the sellers paid $0.8 million to us as a working capital adjustment to the purchase price. Under the purchase agreement, we are required to pay the sellers up to $12.5 million at the end of each of the three remaining fiscal quarters in 1999 if specified financial targets are met by us in each of those quarters. As a result, we have paid a total of $25.0 million to the sellers for our attainment of specified financial targets during our fiscal quarters ended June 30, 1999 and September 30, 1999 and we have accrued for a $12.5 million payment that we expect to make in our final fiscal quarter of 1999. In addition, the sellers are entitled to additional contingent payments over the next three years based upon the greater of (a) a multiple of the growth in our adjusted earnings before taxes from the previous year or (b) a multiple of the growth in our adjusted gross profit from the previous year, in each case, with respect to the twelve month periods ending March 31, 2000, 2001 and 2002. In addition to being a guarantor of our obligations, USAi has agreed to pay, on our behalf, the first $130.0 million of the contingent payments referred to in the prior sentence. See "--Financial position, liquidity and capital resources," "Risk Factors--Contingent payments may have an adverse impact on our future operating results" and "Certain Transactions."

    For the period May 11, 1999 to September 30, 1999, the acquisition resulted in a significant increase in amortization expense related to the resulting goodwill, which is being amortized over ten years, and a significant decrease in operating costs related to the elimination of officers' distributions. Any contingent purchase price obligations will, whether paid by us or USAi, increase goodwill by the same amount and result in an increase in related amortization expense and, in the event we incur any indebtedness to finance such payment, interest expense. Any such additional goodwill will be recorded when the amount becomes reasonably estimable. Because the performance targets are based on a fiscal year ending March 31, it is expected that such amounts will not be reasonably estimable until approximately March 31 of each of 2000, 2001 and 2002, as of which date they will be recorded. Amortization of any increase would begin in the subsequent quarter.

    To enhance comparability, the discussion of consolidated results of operations is supplemented, where appropriate, with separate pro forma financial information that gives effect to the acquisition as if it had occurred at the beginning of the respective periods presented.

    The pro forma information is not necessarily indicative of the revenues and cost of revenues, which would have actually been reported, had the acquisition occurred at the beginning of the respective periods, nor is it necessarily indicative of future results.

RESULTS OF OPERATIONS

    The following table presents results of operations data for our company and our predecessor business as well as pro forma operations data as a percentage of total net revenue for the periods presented. Some columns may not add due to rounding differences.

                                        PREDECESSOR                                        PREDECESSOR
                               ------------------------------                   ---------------------------------
                                           ACTUAL                 PRO FORMA                  ACTUAL                   PRO FORMA
                               ------------------------------   -------------   ---------------------------------   -------------
                                                                                  NINE       PERIOD
                                                                                 MONTHS     JANUARY 1    PERIOD      NINE MONTHS
                                  YEAR ENDED DECEMBER 31,        YEAR ENDED       ENDED        TO       MAY 11 TO       ENDED
                               ------------------------------   DECEMBER 31,    SEPT. 30,    MAY 10,    SEPT. 30,     SEPT. 30,
                                 1996       1997       1998         1998          1998        1999        1999          1999
Net revenues.................   100.0%     100.0%     100.0%       100.0%        100.0%      100.0%      100.0%        100.0%

Operating costs and expenses:
  Cost of sales..............    68.8%      67.0%      68.9%        68.9%         69.7%       70.2%       73.0%         72.0%
  Selling, general and
    administrative...........    16.6%      16.6%      14.7%        15.1%         16.1%       14.8%       12.7%         13.6%
  Officers' distributions....    15.5%      17.7%      15.2%           --          4.5%          --          --            --
  Non-recurring acquisition
    related costs............                                                                 19.5%
  Amortization of goodwill...       --         --         --        30.1%            --          --       11.1%         13.9%
                                ------     ------     ------       ------        ------      ------      ------        ------
    Total operating costs and
      expenses...............   100.9%     101.3%      98.9%       114.1%         90.2%      104.5%       96.8%         99.5%
                                ------     ------     ------       ------        ------      ------      ------        ------
    Operating profit
      (loss).................    (0.9%)     (1.3%)      1.1%       (14.1%)         9.8%       (4.5%)       3.2%          0.5%

NINE MONTHS ENDED SEPTEMBER 30, 1999 VS. NINE MONTHS ENDED SEPTEMBER 30, 1998

    Our comparison of interim results compares the nine months ended September 30, 1998 to the sum of the periods January 1 to May 10, 1999 and May 11 to September 30, 1999 for revenues, cost of sales and selling, general and administrative costs, as we believe this is the most meaningful presentation.

    Revenues for the nine months ended September 30, 1999 increased by $67.6 million, or 165.7%, to $108.4 million compared to $40.8 million for the nine months ended September 30, 1998. The increase resulted from expansion of affiliate marketing programs, an increase in the number of hotels for existing cities and expansion into new cities. Internet generated sales for the nine months ended September 30, 1999 increased by $68.3 million, or 416.5%, to $84.7 million compared to $16.4 million for the nine months ended September 30, 1998. As a percentage of total revenues, Internet generated sales increased to 78% for the nine months ended September 30, 1999 from 40% for the nine months ended September 30, 1998. Non-Internet generated and other sales for the nine months ended September 30, 1999 decreased by $0.7 million, or 2.9%, to $23.7 million compared to $24.4 million for the nine months ended September 30, 1998.

    Cost of sales for the nine months ended September 30, 1999 increased by $49.7 million, or 174.8%, to $78.1 million compared to $28.4 million for the nine months ended September 30, 1998. As a percentage of total revenues, cost of sales increased to 72.0% for the nine months ended September 30, 1999 from 69.7% for the nine months ended September 30, 1998. The increase in cost of sales is primarily due to increased percentage of revenue attributable to affiliate and travel agent sales (for which we pay commissions), the use of revenue management techniques to maximize revenues and increased competition.

    Selling, general and administrative costs for the nine months ended September 30, 1999 increased by $7.9 million, or 120.8%, to $14.5 million compared to $6.6 million for the nine months ended

September 30, 1998, primarily as a result of growth in staffing levels and systems to support increased operations. As a percentage of net revenues, selling, general and administrative costs decreased to 13.4% for the nine months ended September 30, 1999 from 16.1% for the nine months ended September 30, 1998 as telephone and payroll costs decreased as a percentage of net revenues due to an increase in Internet-related bookings as a percentage of total revenue.

    We incurred officers' distributions of $1.8 million for the nine months ended September 30, 1998, as substantially all profits were distributed to the officers as officers' distributions and recorded as expense. Since May 11, 1999, no expense related to officers' distributions was incurred. As a result of the acquisition of our predecessor business, there will be a significant decrease in operating costs related to the elimination of officers' distributions in future periods.

    Our predecessor business paid discretionary bonuses of $7.2 million to its employees and incurred $0.2 million of selling expense related directly to the acquisiton.

    On a pro forma basis, operating profit before goodwill amortization expense for the nine months ended September 30, 1999 increased by $10.0 million, or 178.2%, to $15.6 million compared to $5.6 million for the nine months ended September 30, 1998. Pro forma results reflect the new compensation arrangements with our officers, which are significantly lower than historical amounts incurred and recorded by our predecessor business, as substantially all of our predecessor business' earnings before taxes were distributed to its officers. Pro forma goodwill amortization for this period is $15.0 million.

    Historical amortization expense of $7.8 million in the period May 11 to September 30, 1999 relates to goodwill of $200.2 million from the acquisition of our predecessor business which is being amortized over ten years.

    Other income relates mainly to interest and dividends earned on marketable securities. Other income for the nine months ended September 30, 1999 increased by $1.2 million to $1.7 million compared to $0.5 million for the nine months ended September 30, 1998 due to the sale of securities at the time of the acquisition and an increase in cash flow from operations.

    Our effective tax rate for the period May 11, 1999 to September 30, 1999 is 37%, which reflects the federal and state income taxes. In 1998 and in the period from January 1 to May 10, 1999, we were taxed as a subchapter S corporation and, accordingly, the tax liability was incurred by our shareholders.

TWELVE MONTHS ENDED DECEMBER 31, 1998 VS. TWELVE MONTHS ENDED DECEMBER 31, 1997

    Revenues for the twelve months ended December 31, 1998 increased by $31.7 million, or 91.2%, to $66.5 million compared to $34.8 million for the twelve months ended December 31, 1997. The increase resulted primarily from higher revenues generated from our websites and expansion into new markets. We introduced our fully automated website in January 1998 and implemented our strategy of pursuing affiliate relationships with Internet search engines and travel related websites during the second quarter of 1998. Internet generated sales for the twelve months ended December 31, 1998 increased by $21.6 million, or 299.6%, to $28.8 million compared to $7.2 million for the twelve months ended December 31, 1997. As a percentage of total revenues, Internet generated sales increased to approximately 44% for the twelve months ended December 31, 1998 from approximately 21% for the twelve months ended December 31, 1997. Non-Internet generated and other sales for the twelve months ended December 31, 1998 increased by $10.1 million, or 36.6%, to $37.7 million compared to $27.6 million for the twelve months ended December 31, 1997. The increase in non-Internet generated sales resulted from repeat and referral customers and increased marketing programs with travel agents and membership groups. In addition, we entered the Atlanta, Reno and Lake Tahoe markets in December 1997 and realized the full impact of these markets in 1998.

    Cost of sales for the twelve months ended December 31, 1998 increased by $22.5 million, or 96.8%, to $45.8 million compared to $23.3 million for the twelve months ended December 31, 1997. As a percentage of total revenues, cost of sales increased to 68.9% for the twelve months ended

December 31, 1998 from 67.0% for the twelve months ended December 31, 1997. The increase in cost of sales is primarily due to increased commissions paid to affiliates and travel agents (for which we pay commissions), the use of revenue management techniques to maximize revenue and increased competition.

    Selling, general and administrative costs for the twelve months ended December 31, 1998 increased by $4.0 million, or 69.0%, to $9.8 million compared to $5.8 million for the twelve months ended December 31, 1997. As a percentage of net revenues, selling, general and administrative costs decreased to 14.7% for the twelve months ended December 31, 1998 from 16.6% for the twelve months ended December 31, 1997 as Internet-related bookings increased and associated telephone and payroll costs decreased as a percentage of revenue.

    Officers' distributions for the twelve months ended December 31, 1998 increased by $4.0 million to $10.1 million compared to $6.1 million for the twelve months ended December 31, 1997 due to higher profits, as substantially all profits were distributed as salary and distribution to the officers and recorded as expense.

    On a pro forma basis, operating profit before goodwill amortization expense for the twelve months ended December 31, 1998 increased by $5.2 million, or 95.4%, to $10.6 million compared to $5.4 million for the twelve months ended December 31, 1997. Pro forma results reflect the new compensation arrangements with our officers, which are significantly lower than historical amounts incurred and recorded by our predecessor business, as substantially all of our predecessor business' earnings before taxes were distributed to its officers. Pro forma goodwill amortization for this period is $20.0 million.

    Other income relates mainly to interest and dividends earned on marketable securities. Investment income for the twelve months ended December 31, 1998 increased by $0.5 million, or 114.1%, to $1.0 million compared to $0.5 million for the twelve months ended December 31, 1997 due to increased cash flow from operations.

TWELVE MONTHS ENDED DECEMBER 31, 1997 VS. TWELVE MONTHS ENDED DECEMBER 31, 1996

    Revenues for the twelve months ended December 31, 1997 increased by $11.5 million, or 49.3%, to $34.8 million compared to $23.3 million for the twelve months ended December 31, 1996, primarily due to increases in Internet generated revenues and expansion in the Las Vegas market which began in December 1996. Las Vegas bookings accounted for approximately $2.4 million of revenues during 1997. In addition, we were able to obtain and sell a higher number of rooms in many of our existing markets as a result of our growing customer base. Internet generated sales for the twelve months ended
December 31, 1997 increased by $5.9 million, or 443.5%, to $7.2 million compared to $1.3 million for the twelve months ended December 31, 1996. As a percentage of total revenues, Internet generated sales increased to approximately 21% for the twelve months ended December 31, 1997 compared to approximately 6% for the twelve months ended December 31, 1996. Non-Internet generated and other sales for the twelve months ended December 31, 1997 increased by $5.6 million, or 25.5%, to $27.6 million compared to $22.0 million for the twelve months ended December 31, 1996.

    Cost of sales for the twelve months ended December 31, 1997 increased by $7.3 million, or 45.5%, to $23.3 million compared to $16.0 million for the twelve months ended December 31, 1996, primarily due to higher bookings recorded in 1997. As a percentage of total revenues, cost of sales decreased to 67.0% in the twelve months ended December 31, 1997 from 68.8% in the twelve months ended December 31, 1996. The increase in cost of sales was primarily due to higher sales volume.

    Selling, general and administrative costs for the twelve months ended December 31, 1997 increased by $1.9 million, or 49.9%, to $5.8 million compared to $3.9 million for the twelve months ended December 31, 1996 due to hiring of additional staff to support operations, start-up costs associated with the Internet operations and variable costs associated with higher volumes of bookings. As a percentage of net revenues, selling, general and administrative costs were 16.6% in each period.

    Officers' distributions for the twelve months ended December 31, 1997 increased by $2.6 million to $6.2 million compared to $3.6 million for the twelve months ended December 31, 1996 due to higher profits, as substantially all profits were distributed to the officers and recorded as expense.

    On a pro forma basis, operating profit before goodwill amortization expense for the twelve months ended December 31, 1997 increased by $2.2 million, or 71.9%, to $5.4 million compared to $3.2 million for the twelve months ended December 31, 1996. Pro forma results reflect the new compensation arrangements with our officers, which are significantly lower than historical amounts incurred and recorded by our predecessor business, as substantially all of our predecessor business' earnings before taxes were distributed to its officers. Pro forma goodwill amortization for this period is $20.0 million.

    Other income relates mainly to interest and dividends earned on marketable securities. Investment income for the twelve months ended December 31, 1997 increased by $0.2 million, or 40.2%, to $0.5 million compared to $0.3 million for the period ended December 31, 1996 due to increased cash flow from operations.

SELECTED QUARTERLY OPERATING RESULTS AND SEASONALITY

    The following table sets forth certain historical statements of operations data of our company and our predecessor business for the seven quarters ended September 30, 1999. This information has been derived from unaudited historical financial records of our company and our predecessor business. In our management's opinion, the unaudited historical information has been prepared on the same basis as the annual financial statements of our predecessor business and includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation for the quarters presented. This information should be read in conjunction with the financial statements of our company and our predecessor business and the accompanying notes included elsewhere in this prospectus. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                        PREDECESSOR
                            --------------------------------------------------------------------                   THREE
                                                                                               PERIOD             MONTHS
                                              THREE MONTHS ENDED                      ------------------------     ENDED
                            -------------------------------------------------------    APRIL 1       MAY 11      ---------
                            MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   TO MAY 10,   TO JUNE 30,   SEPT. 30,
                              1998        1998       1998        1998       1999         1999         1999         1999
                                                                    (IN THOUSANDS)
Net revenues..............   $9,051     $14,281     $17,462    $25,678     $22,921      $14,780      $23,018      $47,652
Operating costs and
  expenses:
  Cost of sales...........    6,100      10,048      12,268     17,402      15,852       10,608       16,794       34,825
  Selling, general and
    administrative........    1,650       2,410       2,520      3,190       3,657        1,914        2,756        6,202
  Officers'
    distributions.........      556         482         780      8,308          --           --           --           --
  Non-recurring
    acquisition related
    costs.................       --          --          --         --          --        7,357           --           --
  Amortization of
    goodwill..............       --          --          --         --          --           --        2,809        5,025
                             ------     -------     -------    -------     -------      -------      -------      -------
    Total operating costs
      and expenses........    8,306      12,940      15,568     28,900      19,509       19,879       22,359       46,052
                             ------     -------     -------    -------     -------      -------      -------      -------
    Operating profit
      (loss)..............      745       1,341       1,894     (3,222)      3,412       (5,099)         659        1,600
Other income (expense):
  Interest and other,
    net...................       99         166         211        435         243          186          172          582
  Gain on sale of
    securities............       --          --          --         74          --          471           --           --
                             ------     -------     -------    -------     -------      -------      -------      -------
                                 99         166         211        509         243          657          172          582
Earnings (loss) before
  income taxes............      844       1,507       2,105     (2,713)      3,655       (4,442)         831        2,182
Income tax expense........       --          --          --          5          --           --          307          808
                             ------     -------     -------    -------     -------      -------      -------      -------
  Net earnings (loss).....   $  844     $ 1,507     $ 2,105    $(2,718)    $ 3,655      $(4,442)     $   524      $ 1,374
                             ======     =======     =======    =======     =======      =======      =======      =======

SEASONALITY

    We have historically experienced seasonal fluctuations in our operating results, with the fourth quarter contributing the highest portion of our annual revenue due to the higher volume of travelers during the fall shopping and holiday season. Furthermore, the travel industry is subject to seasonal fluctuations dependent upon business and leisure travel patterns. If seasonality in the travel industry causes quarterly fluctuations, there could be a material adverse effect on our business and the value of your stock. See "Risk Factors--Our operating results fluctuate and these fluctuations can be unpredictable. Any future fluctuations in our operating results may cause our stock price to decline" for a more detailed explanation of how seasonal fluctuations might affect our operating results.

FINANCIAL POSITION, LIQUIDITY AND CAPITAL RESOURCES

    At the closing of the acquisition, we paid approximately $162.5 million to the sellers of our predecessor business. The payment consisted of $150.0 million purchase price, in the form of a promissory note, and a $12.5 million payment for the attainment of financial targets during our predecessor business' first fiscal quarter of 1999. On the day after the closing, $145.0 million of the principal amount of the promissory note was paid and the final $5.0 million payment is due on January 30, 2000. The purchase price was subject to a working capital adjustment and the sellers paid us approximately $0.8 million following the closing. We have paid an additional $25.0 million to the sellers for our attainment of specified financial targets during our fiscal quarters ended June 30, 1999 and September 30, 1999. We have accrued for a $12.5 million payment that we expect to make in our final fiscal quarter of 1999.

    The sellers are also entitled to additional contingent payments over the next three years. The sellers will receive a payment based upon the greater of
(a) a multiple of the growth in our adjusted earnings before taxes from the previous year or (b) a multiple of the growth in our adjusted gross profit from the previous year, in each case, with respect to the twelve month periods ending March 31, 2000, 2001 and 2002. At the end of the twelve month period ending March 31, 2000, the sellers are entitled to a payment from us equal to the greater of (a) 2.5 times the growth in our adjusted earnings from the previous twelve month period or (b) 1.44 times the growth in our adjusted gross profit from the previous twelve month period (provided this growth in adjusted gross profit is in excess of 50%). At the end of the twelve month period ending
March 31, 2001, the sellers are entitled to a payment from us equal to the greater of (a) two times the growth in our adjusted earnings from the previous twelve month period or (b) 1.18 times the growth in our adjusted gross profit from the previous twelve month period (provided this growth in adjusted gross profit is in excess of 35%). At the end of the twelve month period ending
March 31, 2002, the sellers are entitled to a payment from us equal to the greater of (a) 1.5 times the growth in our adjusted earnings from the previous twelve month period and (b) 0.87 times the growth in our adjusted gross profit from the previous twelve month period (provided this growth in adjusted gross profit is in excess of 20%). Under an assumption agreement, USAi has agreed to pay, on our behalf, the first $130.0 million of the contingent payments referred to in this paragraph. See "Risk Factors--Contingent payments may have an adverse impact on our future operating results."

    Net cash provided by operating activities was $12.8 million, $17.2 million and $23.2 million for the nine months ended September 30, 1998, the period January 1 to May 10, 1999 and the period May 11 to September 30, 1999, respectively. Net cash provided by operating activities was $3.0 million, $0.6 million and $8.8 million for the years ended December 31, 1996, 1997 and 1998, respectively. Net cash provided by operating activities reflects officers' distributions and non-recurring acquisition related costs. We paid officers' distributions of $1.8 million, $3.6 million, $6.2 million and $10.1 million in the nine months ended September 30, 1998 and the years ended December 31, 1996, 1997 and 1998, respectively. During the period January 1 to May 10, 1999, our predecessor business paid discretionary bonuses of $7.2 million to its employees and incurred $0.2 million of expense related directly to the acquisition. We will not incur such amounts in the future, as our predecessor business distributed substantially all profits to its officers. As of May 11, 1999, new compensation arrangements were entered into with our officers and discretionary bonuses related to the acquisition were paid. Operating cash flow is generated based on billing our practice of billing a customer's credit card in full when a reservation is booked, and paying the hotel after a guest has departed. We record prepaid bookings as deferred revenue until check-out. Accordingly, to the extent customers do not cancel their reservations, prepaid bookings represent payments received for revenue to be recognized in the future. Net cash provided from the increase in prepaid bookings was $8.1 million, $11.9 million and $4.8 million for the nine months ended September 30, 1998, the period January 1 to May 10, 1999 and the period May 11 to September 30, 1999, respectively, and $0.2 million, $1.8 million and $4.0 million for the years ended December 31, 1996, 1997 and 1998, respectively.

    We declared and paid a dividend of $40.0 million to USAi on September 30, 1999.

    Cash proceeds from operating activities and available cash were used to purchase marketable securities (net) of $2.5 million and $19.8 million for the nine months ended September 30, 1998 and the period January 1 to May 10, 1999, respectively, whereas $23.2 million of marketable securities were converted to cash equivalents in the period May 11 to September 30, 1999. Cash proceeds were used to purchase marketable securities (net) of $0.3 million, $0.4 million and $3.6 million for the years ended December 31, 1996, 1997 and 1998, respectively.

    Capital expenditures were $0.3 million, $0.2 million and $0.6 million in the nine months ended September 30, 1998, the period January 1 to May 10, 1999 and May 11 to September 30, 1999, respectively. Capital expenditures were
$0.1 million, $0.5 million and $0.7 million for the years ended

December 31, 1996, 1997 and 1998, respectively. Capital expenditures were primarily used for computers, furniture, equipment and software.

    We anticipate that we will need to invest working capital towards the development and expansion of our overall operations, including expansion into new cities and increasing our penetration in existing markets.

    In our management's opinion, available cash and internally generated funds will provide sufficient capital resources to meet our foreseeable needs prior to the completion of this offering. Upon completion of this offering, we will separate from the USAi cash management system and our management anticipates that available cash, including the proceeds from this offering and internally generated funds, will provide sufficient capital resources to meet our foreseeable needs.

MARKET RELATED RISKS

    We currently have no significant floating rate indebtedness, hold no derivative instruments and do not earn income denominated in foreign currencies. All of our revenue is recognized in dollars. Accordingly, changes in interest rates do not generally have a material direct effect on our financial position. However, to the extent that changes in interest rates and currency exchange rates affect general economic conditions, we would be affected by such changes. In addition, we also are subject to some risk from currency fluctuations because the hotel rooms in foreign markets that we contract to purchase are paid for in the currency of the country where they are located and are paid for by us in advance of our reselling the rooms to our customers. As less than 10% of our revenues are currently derived from hotel accommodations in foreign markets, we do not believe we have any significant foreign currency exchange risk and as a result, do not hedge against foreign currency exchange rate changes.

YEAR 2000

    The widespread use of computer programs that rely on two-digit dates to perform computation and decision-making functions may cause computer systems, including systems and software used by our company and our websites, to malfunction prior to or in the Year 2000 and lead to significant business delays and disruptions in our business and operations in the United States and internationally. We have developed a plan to minimize the impact of this Year 2000 problem on our operations. We estimate that the dollar cost of our Year 2000 compliance is approximately $75,000.

    Several systems provided by third parties are required for the operation of our services, any of which may contain software code that is not Year 2000 compliant. These systems include server software used to operate our network servers, software controlling routers, switches and other components of our data network, disk management software used to control our data disk arrays, firewall, security, monitoring and back-up software used by us, as well as desktop PC applications software. In most cases, we employ widely available software applications and other products from leading third-party vendors, and expect that these vendors will provide any required upgrades or modifications in a timely fashion. However, any failure of third-party suppliers to provide Year 2000 compliant versions of the products used by us could result in a temporary disruption of our services or otherwise disrupt our operations. We can not assure you that our suppliers or our third-party suppliers will be Year 2000 compliant at the end of the millennium. Failure to achieve compliance could result in complete failure or inaccessibility of our services and could adversely affect our business, financial condition and results of operations.

    Year 2000 compliance problems could also undermine the general infrastructure necessary to support our operations. For instance, we depend on third-party Internet service providers for connectivity to the Internet. Any interruption of service from our Internet service providers could result in a temporary interruption of our services. Moreover, the effects of Year 2000 compliance deficiencies on the integrity and stability of the Internet are difficult to predict. A significant disruption in the ability of businesses and consumers to reliably access the Internet or portions of it would have an adverse effect on demand for our services and adversely impact our business, financial condition and results of operations.

TAX MATTERS

    We are included in the consolidated federal income tax return of USAi. We pay our parent amounts equal to the taxes that we would otherwise have to pay if we were to file a separate federal tax return. We also are included in certain state and local tax returns of USAi. We will continue to be included in the consolidated tax return of USAi until USAi's equity ownership in our company
falls below 80%. After the offering, USAi will own     %.

                                    BUSINESS

OVERVIEW

    We are a leading online consolidator of hotel accommodations, providing service through our websites, affiliated websites and our toll-free call center. We contract with hotels in advance for volume purchases and guaranteed availability of hotel rooms at wholesale prices and resell these rooms to consumers, often at significant discounts to published rates. In addition, our hotel supply relationships often allow us to offer our customers hotel accommodation alternatives for otherwise unavailable dates. At September 30, 1999, we had room supply agreements with approximately 1,200 hotels in 40 major markets in North America and Western Europe.

INDUSTRY BACKGROUND

    THE GROWTH OF ONLINE TRAVEL SERVICES. The U.S. travel industry is large and growing. The Travel Industry Association of America estimates that consumers in the U.S. spent in excess of $515 billion on business and leisure travel in 1998, making travel one of the nation's largest industries. Lodging accounts for a significant share of these travel expenditures. According to Smith Travel Research, the U.S. lodging industry generated $93 billion in revenues in 1998.

    Online sales of travel services have become an important part of the overall travel industry and have expanded dramatically in recent years due to the increased acceptance of the Internet by both travel service providers and consumers. According to a May 1999 study by Jupiter Communications, the U.S. online travel market has more than doubled from $911 million in 1997 to $2.2 billion in 1998. Jupiter Communications projects that online travel bookings will increase from $4.2 billion in 1999 to $16.6 billion in 2003, representing a compound annual growth rate of 41%. For travel service providers, the Internet is an efficient distribution channel and offers a medium to reach more travelers and increase occupancy. The Internet also enables dynamic, real-time updating of pricing and availability and targeted marketing of last minute "specials" in order to maximize occupancy and yields. Consumers, on the other hand, are attracted by the convenience of purchasing travel products and services via the Internet because it provides an efficient way for customers to quickly compare travel options and make reservations.

    HOTEL RESERVATIONS ON THE INTERNET. Hotel reservations are particularly well-suited to the Internet and the services of third-party consolidators. The hotel industry is extremely fragmented. Historically, hotels have relied on travel agencies and internal sales departments as their primary distribution channel. These traditional channels have not enabled hotels to maximize capacity and generally have offered limited assistance to the traveler. In addition, the central reservation system that hotels and travel agents rely upon often do not have access to discounted rates or to rooms during otherwise unavailable dates. Alternative booking methods, such as calling individual hotels or using publications like guidebooks or yellow pages, are both cumbersome and time consuming.

    According to a May 1999 study by Jupiter Communications, online hotel bookings totaled $282 million in 1998. In addition, Jupiter Communications projects that online hotel bookings will increase from $630 million in 1999 to $4.2 billion in 2003, representing a compound annual growth rate of 60%.

    Online consolidators like our company are able to aggregate inventory from various travel service providers and market this inventory to travelers over the Internet, often at reduced rates. To the hotel industry, consolidators offer an efficient distribution platform that improves hotel occupancy levels and helps maximize overall revenues for hotels. Travel agents use consolidators because they typically pay commissions quickly and consistently and strengthen their relationships with their customers by allowing them to provide better customer service and competitive prices. Travelers enjoy access to the selection of inventory and generally lower rates that consolidators typically provide. In addition, consolidators offer both travel agents and travelers with information about specific services from many different travel providers, which is becoming increasingly important as the number of travel options continues to expand.

OUR COMPETITIVE STRENGTHS

    We are a leading online consolidator of hotel accommodations, providing service through our websites, affiliated websites and our toll-free call center. We have achieved a leading position, in part, by establishing the competitive strengths described below.

    ESTABLISHED SUPPLY RELATIONSHIPS WITH HOTELS. We have developed supply relationships with approximately 1,200 hotels. Due to our proven ability to sell rooms in volume, we are able to secure room inventory during both peak and off-peak time periods and often are permitted to return unsold rooms without a penalty within a specified period of time. We believe we have established a customer base that has made us a reliable distribution channel for hotels. When featured on our websites, our hotel suppliers also benefit from our extensive online exposure, which may be uneconomical for them to replicate on their own.

    WIDE VARIETY OF OFFERINGS IN POPULAR DESTINATIONS. We offer accommodations in 40 major metropolitan markets. In each market, we seek to offer a range of hotel options at a variety of prices. We are typically able to secure rooms at a substantial discount from the published rates, which allows us to offer our customers substantial discounts off quoted hotel room prices, and to provide our customers with hotel accommodations alternatives for otherwise unavailable dates. Set forth below are the domestic and international destinations we currently serve:

                               DOMESTIC                                     INTERNATIONAL
----------------------------------------------------------------------  ----------------------
     Anaheim                              Nashville                        Amsterdam
     Atlanta                              New Orleans                      Berlin
     Atlantic City                        New York                         Florence
     Baltimore                            Orlando                          Frankfurt
     Boston                               Palm Beach                       London
     Chicago                              Philadelphia                     Milan
     Cleveland                            Phoenix                          Paris
     Dallas                               Reno                             Rome
     Denver                               San Antonio                      Toronto
     Florida Keys                         San Diego                        Vancouver
     Ft. Lauderdale                       San Francisco                    Venice
     Houston                              Seattle
     Las Vegas                            Tahoe
     Los Angeles                          Tampa
     Miami                                Washington D.C.

    Our two most important markets, New York and Las Vegas, represent a significant portion of our revenues. Although we expect these markets to continue to represent a significant portion of our revenues in the near term, we expect the percentage of our revenues represented by New York and Las Vegas to decline as we expand our presence in our other existing markets and enter new markets.

    EASY TO USE WEBSITES. Through our fully automated websites, customers can quickly and easily compare price, availability and amenity options, view photos of accommodations and maps of the relevant area and securely book room reservations with or without any assistance from our operators. Our user-friendly websites are designed for intuitive operation and include helpful guidance to "walk" consumers through each step of booking a hotel reservation and completing an online transaction. Multiple room options are displayed simultaneously based on availability for the date(s) requested to assist in comparison shopping. We do not require customers to pre-register or to provide detailed personal information to use our website, which allows for more convenient access and reduces customer concerns about online privacy. Our website, www.180096hotel.com, was one of the Internet sites to be recognized as "Best of the Web" by U.S. News and World Report Online in December of 1998.

    We established our first proprietary website in 1997 and our Internet generated bookings have accounted for an increasing percentage of our total room bookings in recent periods. Internet generated bookings accounted for 21%, 44% and 78% of our total bookings in 1997, 1998 and the nine months ended
September 30, 1999, respectively.

    AFFILIATIONS WITH A NUMBER OF INTERNET WEBSITES. We have negotiated marketing agreements with many of the leading travel-related websites including Preview Travel, Microsoft's Expedia, Sabre's Travelocity, Pegasus System's TravelWeb, Cheap Tickets, Yupi.com, GetThere.com and over 2,000 other affiliate websites. Through these agreements, our websites are prominently featured on and linked to these affiliated websites on a co-branded or private label basis. In some instances, our website is positioned as the preferred hotel accommodations option on our affiliated websites. In addition, some of our affiliates, such as Preview Travel, are fully integrated with our websites, and as a result, their customers have direct access to our hotel accommodation offerings. We are also prominently featured on most of the leading Internet search engines and online communities including Ticketmaster Online-City Search, Excite and Infoseek. We believe our ability to establish such wide ranging Internet affiliations and Internet presence has positioned us to capitalize upon the expected growth in online hotel bookings regardless of where these reservations are originated, through our websites or through our affiliated websites.

    For 1998, 16% of our Internet generated bookings were made through our online affiliations. For the nine months ended September 30, 1999, 49% of our Internet generated bookings were made through our online affiliations and no single affiliate accounted for more than 10% of our revenue.

    AFFILIATIONS WITH OTHER PROVIDERS OF TRAVEL SERVICES. We work with a network of thousands of agencies to ensure awareness of our accommodations and booking options. We believe travel agencies view us as complementary to their business. Travel agencies typically book rooms through a central reservation system, such as Sabre or Galileo, at "rack" rates (the regular non-discounted published rate), corporate rates (typically 10-15% lower than the rack rate) or other discount rates. However, the lowest rates offered by some hotels are often not displayed. In addition, many available rooms do not appear on a central reservation system if the hotel is predicting maximum capacity. We offer agents one-stop shopping to check rates, confirm availability, obtain inventory and promptly receive commission payments. We also offer travel agents access to accommodations at discounted rates or for otherwise unavailable dates, which improves their relationship with customers. In 1998, 8% of our bookings were generated through travel agencies and for the nine months ended September 30, 1999, 3% of our bookings were generated through travel agencies.

    We are also affiliated with a number of travel clubs and other membership groups. Our services are featured as a benefit in many of the major hotel and travel club programs including Quest, Entertainment and the Texaco Auto/Travel Club. In addition, we are promoted by a number of prominent membership programs including GNC, Great Earth, Damark and 24-hour Fitness Centers.

    REVENUE MANAGEMENT TECHNIQUES. Unlike companies that book rooms on a commission basis, we contract with hotels in advance for volume purchases and guaranteed availability at discounted rates. Although we contract in advance for volume room commitments, our hotel supply contracts often allow us to return unsold rooms without penalty within a specified period of time. In addition, because we contract to purchase hotel rooms in advance, we are able to manage billing procedures for the rooms we sell and thereby maintain direct relationships with our customers. We have developed proprietary revenue management and reservation systems software which assists us in enhancing our revenues. Our inventory tracking system and other software are integrated with our websites and call center operations and enable us to accurately monitor our room inventory.

    POSITIVE CASH FLOW FROM OPERATIONS. Our operations generate positive cash flow from operations, even during periods of significant growth. We bill a customer's credit card in full upon booking of a reservation, which occurs prior to check-in. Our typical payment terms with hotels are within 30 days of receipt of invoice, which generally occurs after the customer checks-out. As a result of our payment policies, we generate significant investment income on cash balances and incur low expenses from collecting accounts receivable. In addition, our room supply arrangements typically allow us to return unsold inventory without penalty within specified periods of time.

    EXCELLENT CUSTOMER SERVICE. We have invested in technology, personnel and training to facilitate a high-level of customer service. Using our fully-automated websites, customers can quickly review pricing, availability and amenities of available inventory, book accommodations and receive instant confirmation. For customers who prefer to book reservations by telephone, we maintain a call center staffed by sales agents that are trained and knowledgeable to answer questions on and review hotel options we offer to our customers. We monitor call center conversations and hold times to ensure that our customer service standards are properly maintained.

OUR GROWTH STRATEGY

    Our objective is to build upon our position as a leading hotel consolidator by pursuing the following growth strategies.

    INCREASING OUR INTERNET PRESENCE, INCLUDING OUR NUMBER OF INTERNET AFFILIATES. We intend to continue to establish strategic marketing affiliations with additional Internet portals, search engines, content providers, communities and other travel-related websites to capitalize on their brand recognition and significant customer traffic levels. Although we have established affiliations with most of the major Internet travel websites and search engines, many of these affiliations have been operational only for a short time. As existing affiliations mature and new ones are implemented, we believe that our Internet traffic will continue to grow.

    EXPANDING OUR HOTEL SUPPLY ARRANGEMENTS IN EXISTING MARKETS. We currently account for only a small portion of total hotel rooms that are sold in our existing markets. Our proven ability to fill room commitments and our reputation for reliable payment has allowed us to steadily increase our room inventory in existing markets by broadening our hotel base and increasing inventory with our current hotels. Each year we have been increasing our available room inventory and revenues in each of our existing markets. We believe that there are opportunities to expand our service in existing markets.

    ENTERING NEW MARKETS. We began offering hotel accommodations in three new markets in 1997, ten new markets in 1998 and twelve new markets in 1999. We receive a number of inquiries for other destinations and have identified numerous cities for future expansion. We plan to enter additional domestic and international markets in future periods.

    INITIATING NEW AFFILIATIONS WITH TRAVEL AGENCIES, TRAVEL AND MEMBERSHIP CLUBS AND OTHER GROUPS.
We will pursue opportunities to increase our affiliations with travel agents, travel clubs, membership organizations and other groups. Currently, less than 5% of our revenue is derived from group and convention bookings. In many of our markets, these sources account for a significant portion of hotel accommodations. In addition, we have established affiliations with only a small percentage of the travel agencies in the United States. Through more aggressive marketing of our product and service offerings, we plan to further penetrate our accessibility to these customer groups.

    ENHANCING OUR OFFERING OF PRODUCTS AND SERVICES TO INCLUDE OTHER TRAVEL RELATED SERVICES. From our inception, we have focused exclusively on the hotel reservation market. However, there are a number of complementary travel related products which we could market to our customers, such as vacation packages, vacation rentals, time share rentals, apartment rentals, tours, theater tickets, and travel insurance. While we are committed to continuing our expertise in the hotel room market, our growing customer base and affiliations represent an attractive distribution platform for additional products.

    OFFERING PAID ADVERTISING ON OUR WEBSITES. We currently offer limited third-party advertising on our websites and our online newsletter, but with our growing popularity, we believe they would be valuable platforms for other travel service providers, advertisers in our destination cities and other businesses. We intend to explore these options to increase our advertising revenues.

    PURSUING STRATEGIC ACQUISITIONS. We intend to explore opportunities to acquire other travel-related consolidators and online travel companies that we believe will allow us to expand our offerings of hotels or other travel-related products.

    LEVERAGING OUR RELATIONSHIP WITH OUR PARENT COMPANY, USAI, AND ITS AFFILIATES. Our recent acquisition by USAi provides us with access to several potentially valuable cross-marketing opportunities with other entities also controlled by USAi such as the USA Network and the Sci-Fi Channel, Ticketmaster Online-City Search, USA Broadcasting and Home Shopping Network. In addition, our relationship with USAi may provide us with valuable expertise and resources that will assist us in the growth of our business.

OPERATIONS

    We service our customer base through the Internet and our call center operations. Although the Internet is generating an increasing proportion of our business, both operations have experienced significant growth.

    INTERNET OPERATIONS. Our Internet operations have allowed us to expand our customer base, improve customer service and reduce transactional costs. We offer hotel accommodations through our www.hoteldiscount.com and www.180096hotel.com websites and over 2,000 affiliate websites. Our websites are completely automated and allow customers to compare hotel booking options, price, availability and amenities and book, charge and confirm orders within seconds. Our websites are designed to provide customers with quick, efficient and flexible service in a manner that facilitates comparison shopping. Our Internet generated bookings accounted for 21%, 44% and 78% of our total bookings in 1997, 1998 and the nine months ended September 30, 1999, respectively.

    CALL CENTER OPERATIONS. We currently employ approximately 180 people in our call center in Dallas, Texas. Our toll-free call center handles inbound calls from our toll-free number (1-800-96-hotel) and hundreds of travel clubs and affinity groups. On average, our call center receives approximately 6,000 calls per day and provides customer service for our toll-free number customers, our Internet customers, and a number of our affiliated travel and membership clubs. Our highly-trained and commissioned call center sales force is equipped to quickly review a comprehensive list of the hotels and prices in individual markets and provide information on location and amenities. Our management continuously monitors wait times and phone conversations to ensure superior sales technique and compliance with our policies. Our call center recently began operating 24 hours a day, seven days a week to handle the increase in demand from our customers. We also have entered into a relationship with Ticketmaster Online-CitySearch, another USAi subsidiary, to assist us in handling additional calls from our customers. Our non-Internet generated sales accounted for 82% of our sales in 1997, 60% in 1998 and 22% for the nine months ended September 30, 1999.

    REVENUE MANAGEMENT TECHNIQUES. We have developed revenue management and booking software that allows us to monitor available rooms, prices and sales trends on a real-time basis to maximize revenues and gross margins, process transactions quickly and provide prompt, effective customer service. We have integrated this software with our websites and call center operations so that customers always receive current room availability and pricing information. We are developing enhancements to our software which will enable us to further automate and enhance our revenue management capabilities.

SUPPLY ARRANGEMENTS

    We contract with hotels in advance for volume purchases and guaranteed availability. We obtain room inventory from approximately 1,200 hotels through two primary methods: (a) contracting for initial room allotments on a non-recourse basis, where we have the opportunity to purchase rooms at predetermined wholesale rates and to return unsold inventory to the hotel within a specified period of time, and (b) purchasing rooms in advance when we feel there is a strong likelihood of selling all of the rooms. Most of our wholesale arrangements allow us to return unsold rooms without penalty. However, most of our contracts are not exclusive and must be renewed annually. See "Risk Factors--Our success depends on our arrangements with our hotel suppliers."

    Our proprietary software allows us to continuously update our room availability and keeps us aware of our supply needs. As a result, we are able to monitor our room supply and return rooms or request additional rooms, as necessary. We have developed a strong reputation with our hotel suppliers because we are able to fill a consistently high percentage of our contracted room allotments.

MARKETING AND SALES

    We have achieved our historical growth with only a modest advertising and marketing budget. We intend to increase our marketing efforts in future periods to capitalize upon our success and to expand customer awareness by actively pursuing the following sales and marketing initiatives.

    ONLINE MARKETING SOURCES. Our websites, www.hoteldiscount.com and www.180096hotel.com, are among the most accessed and used hotel booking sites on the Internet. Our websites also are integrated into most of the leading travel-related websites on the Internet, and are prominently featured on and linked to many of the leading Internet search engines and online communities. Our standard affiliate agreements contain provisions whereby we pay a commission for bookings originated from that website. In 1997, we began circulating a weekly online newsletter highlighting available hotels and rates in selected markets to subscribers. Our subscribers have increased from 30,000 at December 31, 1997 to over 600,000 at September 30, 1999. We will seek to continue to expand this number of subscribers as traffic on our websites increases. In addition, we also purchase online advertising for preferred placement on certain websites.

    TRAVEL AGENCIES, TRAVEL CLUBS AND OTHER MEMBERSHIP ORGANIZATIONS. We consider travel agencies to be marketing affiliates and, as such, work with a network of thousands of agencies to ensure awareness of our accommodations and booking options. We pay a commission to travel agents who book rooms on behalf of their customers. Commissions are tracked by the International Association of Travel Agents' numbers that are input directly on our websites or provided to our call center agents at the time of booking. We are also affiliated with a variety of travel clubs and membership organizations which promote our company as a source of hotel accommodations. In addition, we provide hotel accommodation booking services for a number of membership clubs on a private label basis.

    MEDIA PROMOTION. We have developed a significant media network through our use of television, radio, newspapers and magazines. Our President is featured regularly on over 100 radio stations across the country. In addition, our services have been featured by such media outlets as The New York Times, the Los Angeles Times, USA Today, The Wall Street Journal and The Chicago Tribune and have been profiled on CNN, CBS, MSNBC and CNBC.

TECHNOLOGY

    We have developed proprietary booking software that automatically updates room availability and enables us to provide efficient customer service. The software is integrated with our websites and call center operations and completes booking, billing and accounting functions within seconds. In addition, the software reports daily bookings by hotel, city and room type so that management can monitor room availability. We are continuing to improve our revenue management capabilities and are currently developing enhancements to our software which will automatically adjust the presentation of information on our websites based on booking activity. We expect this enhanced software to become operational in mid-2000. We also intend to continue to develop or purchase technology-driven enhancements to our websites and back-office systems in order to continue to improve our efficiency and profit margins.

    Our hardware platform for the Internet consists of an IBM RS 6000 and Silicon Graphics Internet servers. We maintain our database on an IBM AS model 720 with a RAID disk storage tower and conduct daily backup functions for off-site storage. We access the Internet backbone via T-1 data communication lines. Our call center operations are managed by a Lucent Definity G3 Octel switch. We also maintain backup in the event of power outages. Our systems have not experienced significant downtime in over four years. We maintain an Internet firewall to protect our internal systems. All credit card transactions are processed using encryption technology, including public key cryptology and secured socket layer technology.

COMPETITION

    The online travel services market is new, rapidly evolving, intensely competitive and has relatively low barriers to entry. We believe that competition in the online travel services market is based predominantly on:

    - price;

    - selection and availability of hotel rooms;

    - selection of destination markets;

    - ease of use of online booking service;

    - customer service;

    - reliability; and

    - travel-related content.

    We compete against other consolidators of hotel accommodations, hotels, travel agencies and other online travel services. Currently, most hotels sell their services through travel agencies, travel wholesalers and directly to customers, mainly by telephone. Increasingly, major hotels are offering travel products and services directly to consumers through their own websites. We believe that this trend will continue. Hotels and travel agents may also continue to rely upon central reservations systems. In the online travel services market, we compete with travel-related websites such as Preview Travel, Microsoft's Expedia, Sabre's Travelocity, Pegasus System's TravelWeb, Priceline.com, Travelscape and GetThere.com, among others. Although we currently have agreements with many of these websites under which our booking engine is prominently displayed on and integrated into these sites, we cannot assure you that these affiliations will continue. See "Risk Factors--Our success depends on the continuation of our affiliations with other travel service providers." As the market for online travel services grows, we believe that companies already involved in the online travel services industry, as well as traditional travel suppliers and travel agencies, will increase their efforts to develop services that compete with our online services. We also face potential competition from Internet companies not yet in the leisure travel market and travel companies not yet operating online. We are unable to anticipate which other companies are likely to offer services in the future that compete with the services we provide.

    In addition, many of our current and potential competitors have greater brand recognition, longer operating histories, larger customer bases and significantly greater financial, marketing and other resources than us and may enter into strategic or commercial relationships with larger, more established and well-financed companies. Some of our competitors may be able to secure services and products from travel suppliers on more favorable terms, devote greater resources to marketing and promotional campaigns and devote substantially more resources to website and systems development than our company. New technologies and the continued enhancement of existing technologies also may increase competitive pressures on our company. We cannot assure you that we will be able to compete successfully against current and future competitors or address increased competitive pressures. See "Risk Factors--The travel industry, particularly the online travel services market, is highly competitive. We must compete successfully to attract customers and to maintain our arrangements with our hotel suppliers."

PROPRIETARY RIGHTS

    We regard our domain names and similar intellectual property as critical to our success. We rely on a combination of laws and contractual restrictions with our employees, customers, suppliers, affiliates and others to establish and protect our proprietary rights. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our intellectual property without authorization. In addition, we cannot assure you that others will not independently develop substantially equivalent intellectual property. Although we are pursuing the registration of our key trademarks in the United States, some of our trade names are not eligible to receive trademark protection. In addition, effective trademark protection may not be available or sought by us in every country in which our products and services are made available online, including the United States. Our failure to protect our intellectual property in a meaningful manner could materially adversely affect our business or result in erosion of our brand name.

    From time to time we may be subject to legal proceedings and claims in the ordinary course of our business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties by our company. In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. This litigation, regardless of outcome or merit, could result in substantial costs and diversion of management and technical resources, any of which could materially harm our business. See "Risk Factors--We may be unable to protect our intellectual property, which could impede our success."

GOVERNMENT REGULATION

    Some segments of the travel industry are heavily regulated by the federal and state governments and foreign governments and, accordingly, some services we offer are affected by these regulations. All of our services are subject to federal and state consumer protection laws and regulations prohibiting unfair and deceptive trade practices. In addition, federal regulations concerning the display and presentation of information currently applicable to hotel booking services could be extended to us in the future. These consumer protection laws could result in substantial compliance costs and interfere with the conduct of our business.

    Although there are very few laws and regulations directly applicable to the protections of consumers with respect to Internet commerce, it is possible that legislation will be enacted in this area and could cover such topics as permissible online content and user privacy (including the collection, use, retention and transmission of personal information provided by an online user). Furthermore, the growth and demand for online commerce could result in more stringent consumer protection laws that impose additional compliance burdens on online companies. See "Risk Factors--Changing government regulations and legal uncertainties may impair our future growth and harm our business."

    Moreover, in many states there is currently great uncertainty whether or how existing laws governing issues such as property ownership, sales and other taxes, libel and personal privacy apply to the Internet and commercial online services. These issues may take years to resolve. For example, tax authorities in a number of states, as well as a Congressional advisory commission, are currently reviewing the appropriate tax treatment of companies engaged in online commerce, and new state tax regulations may subject us to additional state sales and income taxes. In addition, it is unclear how certain state taxes apply to the sale of hotel rooms by consolidators such as ourselves. New legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and commercial online services could result in significant additional taxes on our business. These taxes could have an adverse effect on our cash flows and results of operations. Furthermore, there is a possibility that we may be subject to significant fines or other payments for any past failures to comply with these requirements.

    Federal legislation imposing some limitations on the ability of states to impose taxes on Internet-based sales was enacted in 1998. The Internet Tax Freedom Act, as this legislation is known, imposes a three-year moratorium on state and local taxes on electronic commerce (unless these taxes were in effect prior to October 1, 1998) but only where these taxes are discriminatory on Internet access. It is possible that the legislation will not be renewed when it terminates in October 2001. Failure to renew the legislation could allow state and local government to impose taxes on Internet-based sales, and these taxes could hurt our business.

EMPLOYEES

    As of September 30, 1999, we had approximately 285 employees, of which 281 were full-time and four were part-time. Of the total, 99 people were employed in sales; 34 in reservation services; 37 in customer service; six in sales support; 32 in finance and accounting; six in revenue management; ten in programming and technical support; and eleven in management. We have never had a work stoppage and none of our employees is represented by a labor union. We consider our employee relationships to be positive.

FACILITIES

    Our operations are headquartered in Dallas, Texas, where we lease an aggregate of approximately 28,000 square feet of office space. Our lease for this space expires in 2003. We also have a small office in Miami, Florida, and the lease for that office expires in 2002.

LEGAL PROCEEDINGS

    We are not currently involved in any material legal proceedings. Our operations are subject to federal, state and local laws and regulations. Our management believes that our company is in general compliance with applicable laws, regulations and permits, including operating permits, safety, health, environmental and consumer protection laws and regulations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth certain information regarding our executive officers and directors as of September 30, 1999:

NAME                                          AGE                       POSITION
----                                        --------   ------------------------------------------
David Litman..............................     42      Chief Executive Officer and Director
Robert Diener.............................     41      President, Treasurer and Director
Barry Baker...............................     46      Director
Barry Diller..............................     57      Director
Victor A. Kaufman.........................     56      Director
Dara Khosrowshahi.........................     30      Director

    Mr. Litman serves as our Chief Executive Officer and as a director of our company. He founded our predecessor business with Mr. Diener in 1991 and served as its Chief Executive Officer. From 1985 to 1990, he served as the Chief Executive Officer of World Enterprises, Inc., an airline ticketing company, which he co-founded with Mr. Diener. Prior to that time, Mr. Litman was an attorney with the law firm of Johnson & Gibbs in Dallas, Texas.

    Mr. Diener serves as our President and as a director of our company. He founded our predecessor business with Mr. Litman in 1991 and served as its President and Treasurer. From 1985 to 1990, he served as the President of World Enterprises, Inc., an airline ticketing company, which he co-founded with Mr. Litman. Prior to that time, Mr. Diener was an attorney with the law firm of Gibson, Dunn & Crutcher in Los Angeles, California.

    Mr. Baker has served as a director of our company since November 1999. He has been President and Chief Operating Officer of USAi since March 1999.
Mr. Baker was Executive Vice President of Sinclair Broadcast Group, Inc. and served as Chief Executive Officer designate and as a director of Sinclair Communications, Inc. from June 1996 through February 1999. From 1989 through
May 1996, he was the founder and served as Chief Executive Officer of River City Broadcasting, L.P., which was acquired by Sinclair Broadcasting. Mr. Baker serves as a director of Ticketmaster Online-CitySearch, Inc. and USAi.

    Mr. Diller has served as a director of our company since November 1999. He has been the Chairman and Chief Executive Officer of USAi and its predecessor companies since August 1995. He was Chairman of the Board and Chief Executive Officer of QVC, Inc. from December 1992 through December 1994. From 1984 to 1992, Mr. Diller served as the Chairman of the Board and Chief Executive Officer of Fox, Inc. Prior to joining Fox, Inc., Mr. Diller served for ten years as Chairman of the Board and Chief Executive Officer of Paramount Pictures Corporation. Mr. Diller is a director and member of the Executive Committee of Seagram, and serves as a director of Ticketmaster Online-CitySearch, Inc. and USAi. He also serves on the Board of the Museum of Television and Radio and is a member of the Board of Councilors for the University of Southern California's School of Cinema-Television and is a member of the Board of Directors of 13/WNET. Mr. Diller also serves on the Board of Directors for AIDS Project Los Angeles, the Executive Board for the Medical Sciences of University of California, Los Angeles and the Board of the Children's Advocacy Center of Manhattan.

    Mr. Kaufman has served as a director of our company since November 1999. Since October 1999, Mr. Kaufman has served as Vice Chairman of USAi. From January 1997 until October 1999, Mr. Kaufman served in the Office of the Chairman for USAi, and from February 1992 until October 1999, he served as Chief Financial Officer for USAi. Prior to that time, he served as Chairman and Chief Executive Officer and a director of Savoy. Mr. Kaufman was the founding Chairman and Chief Executive Officer of Tri-Star Pictures, Inc. from 1983 until
December 1987, at which time he
became President and Chief Executive Officer of Tri-Star's successor company, Columbia Pictures Entertainment, Inc. He resigned from these positions at the end of 1989 following the acquisition of Columbia by Sony USA, Inc. Mr. Kaufman joined Columbia in 1974 and served in a variety of senior positions at Columbia and its affiliates prior to the founding of Tri-Star. Mr. Kaufman also serves as a director of Ticketmaster Online-CitySearch, Inc. and USAi.

    Mr. Khosrowshahi has served as a director of our company since
November 1999. Since August 1999, Mr. Khosrowshahi has been President of USA Networks Interactive, a division of USAi. Prior to that time, Mr. Khosrowshahi was the Vice President of Strategic Planning for USAi and USANi LLC since March 1998. Prior to joining USAi, from 1991 to 1998, he was at Allen & Company Incorporated where he was a Vice President from 1995 to 1996 and a Director from 1996 to 1998. Mr. Khosrowshahi also serves as a director of Ticketmaster Online-CitySearch, Inc. and FreePC.

    We will take appropriate measures to cause the election of two independent directors to our board of directors following the completion of this offering.

BOARD COMPOSITION

    Our board of directors is currently comprised of six directors. Upon completion of this offering, under our restated certificate of incorporation, the number of directors will be fixed from time to time by resolution of the board of directors. All members of the board of directors are elected annually by our stockholders. Four of our current directors are directors, officers or employees of USAi. See "Risk Factors--Our business is controlled by USAi and, as a result, our other stockholders will have little or no influence over stockholders' decisions."

    Our board of directors has a compensation committee, comprised of
Messrs.       and             , with             serving as an observer to the
committee. The compensation committee makes recommendations to our board of directors concerning salaries and incentive compensation for our officers and employees, including equity compensation for our senior executives. In addition, the board of directors has an audit committee, comprised of
Messrs.             and             , that reviews and monitors our corporate
financial reporting and audits, as well as any other accounting related matters. After the independent directors are elected to our board of directors, they will be appointed to serve on our audit committee.

DIRECTOR COMPENSATION

    The members of our board of directors are not currently compensated for their services to our company other than for reimbursement of their expenses incurred in connection with their services as a director.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The board of directors has a compensation committee, comprised of
Messrs.       and             . No interlocking relationship exists between our
board of directors or the compensation committee and the board of directors or compensation committee of any other company, nor has an interlocking relationship existed in the past.

EXECUTIVE COMPENSATION

    The following table sets forth summary information concerning the compensation awarded to, earned by or paid for services rendered during the year ended December 31, 1998 by our Chief Executive Officer and our other executive officer who earned in excess of $100,000 in compensation during that year (the "Named Executive Officers").

                                                           ANNUAL COMPENSATION(1)
                                                           -----------------------   OTHER ANNUAL
NAME AND PRINCIPAL POSITION                                  SALARY       BONUS      COMPENSATION
---------------------------                                ----------   ----------   ------------
David Litman.............................................  $4,956,078           --    $   18,093
  Chief Executive Officer
Robert Diener............................................  $4,956,078           --    $   18,093
  President and Treasurer

------------------------

(1) From January 1, 1997 until May 10, 1999, our predecessor business was a subchapter S corporation, and substantially all of its earnings before taxes were distributed to its officers. As our executive officers were the officers and stockholders of our predecessor business, the previous compensation for our executive officers does not accurately reflect their current or future compensation.

EMPLOYEE BENEFIT PLANS

    1999 STOCK PLAN. We have adopted the 1999 Stock Plan, subject to the
approval of our stockholders, and reserved       shares of class A common stock
for issuance under the plan. The 1999 Stock Plan provides for the grant of incentive stock options to our employees, including our officers and employee directors, and for the grant of nonstatutory stock options and stock purchase rights, or SPRs, to our employees, directors and consultants. Unless terminated
sooner, the 1999 Stock Plan will terminate automatically in       2009.

    The administrator of the 1999 Stock Plan has the power to determine the terms of the options or SPRs granted, including the exercise price of the option or SPR, the number of shares subject to each option or SPR, the exercisability of the option or SPR, and the form of consideration payable upon such exercise. In addition, the administrator has the authority to amend, suspend or terminate the 1999 Stock Plan, provided that no such action may affect any shares of class A common stock previously issued and sold or any option previously granted under the plan. The maximum number of shares covered by options that each
optionee may be granted during a fiscal year is       shares.

    The terms and conditions of options granted to optionees will be set forth in individual option agreements between the company and the optionee. Options are generally exercisable as determined by the administrator and set forth in the option agreements. Unless otherwise set forth in the individual option agreement, options granted under the 1999 Stock Plan generally must be exercised within three months following the end of the optionee's status as an employee, director or consultant other than as a result of termination for cause, death or disability; in the case of termination for cause, options automatically terminate and expire on the date of termination and in the event of death or disability options must be exercised within twelve months after the optionee's termination, but in no event later than the expiration of the option's terms.

    In the case of SPRs, unless the administrator determines otherwise, the restricted stock purchase agreement shall grant our company a repurchase option exercisable upon the voluntary or involuntary termination of a purchaser's employment or consulting relationship with our company for any reason, including death or disability. The purchase price for shares repurchased under the restricted stock purchase agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to our company. The repurchase option shall lapse at a rate determined by the administrator.

    The exercise price of all incentive stock options granted under the 1999 Stock Plan must be at least equal to the fair market value of the class A common stock on the date of grant. The exercise price of nonstatutory stock options and SPRs granted under the 1999 Stock Plan is determined by the administrator, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code, the exercise price must be at least equal to the fair market value of the class A common stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price of any incentive stock option granted must be at least equal to 10% of the fair market value on the grant date, and the term of the incentive stock option must not exceed five years. The term of all other options granted under the 1999 Stock Plan may not exceed ten years. Options and SPRs granted under the 1999 Stock Plan are generally not transferable by the optionee, and each option and SPR is exercisable only by the optionee during his or her lifetime.

    The 1999 Stock Plan provides that in the event of a merger of our company with or into another corporation, or a sale of substantially all of our assets, each option and SPR shall be assumed or an equivalent option substituted for it by the surviving corporation. If the outstanding options and SPRs are not assumed or substituted for by the surviving corporation, the administrator shall provide for the optionee to vest and to have the right to exercise the option or SPR as to all of the optioned stock, including shares as to which it would not otherwise be vested or exercisable. If the administrator makes an option or SPR vested and exercisable in full in the event of a merger or sale of assets, the administrator shall notify the optionee that the option or SPR shall be fully exercisable for a period of 15 days from the date of notice, and the option or SPR will terminate upon the expiration of the period.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY

    Our restated certificate of incorporation limits the liability of our directors for a breach of their fiduciary duty as a director to the fullest extent permitted by law. Delaware law provides that a corporation's certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors for monetary damages for breach of their fiduciary duties as directors, except for liability (a) for any breach of their duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(c) for unlawful payments of dividends or unlawful stock repurchases or redemptions or (d) for any transaction from which the director derived an improper personal benefit. Our restated certificate of incorporation also provides that we are required to indemnify, to the fullest extent permitted by law, any of our directors, officers or employees.

    Our restated bylaws provide that (a) we are required to indemnify our directors and officers to the fullest extent permitted by law, subject to very limited exceptions, (b) we may indemnify our other employees and agents to the fullest extent permitted by law, (c) we are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding, subject to very limited exceptions, and (d) the rights conferred in our restated bylaws are not the exclusive remedy for our directors, officers and employees.

    At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. We also are not aware of any threatened litigation or proceeding that might result in a claim for indemnification.

                              CERTAIN TRANSACTIONS

ACQUISITION OF OUR PREDECESSOR

    In April 1999, we entered into a purchase agreement with USAi, TMF, Inc., HRN Marketing, Messrs. David Litman and Robert Diener to acquire substantially all the assets and liabilities of our predecessor business. The acquisition was completed on May 10, 1999. Messrs. Litman and Diener are currently our Chief Executive Officer and President, respectively. Prior to the acquisition, Messrs. Litman and Diener, and trusts for the benefit of some members of their respective families, were the sole stockholders of TMF, Inc. and HRN Marketing.

    At the closing of the acquisition, we paid approximately $162.5 million to the sellers of our predecessor business, which consisted of a promissory note in the principal amount of $150.0 million, bearing interest at 4.75% annually, and a $12.5 million payment for attainment of financial targets by our predecessor business during the fiscal quarter ended March 31, 1999. Approximately
$145.0 million of the principal amount of this promissory note was paid on the day after the closing and the final $5.0 million payment is due on January 30, 2000. Following the closing, the sellers paid $0.8 million to us as a working capital adjustment to the purchase price. Under the purchase agreement, we are required to pay the sellers up to $12.5 million at the end of each of the three remaining fiscal quarters in 1999 if specified financial targets are met by us in each of those quarters. As a result, we have paid a total of $25.0 million to the sellers for our attainment of specified financial targets during our fiscal quarters ended June 30, 1999 and September 30, 1999, and we have accrued for a $12.5 million payment that we expect to make in our final fiscal quarter of 1999.

    The sellers are also entitled to additional contingent payments over the next three years. The sellers will receive a payment based on the greater of
(a) a multiple of the growth in our adjusted earnings before taxes from the previous year or (b) a multiple of the growth in our adjusted gross profit from the previous year, in each case, with respect to the twelve month periods ending March 31, 2000, 2001 and 2002. At the end of the twelve month period ending March 31, 2000, the sellers are entitled to a payment from us equal to the greater of (a) 2.5 times the growth in our adjusted earnings from the previous twelve month period or (b) 1.44 times the growth in our adjusted gross profit from the previous twelve month period (provided this growth in adjusted gross profit is in excess of 50%). At the end of the twelve month period ending
March 31, 2001, the sellers are entitled to a payment from us equal to the greater of (a) two times the growth in our adjusted earnings from the previous twelve month period or (b) 1.18 times the growth in our adjusted gross profit from the previous twelve month period (provided this growth in adjusted gross profit is in excess of 35%). At the end of the twelve month period ending
March 31, 2002, the sellers are entitled to a payment from us equal to the greater of (a) 1.5 times the growth in our adjusted earnings from the previous twelve month period and (b) 0.87 times growth in our adjusted gross profit from the previous twelve month period (provided this growth in adjusted gross profit is in excess of 20%). Under an assumption agreement, USAi has agreed to pay, on our behalf, the first $130.0 million of the contingent payments referred to in this paragraph. See "Risk Factors--Contingent payments may have an adverse impact on our future operating results."

    Under the terms of the purchase agreement, each of Messrs. Litman and Diener and the sellers are required to indemnify us up to the value of the purchase price paid to the sellers for specified losses, including breaches of the purchase agreement's representations and warranties. Each of Messrs. Litman and Diener guaranteed the obligations of the sellers under the purchase agreement and USAi guaranteed our obligations under the purchase agreement. Furthermore, under the terms of the purchase agreement, each of Messrs. Litman and Diener have agreed not to compete with our business for a five-year period following the termination of their employment with our company or any of our affiliates.

    We also are required to issue to the sellers the number of shares of our class A common stock equal to approximately 10% of the aggregate value of the equity of our company immediately prior to the closing of this offering.

OTHER TRANSACTIONS

    TICKETMASTER. At times during 1999, we have had an agreement with Ticketmaster LLC that allows Ticketmaster to sell hotel rooms to our customers using our websites. Our typical arrangement with Ticketmaster provided that we paid for the initial set up fees, the training of Ticketmaster's operators to handle calls and for all telephone usage charges. We also paid Ticketmaster a set service fee (of $7.50) for each completed transaction. In return, Ticketmaster answered calls from our customers in a way that was consistent with our policies. We will continue to consider expanding the scope of our relationship with Ticketmaster.

    USAI. Following this offering, we will continue to be covered by USAi's insurance policies, including its directors and officers insurance policy. Following the offering, we will also continue to be included in the consolidated tax return, including certain state and local tax returns, of USAi until USAi's equity ownership in our company falls below 80%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Tax matters."

                             PRINCIPAL STOCKHOLDERS

    The following tables set forth certain beneficial ownership information with respect to our company and USAi, the majority stockholder of our company.

                            OUR CLASS A COMMON STOCK

    The following table sets forth, as of September 30, 1999, certain information regarding the beneficial ownership of our class A common stock,
adjusted to reflect the sale of       shares of class A common stock in this
offering, by (a) each person or entity who is known by us to own beneficially 5% or more of our outstanding class A common stock; (b) each director of our company; (c) each of our Named Executive Officers; and (d) all of our directors and executive officers as a group.

                                                                                          PERCENTAGE OF TOTAL
                                                                                                VOTING
                                                                                             POWER (OF ALL
                                                                                              CLASSES)(2)
                                                                                          -------------------
NAME AND ADDRESS                           NUMBER OF SHARES       PERCENTAGE OF SHARES     BEFORE     AFTER
OF BENEFICIAL OWNER                     BENEFICIALLY OWNED (1)   BENEFICIALLY OWNED (1)   OFFERING   OFFERING
-------------------                     ----------------------   ----------------------   --------   --------
USA Networks, Inc.....................                                                       90%
  152 West 57th Street, 42nd Floor
  New York, NY 10019
David Litman (3)......................                                                        5%
Robert Diener (3).....................                                                        5%
Barry Baker (4).......................
Barry Diller (4)......................
Victor A. Kaufman (4).................
Dara Khosrowshahi (4).................
All executive officers and directors
  as a group (6 persons)..............                                                       10%

------------------------

(1) All numbers shown give effect to the sale of       shares of our class A
    common stock in this offering. No shares of class A common stock were issued or outstanding, and no shares of class A common stock were beneficially owned, prior to this offering other than shares issuable upon conversion of our outstanding class B common stock and shares issued to Messrs. Litman and Diener immediately prior to this offering. Under our restated certificate of incorporation, shares of our class B common stock are convertible at any time into an equal number of shares of our class A common stock. The percentage of shares beneficially owned assumes the conversion of all shares of class B common stock beneficially owned by USAi. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of class A common stock shown as beneficially owned by them.

(2) Percentage of total voting power of all classes after this offering gives
    effect to the sale of       shares of class A common stock in this offering.
    Percent of total voting power before and after the offering is based on one vote for each share of our class A common stock and 15 votes for each share of our class B common stock, calculated assuming no conversion of our class B common stock by any holder.

(3) The address of Messrs. Litman and Diener is c/o Hotel Reservations Network, Inc., 8140 Walnut Hill Lane, Suite 203, Dallas, TX 75231.

(4) The address of Messrs. Baker, Diller, Kaufman and Khosrowshahi is c/o USA Networks, Inc., 152 West 57th Street, 42nd Floor, New York, NY 10019.

                            OUR CLASS B COMMON STOCK

    The following table sets forth, as of September 30, 1999, certain information regarding the beneficial ownership of our class B common stock by
(a) each person or entity who is known by us to own beneficially 5% or more or of our outstanding class B common stock; (b) each director of our company;
(c) each of our Named Executive Officers; and (d) all of our directors and executive officers as a group.

                                                              NUMBER OF SHARES
NAME AND ADDRESS                                                BENEFICIALLY     PERCENTAGE OF
OF BENEFICIAL OWNER                                              OWNED (1)         CLASS (1)
-------------------                                           ----------------   -------------
USA Networks, Inc...........................................                          100%
  152 West 57th Street, 42nd Floor
  New York, NY 10019
David Litman (2)............................................
Robert Diener (2)...........................................
Barry Baker (3).............................................
Barry Diller (3)(4).........................................
Victor A. Kaufman (3).......................................
Dara Khosrowshahi (3).......................................
All executive officers and directors as a group (6
  persons)..................................................

------------------------

(1) Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Except as otherwise indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of class B common stock shown as beneficially owned by them. Percentage of
    class is based on       shares of class B common stock outstanding as of
    September 30, 1999. Shares of our class B common stock may be converted at any time into an equal number of shares of our class A common stock.

(2) The address of Messrs. Litman and Diener is c/o Hotel Reservations Network, Inc., 8140 Walnut Hill Lane, Suite 203, Dallas, TX 75231.

(3) The address of Messrs. Baker, Diller, Kaufman and Khosrowshahi is c/o USA Networks, Inc., 152 West 57th Street, 42nd Floor, New York, NY 10019.

(4) Includes       shares of our class B common stock beneficially owned by
    USAi, as to which Mr. Diller disclaims beneficial ownership.

                               USAI COMMON STOCK

    The following table sets forth, as of October 31, 1999, information relating to the beneficial ownership of the common stock of USAi by (a) each director of our company; (b) the Named Executive officers of our company; and (c) all executive officers and directors of our company as a group.

                                                                     PERCENTAGE   PERCENTAGE OF TOTAL
NAME AND ADDRESS                                        NUMBER OF        OF           VOTING POWER
OF BENEFICIAL OWNER                                       SHARES     CLASS (1)    (OF ALL CLASSES) (2)
-------------------                                     ----------   ----------   --------------------
David Litman (3)......................................          --        --                --
Robert Diener (3).....................................          --        --                --
Barry Baker (4)(5)....................................       5,300      *              *
Barry Diller (4)(6)...................................  70,145,282      37.3%             75.0%
Victor A. Kaufman (4)(7)..............................     435,000      *              *
Dara Khosrowshahi (4)(8)..............................      30,000      *              *
All executive officers and directors as a group (6      70,615,582      37.5%             75.0%
  persons)............................................

------------------------

*   The percentage of shares beneficially owned does not exceed 1% of the class.

(1) The percentage of beneficial ownership listed assumes the conversion of any shares of USAi class B common stock owned by such listed person, but does not assume the conversion of USAi class B common stock owned by any other person. Beneficial ownership has been determined in accordance with the rules of the Commission. Shares of USAi class B common stock are convertible at any time into an equal number of shares of USAi common stock.

(2) The percentage of votes for all classes is based on one vote for each share of USAi common stock and ten votes for each share of USAi class B common stock (assuming no conversion of USAi class B common stock).

(3) The address of Messrs. Litman and Diener is c/o Hotel Reservations Network, Inc., 8140 Walnut Hill Lane, Suite 203, Dallas, TX 75231.

(4) The address of Messrs. Baker, Diller, Kaufman and Khosrowshahi is c/o USA Networks, Inc., 152 West 57th Street, 42nd Floor, New York, NY 10019.

(5) Includes 5,300 shares of common stock.

(6) Liberty Media Corporation, Universal Studios, Inc., The Seagram Company Ltd., USAi and Mr. Diller are parties to a stockholders agreement under which Liberty and Mr. Diller have formed BDTV INC., BDTV II INC., BDTV
    III INC. and BDTV IV INC. (together, the "BDTV Entities") which entities, as of October 31, 1999, hold 4,000,000, 15,618,222, 4,005,182 and 800,000 shares of USAi class B common stock, respectively, and an aggregate of 22 shares of USAi common stock collectively. Mr. Diller generally has the right to vote all of the shares of USAi common stock and USAi class B common stock held by the BDTV Entities, Liberty and Seagram. These figures also include 1,104,954 shares of USAi common stock owned by Mr. Diller, options to purchase 19,941,694 shares of USAi common stock granted under USAi's stock option plan, 32,000 shares of USAi common stock held by a private foundation as to which Mr. Diller disclaims beneficial ownership, 22 shares of USAi common stock and 24,423,404 shares of USAi class B common stock held by the BDTV Entities, and 8,459,232 shares of USAi common stock and 378,322 shares of USAi class B common stock which are held by Liberty, and 9,090,654 shares of USAi common stock and 6,715,000 shares of USAi class B common stock, which are held by Universal and otherwise beneficially owned by Seagram, as to which Mr. Diller has general voting authority under the stockholders agreement.

(7) Includes options to purchase 435,000 shares of common stock granted under USAi's stock option plans.

(8) Includes options to purchase 30,000 shares of common stock granted under USAi's stock option plans.

                           USAI CLASS B COMMON STOCK

    The following table sets forth, as of September 30, 1999, information relating to the beneficial ownership of the class B common stock of USAi for the individuals described in the table regarding ownership of USAi common stock.

                                                              NUMBER OF SHARES
NAME AND ADDRESS                                                BENEFICIALLY     PERCENTAGE OF
OF BENEFICIAL OWNER                                              OWNED (1)           CLASS
-------------------                                           ----------------   -------------
Barry Diller (2)............................................     31,516,726           100%
  c/o USA Networks, Inc.
  152 West 57th Street, 42nd Floor
  New York, NY 10019

------------------------

(1) All or any portion of the USAi class B common stock may be converted at any time into an equal number of shares of the common stock of USAi.

(2) These figures do not include any unissued shares of USAi common stock or USAi class B common stock issuable upon conversion of certain shares beneficially owned by Liberty or Seagram.

                          DESCRIPTION OF CAPITAL STOCK

    The following summary of the terms of our capital stock is qualified in its entirety by reference to the applicable provisions of Delaware law and our restated certificate of incorporation and restated bylaws.

COMMON STOCK

    At the completion of this offering, there will be       shares of class A
common stock outstanding and       shares of class B common stock outstanding,
and we will be authorized to issue an additional         shares of class A
common stock and       shares of class B common stock. All of the outstanding
shares of our class B common stock are held by USAi. Except as otherwise provided by applicable law, each share of class B common stock issued and outstanding has 15 votes on any matter submitted to a vote of our stockholders and each share of class A common stock issued and outstanding has one vote on any matter submitted to a vote of stockholders. The class A common stock and the class B common stock will vote together as a single class on all matters submitted to a vote of our stockholders unless otherwise required by law.

    While held by USAi or any of its affiliates, each share of class B common stock may be converted at any time into one share of class A common stock at the option of the holder, and this one-to-one conversion ratio is to be equitably preserved in the event of our merger, consolidation or other reorganization. Our restated certificate of incorporation provides that we will reserve and keep available out of our authorized but unissued shares of class A common stock, solely for the purpose of effecting the conversion of the shares of the class B common stock, the number of shares of class A common stock necessary to effect the conversion of all outstanding shares of class B common stock. In addition, shares of class B common stock will be automatically converted into a like number of shares of class A common stock upon any sale, conveyance, foreclosure upon, assignment or other transfer of the class B common stock, other than transfers to an affiliate of USAi. Each share of class B common stock held by USAi or any of its affiliates may be converted into a share of class A common stock at the class B holder's option prior to a spin-off transaction which is on a tax-free basis (a "Tax-Free Spin-Off") or other similar transaction. However, if 20% or less of the value of our outstanding stock is issued by us in this offering or otherwise prior to the Tax-Free Spin-Off or similar transaction, each share of class B common stock will automatically convert into one share of class A common stock immediately prior to the Tax-Free Spin-Off or other similar transaction, unless and to the extent that USAi has received an opinion of counsel that such conversion provision is likely to create a significant risk of a material adverse tax consequence to USAi or its stockholders. Except as provided below, after the Tax-Free Spin-Off or other similar transaction, any outstanding shares of class B common stock will no longer be convertible into shares of class A common stock for a period of five years. However, shares of class B common stock will automatically convert into shares of class A common stock on the fifth anniversary of the Tax-Free Spin-Off, unless before such Tax-Free Spin-Off, the class B common stock holder delivers to us an opinion of counsel reasonably satisfactory to us to the effect that the conversion could adversely affect the ability of the class B common stock holder to obtain a favorable ruling from the Internal Revenue Service that the transfer would be a Tax-Free Spin-Off. Our restated certificate of incorporation provides that we will reserve and keep available out of our authorized but unissued shares of class A common stock, solely for the purpose of effecting the conversion of the shares of the class B common stock, the number of shares of class A common stock necessary to effect the conversion of all outstanding shares of class B common stock.

PREFERRED STOCK

    At the completion of this offering, we will be authorized to issue shares of preferred stock. Our board of directors is authorized, subject to limitations prescribed by Delaware law, to determine the terms and conditions of the preferred stock, including whether the shares of preferred stock will be issued in one or more series, the number of shares to be included in each series and the powers, designations, preferences and rights of the shares. Our board of directors is also authorized to designate any qualifications, limitations or restrictions on the shares without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the voting and other rights of the holders of our common stock, which could have an adverse impact on the market price of our class A common stock. We have no current plan to issue any shares of preferred stock.

CORPORATE OPPORTUNITIES

    Our restated certificate of incorporation provides that "USA Networks" (for purposes of this discussion only, as defined below) will have no duty to refrain from engaging in the same or similar activities or lines or business as our company, and neither USA Networks nor any officer, director or employee thereof (except as described below) will be liable to our company or our stockholders for breach of any fiduciary duty by reason of any of these activities by USA Networks. If USA Networks acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both USA Networks and our company, USA Networks will have no duty to communicate or offer the corporate opportunity to our company and will not be liable to our company or our stockholders for breach of any fiduciary duty as a stockholder of our company by reason of the fact that USA Networks pursues or acquires the corporate opportunity for itself, directs the corporate opportunity to another person, or does not communicate information regarding the corporate opportunity to our company. Nothing in this provision of our restated certificate of incorporation will amend or modify in any respect any written contractual agreement between USA Networks and our company. Nothing in this provision of our restricted certificate of incorporation amends or modifies, or will amend or modify, in any respect any written contractual agreement between USA Networks and our company.

    In the event that a director or officer of our company who is also a director, officer or employee of USA Networks acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both our company and USA Networks, the director or officer of our company will have fully satisfied and fulfilled his or her fiduciary duty to our company and our stockholders with respect to the corporate opportunity, if he or she acts in a manner consistent with the following policy:

    (i) a corporate opportunity offered to any person who is an officer of our company, and who is also a director but not an officer or employee of USA Networks, belongs to our company;

    (ii) a corporate opportunity offered to any person who is a director but not an officer of our company, and who is also a director, officer or employee of USA Networks, belongs to our company if the opportunity is expressly offered to that person in his or her capacity as a director of our company, and otherwise belongs to USA Networks; and

   (iii) a corporate opportunity offered to any person who is an officer or employee of USA Networks and an officer of our company belongs to our company if the opportunity is expressly offered to the person in his or her capacity as an officer or employee of our company, and otherwise belongs to USA Networks.

    For purposes of this section:

    (i) a director of our company who is chairman of the board of directors of our company or of a committee of our board of directors is not deemed to be an officer of our company by reason of holding that position (without regard to whether the position is deemed an office of our company under the restated bylaws of our company), unless that person is a full-time employee of our company;

    (ii) the term "company" means our company and all corporations, partnerships, joint ventures, associations and other entities in which our company beneficially owns, directly or indirectly,

         50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests; and

   (iii) the term "USA Networks" means USA Networks, Inc., a Delaware corporation, USANi LLC, a Delaware limited liability company, and all corporations, partnerships, joint ventures, associations and other entities (other than our company), as defined in accordance with this paragraph) in which USA Networks beneficially owns, directly or indirectly, 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests.

    The provisions of our restated certificate of incorporation described above expire on the date that USA Networks ceases to beneficially own common stock representing at least 20% of the total voting power of all classes of our outstanding capital stock entitled to vote in the election of directors and no person who is a director or officer of our company is also a director or officer of USA Networks. In addition to any vote of the stockholders required by law, until the time that USA Networks ceases to beneficially own common stock representing at least 20% of the total voting power of all classes of outstanding capital stock of our company entitled to vote in the election of directors, the affirmative vote of the holders of more than 80% of the total voting power of all classes of outstanding capital stock of our company is required to alter, amend or repeal in a manner adverse to the interests of USA Networks, or adopt any provision adverse to the interests of USA Networks and inconsistent with, the corporate opportunity provisions described above.

    Any person purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have notice of and to have consented to the foregoing provisions of our restated certificate of incorporation described above.

ANTITAKEOVER EFFECTS OF PROVISIONS OF CERTIFICATE OF INCORPORATION AND BYLAWS

    Some provisions of our restated certificate of incorporation and our restated bylaws may render more difficult, or have the effect of discouraging, unsolicited takeover bids from third parties or the removal of incumbent management of our company or otherwise adversely affect the market price for the class A common stock. These provisions include the right of the holders of our class B common stock to 15 votes per share, as compared to one vote per share for the holders of our class A common stock, and the prohibition against stockholders calling special meetings. In addition, our restated certificate of incorporation authorizes our board of directors to issue, without stockholder
approval,       shares of preferred stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of our common stock. See "--Preferred Stock." Although these provisions do not have a substantial practical significance to investors while USAi, through its ownership of our common stock, is in a position to effectively control all matters affecting our company, these provisions could have the effect of depriving stockholders of an opportunity to sell their shares at a premium over prevailing market prices should USAi no longer have control of our company.

EFFECT OF ANTITAKEOVER STATUTE

    We are subject to Section 203 of Delaware law, the Antitakeover Law, which regulates corporate acquisitions. The Antitakeover Law prevents some Delaware corporations, including those whose securities are listed for trading on the Nasdaq National Market, from engaging in a "business combination" with any "interested stockholder" for three years following the date that the stockholder became an interested stockholder. For purposes of the Antitakeover Law, a "business combination" includes a merger or consolidation involving our company and the interested stockholder and the sale of more than ten percent of our assets. In general, the Antitakeover Law defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of our company and any entity or person affiliated with or controlling or controlled by that entity or person. A Delaware corporation may "opt out" of the Antitakeover Law with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by the holders of at least a majority of the outstanding voting shares. We have not "opted out" of the provisions of the Antitakeover Law. The restrictions of the Antitakeover Law will not apply to USAi, however, because at the time USAi became an "interested stockholder," the restrictions of the Antitakeover Law did not apply to our company because we did not have a class of voting stock (x) listed on a national securities exchange,
(y) authorized for quotation on the Nasdaq Stock Market or (z) held of record by more than 2,000 stockholders.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for our class A common stock is
            .

LISTING

    An application has been made for quotation of our class A common stock on the Nasdaq National Market under the trading symbol "ROOM."

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no market for our class A common stock, and we cannot assure you that a significant public market for our class A common stock will develop or be sustained after this offering. Future sales of substantial amounts of our class A common stock, including shares issued upon conversion of our class B common stock, in the public market after this offering, or the anticipation of those sales, could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

    Upon completion of this offering, we will have       shares of our class A
common stock outstanding, assuming no exercise of the underwriters'
overallotment option, and   shares of our class B common stock outstanding.
Shares of class B common stock, however, are convertible for shares of class A common stock on a share-for-share basis at the election of the holder. Of the shares of class A common stock expected to be outstanding after this offering (plus any additional shares sold upon exercise of the underwriters' overallotment option), all of the shares sold in this offering will be freely transferable without restriction under the Securities Act, unless they are held by affiliates of our company, as that term is used under the Securities Act. All shares of our class A common stock held by our affiliates are control securities. The shares of our class A common stock issued to Messrs. Litman and Diener immediately prior to this offering, the shares of our class A common stock issuable upon conversion of the class B common stock and all of the outstanding shares of our class B common stock owned by USAi also will be restricted shares, as that term is defined in Rule 144 of the Securities Act. Restricted and control securities may not be sold in the public market unless they qualify for an exemption from registration under Rule 144 or Rule 701 or another exemption under the Securities Act.

    We and each of our directors, executive officers and our existing stockholders have agreed that, without the prior written consent of Donaldson Lufkin & Jenrette Securities Corporation on behalf of the underwriters, it will not, during the period ending 180 days after the date of this prospectus:

    - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, file a registration statement or otherwise transfer or dispose of, directly or indirectly, any shares of class A common stock or any securities convertible into or exercisable or exchangeable for class A common stock; or

    - enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock.

    The restrictions described in this paragraph do not apply to some circumstances, including:

    - the sale of the shares to the underwriters in this offering;

    - the grant of options to some officers, directors, employees or consultants provided these options are not exercisable prior to the end of the lock-up period; and

    - other transfers of any shares of class A common stock by some of the foregoing persons to any associate, as that term is defined in Rule 12b-2 under the Exchange Act, of that person which agrees to be bound by the foregoing provisions.

    In general, under Rule 144 of the Securities Act as currently in effect, beginning 90 days after the date of this prospectus, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, including the holding period of any prior owner of the shares except an affiliate of our company, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (a) 1% of the number of shares of our class A common stock then outstanding, which will equal
approximately       shares immediately after this offering, or (b) the average weekly trading volume of our class A common stock during the four calendar weeks preceding the filing of a Form 144 with respect to any sale. Sales under Rule 144 also are subject to manner of sale provisions and notice requirements and to the availability of current public information about our company. Under Rule 144(k), a person who is not deemed to have been an affiliate of our company at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner except an affiliate, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

    Rule 701 permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144. Any employee, officer or director of or consultant to our company who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 also provides that non-affiliates may sell shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. Under
Rule 701, all holders of shares are required to wait until 90 days after the date of this prospectus before selling their shares.

                                  UNDERWRITING

    Subject to the terms and conditions of an underwriting agreement dated
      , the underwriters named below, who are represented by Donaldson Lufkin & Jenrette Securities Corporation, Allen & Company Incorporated, Bear, Stearns & Co. Inc., Thomas Weisel Partners LLC and DLJDIRECT Inc. (the "Representatives"), have severally agreed to purchase from us the respective number of shares of class A common stock set forth opposite their names below at the initial public offering price less the underwriting discount set forth on the cover page of this prospectus.

UNDERWRITERS                                                  NUMBER OF SHARES
------------                                                  ----------------
Donaldson, Lufkin & Jenrette Securities Corporation.........
Allen & Company Incorporated................................
Bear, Stearns & Co. Inc.....................................
Thomas Weisel Partners LLC..................................
DLJDIRECT Inc...............................................
  Total.....................................................

    The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares included in this offering are subject to approval of legal matters by their counsel and to other specified conditions. The underwriters are obligated to purchase and accept delivery of all the shares (other than those shares covered by the overallotment option described below) if they purchase any of the shares.

    The underwriters initially propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to dealers at the public offering price less a concession not in excess of $ per share. The underwriters may allow, and such dealers may re-allow, a concession not in excess of $ per share on sales to other dealers. After the initial offering of the shares to the public, the representatives may change the public offering price and such concessions at any time without notice.

    We have granted the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase, from time to time, in whole or in part, up
to       additional shares at the public offering price less the underwriting fees. The underwriters may exercise such option solely to cover overallotments, if any, made in connection with this offering. To the extent that the underwriters exercise such option, such underwriter will become obligated, subject to specified conditions, to purchase a number of additional shares approximately proportionate to such underwriter's initial purchase commitment.

    The following table shows the underwriting fees to be paid to the underwriters by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock.

                                                              NO EXERCISE   FULL EXERCISE
                                                              -----------   -------------
Per Share...................................................
Total.......................................................

    We have agreed to indemnify the underwriters against specified civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that the underwriters may be required to make in respect of any of those liabilities.

    The underwriters have reserved for sale, at the initial public offering
price,       shares of the common stock for employees, directors and other persons associated with us who have expressed an interest in purchasing such shares of common stock in this offering. The number of shares of common stock available for sale to the general public in this offering will be reduced to the extent such persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered hereby.

    We estimate that expenses of the offering will total $      .

    We, USAi and those of our executive officers and directors and holders of the common and preferred stock have agreed that, subject to some exceptions for a period of 180 days from the date of this prospectus, they will not, without the prior written consent of Donaldson, Lufkin & Jenrette Securities
Corporation:

    - offer, pledge, sell, contract to sell, sell any option or contract to purchase, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock;

    - purchase any option or contract to sell, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock;

    - grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

    - enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common stock (regardless of whether any of the transactions described above is to be settled by the delivery of common stock, or such other securities, in cash or otherwise).

    In addition, during such period, we have also agreed not to file any registration statement with respect to, and each of our executive officers and directors and several of our shareholders have agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation.

    An application has been made for quotation of our class A common stock on the Nasdaq National Market under the symbol "ROOM".

    The representatives of the underwriters have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

    Other than in the United States, no action has been taken by us, the selling shareholders or the underwriters that would permit a public offering of the shares of common stock included in this offering in any jurisdiction where action for that purpose is required. The shares included in this offering may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisement in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any shares of common stock included in this offering in any jurisdiction where that would not be permitted or legal.

    In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may overallot this offering, creating a syndicate short position. In addition, the underwriters may bid for and purchase shares of common stock in the open market to cover such syndicate short position or to stabilize the price of the common stock. These activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

    Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners LLC has been named as a lead-manager or co-manager on 85 filed public offerings of equity securities, of which 58 have been completed, and has acted as a syndicate member in an additional 41 public offerings of equity securities. Thomas Weisel Partners LLC does not have any material relationship with us or any of our officers, directors or controlling persons, except with respect to its contractual relationship with us under the underwriting agreement entered into in connection with this offering.

                                 LEGAL MATTERS

    Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York will pass upon certain legal matters for our company in connection with this offering. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell, New York, New York.

                                    EXPERTS

    Grant Thornton LLP, independent certified public accountants, have audited the combined financial statements of our predecessor at December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Grant Thornton LLP's report given on their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    We have filed a registration statement on Form S-1 regarding the offering with the SEC. This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement and you should refer to the registration statement and its exhibits to read that information. References in this prospectus to any of our contracts or other documents are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. Copies of the registration statement are on file at the offices of the Securities and Exchange Commission and may be inspected without charge at the Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of the registration statement may be obtained from the Public Reference Section of the Commission upon payment of the fee prescribed by the Commission. Information on Hotel Reservations Network can be obtained from the Public Reference Room by calling 1-800-SEC-0330. The Commission maintains a website that contains all information filed electronically by us, including reports, proxy and information statements. The address of the Commission's website is (http://www.sec.gov).

    We intend to list our common stock on the Nasdaq National Market. Reports, proxy statements and other information concerning us can be inspected at: the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                          REPORTS TO SECURITY HOLDERS

    We intend to distribute to our shareholders annual reports containing audited financial statements and will make available copies of our quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
TMF, Inc. (d/b/a Hotel Reservations Network) and HRN
  Marketing Corp.
  -- Audited Combined Financial Statements

  Report of Independent Certified Public Accountants........     F-2

  Combined Balance Sheets at December 31, 1997 and 1998.....     F-3

  Combined Statements of Operations for the years ended
    December 31, 1996, 1997 and 1998........................     F-4

  Combined Statement of Changes in Stockholders' Deficit for
    the years ended December 31, 1996, 1997 and 1998........     F-5

  Combined Statements of Cash Flows for the years ended
    December 31, 1996, 1997 and 1998........................     F-6

  Notes to Combined Financial Statements....................     F-7

Hotel Reservations Network, Inc. -- Unaudited Financial
  Statements

  Balance Sheets at December 31, 1998 and September 30,
    1999....................................................    F-11

  Statements of Operations for the nine months ended
    September 30, 1998, for the period from January 1 to
    May 10, 1999 and for the period from May 11 to
    September 30, 1999......................................    F-12

  Statement of Stockholders' Equity (Deficit) for the period from January 1 to May 10, 1999 and for the period from
    May 11 to September 30, 1999............................    F-13

  Statements of Cash Flows for the nine months ended
    September 30, 1998, for the period from January 1 to
    May 10, 1999 and for the period from May 11 to
    September 30, 1999......................................    F-14

  Notes to Financial Statements.............................    F-15

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders
TMF, Inc. and HRN Marketing Corp.

    We have audited the accompanying combined balance sheets of TMF, Inc. (d/b/a Hotel Reservations Network) and HRN Marketing Corp. as of December 31, 1997 and 1998, and the related combined statements of operations, changes in stockholders' deficit and cash flows for each of the three years in the period ended December 31, 1998. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of TMF, Inc. (d/b/a Hotel Reservations Network) and HRN Marketing Corp. as of December 31, 1997 and 1998, and the combined results of their operations and their combined cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

GRANT THORNTON LLP

Dallas, Texas
February 26, 1999

                  TMF, INC. (D/B/A HOTEL RESERVATIONS NETWORK)
                            AND HRN MARKETING CORP.

                            COMBINED BALANCE SHEETS

                                  DECEMBER 31,

                    (DOLLARS IN THOUSANDS EXCEPT SHARE DATA)

                                                                1997       1998
                           ASSETS                             --------   --------
CURRENT ASSETS
  Cash and cash equivalents.................................   $2,828    $ 4,964
  Marketable securities--available for sale.................    4,083      7,672
  Accounts receivable.......................................       89        127
  Prepaid hotel rooms.......................................      204        341
  Other current assets......................................      177        381
                                                               ------    -------
    TOTAL CURRENT ASSETS....................................    7,381     13,485

PROPERTY AND EQUIPMENT--AT COST
  Equipment.................................................      309        440
  Software..................................................      289        613
  Furniture and fixtures....................................      123        325
                                                               ------    -------
                                                                  721      1,378
    Less accumulated depreciation...........................      176        408
                                                               ------    -------
                                                                  545        970

OTHER ASSETS................................................       32         89
                                                               ------    -------
                                                               $7,958    $14,544
                                                               ======    =======
           LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
  Accounts payable..........................................   $4,530    $ 7,947
  Deferred revenue..........................................    3,278      7,299
  Deferred tax liability....................................       49         44
  Accrued liabilities.......................................       56         51
                                                               ------    -------
    TOTAL CURRENT LIABILITIES...............................    7,913     15,341
OTHER LIABILITIES...........................................       99         55
STOCKHOLDERS' DEFICIT
  Common stock
    TMF, Inc. $.01 par value; 1,000 shares authorized,
      issued and outstanding in 1997 and 1998...............       --         --
    HRN Marketing Corp., $.01 par value; 1,000 shares
      authorized, issued and outstanding in 1998............       --         --
  Additional paid-in capital................................        1          2
  Accumulated other comprehensive income....................      351        314
  Accumulated deficit.......................................     (406)    (1,168)
                                                               ------    -------
    TOTAL STOCKHOLDERS' DEFICIT.............................      (54)      (852)
                                                               ------    -------
                                                               $7,958    $14,544
                                                               ======    =======

        The accompanying notes are an integral part of these statements.

                  TMF, INC. (D/B/A HOTEL RESERVATIONS NETWORK)
                            AND HRN MARKETING CORP.

                       COMBINED STATEMENTS OF OPERATIONS

                            YEARS ENDED DECEMBER 31,
                             (DOLLARS IN THOUSANDS)

                                                                1996       1997       1998
                                                              --------   --------   --------
NET REVENUES................................................  $23,275    $34,758    $66,472

OPERATING COSTS AND EXPENSES
  Cost of sales.............................................   16,003     23,284     45,818
  Officers' distributions...................................    3,618      6,160     10,126
  Selling, general and administrative.......................    3,857      5,782      9,770
                                                              -------    -------    -------
                                                               23,478     35,226     65,714
                                                              -------    -------    -------
      Operating profit (loss)...............................     (203)      (468)       758
OTHER INCOME
  Interest and other, net...................................      257        447        911
  Gain on sales of securities...............................       71         13         74
                                                              -------    -------    -------
                                                                  328        460        985
                                                              -------    -------    -------
      Earnings (loss) before income taxes...................      125         (8)     1,743
INCOME TAX EXPENSE..........................................       38          2          5
                                                              -------    -------    -------
      NET EARNINGS (LOSS)...................................  $    87    $   (10)   $ 1,738
                                                              =======    =======    =======

        The accompanying notes are an integral part of these statements.

                  TMF, INC. (D/B/A HOTEL RESERVATIONS NETWORK)

                            AND HRN MARKETING CORP.

             COMBINED STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT

                             (DOLLARS IN THOUSANDS)

                                                                            ACCUMULATED
                                           COMMON STOCK       ADDITIONAL       OTHER                         TOTAL
                                        -------------------    PAID-IN     COMPREHENSIVE   ACCUMULATED   STOCKHOLDERS'
                                         SHARES     AMOUNT     CAPITAL        INCOME         DEFICIT        DEFICIT
                                        --------   --------   ----------   -------------   -----------   -------------
Balances at January 1, 1996...........    1,000      $ --        $  1           $124         $  (483)       $  (358)

Comprehensive income:
  Net earnings........................       --        --          --             --              87             87
  Change in unrealized gain on
    marketable securities available
    for sale, net of tax effect of
    $13...............................       --        --          --            (25)             --            (25)
                                                                                                            -------
      Total comprehensive income......                                                                           62
                                         ------      ----        ----           ----         -------        -------
Balances at December 31, 1996.........    1,000        --           1             99            (396)          (296)
Comprehensive income:
  Net loss............................       --        --          --             --             (10)           (10)
  Change in unrealized gain on
    marketable securities available
    for sale, net of tax effect of
    $2................................       --        --          --            252              --            252
                                                                                                            -------
      Total comprehensive income......                                                                          242
                                         ------      ----        ----           ----         -------        -------
Balances at December 31, 1997.........    1,000        --           1            351            (406)           (54)

Comprehensive income:
  Net earnings........................       --        --          --             --           1,738          1,738
  Change in unrealized gain on
    marketable securities available
    for sale, net of tax effect of
    $5................................       --        --          --            (37)             --            (37)
                                                                                                            -------
      Total comprehensive income......                                                                        1,701
                                                                                                            -------
Sale of common stock of HRN Marketing
  Corp................................    1,000        --           1             --              --              1
Capital distributions to
  stockholders........................       --        --          --             --          (2,500)        (2,500)
                                         ------      ----        ----           ----         -------        -------
Balances at December 31, 1998.........    2,000      $ --        $  2           $314         $(1,168)       $  (852)
                                         ======      ====        ====           ====         =======        =======

        The accompanying notes are an integral part of these statements.

                  TMF, INC. (D/B/A HOTEL RESERVATIONS NETWORK)
                            AND HRN MARKETING CORP.

                       COMBINED STATEMENTS OF CASH FLOWS

                            YEARS ENDED DECEMBER 31,
                             (DOLLARS IN THOUSANDS)

                                                                1996       1997       1998
                                                              --------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net earnings (loss).......................................  $    87    $   (10)   $  1,738
  Adjustments to reconcile net earnings (loss) to net cash
    provided by operating activities
    Loss on sale of property and equipment..................       --          9          --
    Depreciation............................................       53         84         232
    Gain on sale of marketable securities...................      (71)       (13)        (74)
    Deferred income taxes...................................       38         --          --
    Changes in operating assets and liabilities
      Accounts receivable...................................      113        (40)        (38)
      Receivable from sale of securities....................     (203)       203          --
      Prepaid hotel rooms...................................       43       (102)       (137)
      Other current assets..................................       63        (96)       (204)
      Other assets..........................................      (24)        (1)        (57)
      Accounts payable......................................    1,233      1,336       3,417
      Accrued bonuses.......................................    1,562     (2,641)         --
      Deferred revenue......................................      166      1,808       4,021
      Accrued liabilities and other.........................      (20)       110         (49)
                                                              -------    -------    --------
        NET CASH PROVIDED BY OPERATING ACTIVITIES...........    3,040        647       8,849

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of property and equipment.......................      (57)      (482)       (657)
  Proceeds from sale of equipment...........................       --          4          --
  Purchase of marketable securities.........................   (4,512)    (3,000)    (10,158)
  Proceeds from sales of marketable securities..............    4,179      2,581       6,601
                                                              -------    -------    --------
        NET CASH USED IN INVESTING ACTIVITIES...............     (390)      (897)     (4,214)

CASH FLOWS FROM FINANCING ACTIVITIES
  Sale of common stock......................................       --         --           1
  Capital distributions to stockholders.....................       --         --      (2,500)
                                                              -------    -------    --------
        NET CASH USED IN FINANCING ACTIVITIES...............       --         --      (2,499)
                                                              -------    -------    --------
        NET INCREASE (DECREASE) IN CASH AND CASH
          EQUIVALENTS.......................................    2,650       (250)      2,136

Cash and cash equivalents at beginning of period............      428      3,078       2,828
                                                              -------    -------    --------
Cash and cash equivalents at end of period..................  $ 3,078    $ 2,828    $  4,964
                                                              =======    =======    ========

        The accompanying notes are an integral part of these statements.

                  TMF, INC. (D/B/A HOTEL RESERVATIONS NETWORK)
                            AND HRN MARKETING CORP.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                        DECEMBER 31, 1996, 1997 AND 1998
                             (DOLLARS IN THOUSANDS)

NOTE 1--ORGANIZATION AND BASIS OF PRESENTATION

    TMF, Inc. ("TMF") operates Hotel Reservations Network, a leading consolidator of hotel rooms for resale in the consumer market in the United States. Its affiliate, HRN Marketing Corp. ("Marketing"), which was formed on August 17, 1998 and commenced operations on October 1, 1998, specializes in Internet marketing and provides on a contract basis, the marketing, advertising, promotional activities and public relations for TMF. In addition, Marketing performs banner advertising, linking programs, search engine placement and arranging for Internet affiliations for TMF.

    The accompanying combined financial statements as of December 31, 1998, and since October 1, 1998, present TMF and Marketing (collectively, the "Company") on a combined basis since the companies are controlled by common shareholders, although neither company has a controlling interest in the other.

    On May 10, 1999, Hotel Reservations Network, Inc. ("Hotel Reservations Network"), a wholly-owned subsidiary of USA Networks, Inc. ("USAi"), acquired substantially all of the assets of TMF and Marketing. See Note 8.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows:

    CASH EQUIVALENTS

    The Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents.

    MARKETABLE SECURITIES

    Marketable debt and equity securities are classified as available for sale and are carried at market value. Unrealized gains and losses are recorded as a component of accumulated other comprehensive income in stockholders' equity until realized. Realized gains and losses on the sale of investments are based upon the specific identification method and are included in the statement of operations.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation is provided on a straight-line basis in amounts sufficient to relate the cost of depreciable assets to operations over their estimated useful lives of five to seven years.

    PREPAID HOTEL ROOMS

    Prepaid hotel rooms are carried at cost and are expensed at the conclusion of the customer's stay at the hotel. The Company reviews the carrying value of prepaid hotel rooms and provides a carrying adjustment, if necessary. As of December 31, 1997 and 1998, no carrying adjustment was recorded.

                  TMF, INC. (D/B/A HOTEL RESERVATIONS NETWORK)
                            AND HRN MARKETING CORP.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1996, 1997 AND 1998
                             (DOLLARS IN THOUSANDS)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--CONTINUED

    REVENUE RECOGNITION

    Charges for hotel accommodations are billed to customers in advance. The related payments are included in deferred revenue and recognized as income at the conclusion of the customer's stay at the hotel.

    ADVERTISING AND PROMOTION COSTS

    Advertising and promotion costs are expensed when the advertising first takes place and were approximately $500, $1,000 and $2,600 for the years ended December 31, 1996, 1997 and 1998, respectively.

    The Company capitalizes costs related to advertising to specific target audiences on third party Internet websites that have resulted in hotel room bookings for which revenue has not been recognized as of the balance sheet date. The capitalized costs are amortized over a period of no more than three months, which approximates the period over which the revenue is earned. At December 31, 1998, the amount capitalized was $125.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                  TMF, INC. (D/B/A HOTEL RESERVATIONS NETWORK)
                            AND HRN MARKETING CORP.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1996, 1997 AND 1998
                             (DOLLARS IN THOUSANDS)

NOTE 3--MARKETABLE SECURITIES--AVAILABLE FOR SALE

    Investments in marketable securities--available for sale consist of the following:

                                                        DECEMBER 31, 1997                   DECEMBER 31, 1998
                                                 --------------------------------   ---------------------------------
                                                             MARKET    UNREALIZED               MARKET    UNREALIZED
                                                   COST      VALUE        GAIN        COST      VALUE     GAIN (LOSS)
                                                 --------   --------   ----------   --------   --------   -----------
Government bonds...............................   $2,844     $2,887       $ 43       $3,384     $3,369       $(15)
Common stocks..................................      744      1,081        337          985      1,359        374
Mutual funds, primarily invested in government
  bonds........................................       95        115         20        2,945      2,944         (1)
                                                  ------     ------       ----       ------     ------       ----
                                                  $3,683     $4,083       $400       $7,314     $7,672       $358
                                                  ======     ======       ====       ======     ======       ====

    Scheduled maturities of debt securities classified as available for sale at December 31, 1998 were as follows:

                                                                           MARKET
DUE IN                                                           COST      VALUE
------                                                         --------   --------
1999........................................................    $  100     $  100
2000 - 2003.................................................       914        915
2004 - 2008.................................................     2,020      1,995
2009 and later..............................................       350        359
                                                                ------     ------
                                                                $3,384     $3,369
                                                                ======     ======

NOTE 4--COMMITMENTS

    LETTERS OF CREDIT

    At December 31, 1998, the Company had a letter of credit of $500 outstanding under an agreement expiring in October 1999. Investments with a fair value of approximately $900 were pledged to secure the letter of credit.

    The Company also had unsecured letters of credit outstanding with various hotels. At December 31, 1998, the unsecured letters of credit totaled $425 and expire in March 2000.

    OPERATING LEASES

    The Company conducts a portion of its operations in leased facilities. The minimum rental commitments under these leases, which are noncancellable, are as follows:

1999........................................................    $235
2000........................................................     240
2001........................................................     244
                                                                ----
                                                                $719
                                                                ====

                  TMF, INC. (D/B/A HOTEL RESERVATIONS NETWORK)
                            AND HRN MARKETING CORP.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1996, 1997 AND 1998
                             (DOLLARS IN THOUSANDS)

NOTE 4--COMMITMENTS (CONTINUED)

    Rent expense for the years ended December 31, 1996, 1997 and 1998 was approximately $100, $113 and $211, respectively.

NOTE 5--INCOME TAXES

    TMF elected S corporation status for Federal income tax purposes effective January 1, 1997. As a result, TMF does not pay Federal income taxes, except for the Federal taxes related to built-in gains which existed at January 1, 1997. Tax expense related to built-in gains was $2 and $5 for the years ended
December 31, 1997 and 1998. At January 1, 1997, TMF had net unrealized built-in gains of approximately $150 which, if recognized during the ten-year recognition period beginning on January 1, 1997, will result in a tax liability. TMF has recorded a deferred income tax liability of $49 and $44 at December 31, 1997 and 1998, respectively. Marketing has also elected S corporation status for Federal income tax purposes.

    The income tax provision reconciled to the tax computed at the statutory Federal rate for the year ended December 31, 1996 is as follows:

Federal tax expense at statutory rate.......................    $43
Dividend exclusion..........................................     (3)
Other.......................................................     (2)
                                                                ---
                                                                $38
                                                                ===

NOTE 6--CONTINGENCIES

    In conducting its activities, the Company from time to time is the subject of various claims arising from the ordinary course of business. In the opinion of management, the ultimate resolution of such claims are not expected to have a material adverse effect upon the financial position or operations of the Company.

NOTE 7--RELATED PARTY TRANSACTIONS--OFFICERS' COMPENSATION

    During 1996, 1997, and 1998, the Company's stockholders received officers' distributions of $3,618, $6,160 and $10,126, respectively.

NOTE 8--SUBSEQUENT EVENT (UNAUDITED)

    On May 10, 1999, Hotel Reservations Network completed the acquisition of substantially all of the assets of TMF and Marketing. The purchase price was $149.2 million plus contingent payments based on operating performance of TMF and Marketing during the year ending December 31, 1999 and the twelve month periods ending March 31, 2000, 2001 and 2002.

                        HOTEL RESERVATIONS NETWORK, INC.
                                 BALANCE SHEETS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                              DECEMBER 31,    SEPT. 30,
                                                                  1998          1999
                                                              ------------   -----------
                                                              (PREDECESSOR   (UNAUDITED)
                                                                COMPANY)
                           ASSETS
CURRENT ASSETS
Cash and cash equivalents...................................    $ 4,964       $  7,944
Accounts receivable.........................................        127             97
Prepaid hotel rooms.........................................        341          1,342
Marketable securities.......................................      7,672          3,468
Other current assets........................................        381          1,001
                                                                -------       --------
    Total current assets....................................     13,485         13,852
PROPERTY AND EQUIPMENT
Computer equipment..........................................      1,048          1,173
Buildings and leasehold improvements........................        104            230
Furniture and other equipment...............................        226            406
                                                                -------       --------
                                                                  1,378          1,809
  Less accumulated depreciation and amortization............       (408)          (184)
                                                                -------       --------
                                                                    970          1,625
OTHER ASSETS
Intangible assets, net of amortization of $7,834............         --        192,376
Deferred tax asset..........................................         --            590
Other assets................................................         89             64
                                                                -------       --------
                                                                $14,544       $208,507
                                                                =======       ========

       LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable, trade.....................................    $ 7,947       $ 18,873
Deferred revenue............................................      7,299         24,132
Amounts due under the acquisition agreement.................         --         30,000
Deferred income taxes.......................................         44             --
Other accrued liabilities...................................         51          3,837
                                                                -------       --------
    Total current liabilities...............................     15,341         76,842
OTHER LIABILITIES...........................................         55             31
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY (DEFICIT)
TMF, Inc. Common stock--$.01 par value; authorized 1,000
  shares; issued and outstanding 1,000......................         --
HRN Marketing Corp. Common stock--$.01 par value; authorized
  1,000 shares; issued and outstanding 1,000................         --
Hotel Reservations Network, Inc. Common stock--$.01 par
  value; authorized 1,000 shares; issued and outstanding
  100.......................................................                        --
TMF, Inc. and HRN Marketing Corp. additional paid-in
  capital...................................................          2
Hotel Reservations Network, Inc. additional paid-in
  capital...................................................                   129,813
Accumulated other comprehensive income (loss)...............        314            (77)
Retained earnings (accumulated deficit).....................     (1,168)         1,898
                                                                -------       --------
    Total stockholders' equity (deficit)....................       (852)       131,634
                                                                -------       --------
                                                                $14,544       $208,507
                                                                =======       ========

        The accompanying notes are an integral part of these statements.

                        HOTEL RESERVATIONS NETWORK, INC.
                      STATEMENTS OF OPERATIONS (UNAUDITED)
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                            NINE MONTHS      PERIOD        PERIOD
                                                               ENDED       JANUARY 1       MAY 11
                                                             SEPT. 30,     TO MAY 10,   TO SEPT. 30,
                                                                1998          1999          1999
                                                            ------------   ----------   ------------
                                                              (PREDECESSOR COMPANY)
Net revenues..............................................    $40,794       $37,701        $70,670
Operating costs and expenses:
  Cost of sales...........................................     28,416        26,460         51,619
  Selling, general and administrative.....................      6,580         5,571          8,958
  Officers' distributions.................................      1,818            --             --
  Non-recurring acquisition related costs.................         --         7,357             --
  Amortization of goodwill................................         --            --          7,834
                                                              -------       -------        -------
    Total operating costs and expenses....................     36,814        39,388         68,411
                                                              -------       -------        -------
    Operating profit (loss)...............................      3,980        (1,687)         2,259
  Other income:
    Interest and other, net...............................        472           429            754
    Gain on sales of securities...........................          4           471             --
                                                              -------       -------        -------
                                                                  476           900            754
                                                              -------       -------        -------
  Earnings (loss) before income taxes.....................      4,456          (787)         3,013
  Income tax expense......................................         --            --          1,115
                                                              -------       -------        -------
NET EARNINGS (LOSS).......................................    $ 4,456       $  (787)       $ 1,898
                                                              =======       =======        =======
  Basic and diluted earnings per share....................                                 $    --
                                                                                           =======
  Basic and diluted weighted average shares outstanding...                                      --
                                                                                           =======
Pro forma information:
Historical income (loss) before provision for income
  taxes...................................................    $ 4,456       $  (787)
Pro forma provision for income taxes......................      1,649            --
                                                              -------       -------
Pro forma net income (loss)...............................    $ 2,807       $  (787)
                                                              =======       =======

        The accompanying notes are an integral part of these statements.

                        HOTEL RESERVATIONS NETWORK, INC.
            STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT) (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                        HOTEL
                                                            HOTEL        TMF AND     RESERVATIONS
                                                         RESERVATIONS      HRN         NETWORK,
                                               HRN         NETWORK,     MARKETING        INC.         RETAINED      ACCUMULATED
                                   TMF      MARKETING        INC.       ADDITIONAL    ADDITIONAL      EARNINGS         OTHER
                                  COMMON      COMMON        COMMON       PAID-IN       PAID-IN      (ACCUMULATED   COMPREHENSIVE
                       TOTAL      STOCK       STOCK         STOCK        CAPITAL       CAPITAL        DEFICIT)     INCOME (LOSS)
                       -----     --------   ----------   ------------   ----------   ------------   ------------   --------------
PREDECESSOR COMPANY
BALANCE AT JANUARY
  1, 1999...........  $   (852)    $ --        $ --                        $  2                       $(1,168)          $314
Comprehensive
  income:
Net loss for the
  period January 1,
  1999 to May 10,
  1999..............      (787)      --          --                          --                          (787)            --
Decrease in
  unrealized gain on
  available for sale
  securities........      (314)      --          --                          --                            --           (314)
                      --------
Comprehensive income
  (loss)............    (1,101)      --          --                          --                            --             --
                      --------     ----        ----                        ----                       -------           ----
Deficit of
  Predecessor
  Company as of May
  10, 1999 prior to
  the change in
  Capitalization due
  to the
  Acquisition.......  $ (1,953)    $ --        $ --                        $  2                       $(1,955)          $ --
                      ========     ====        ====                        ====                       =======           ====

SUCCESSOR COMPANY
Initial
  capitalization of
  Company in
  conjunction with
  the Acquisition...  $157,313                               $ --                      $157,313       $    --           $ --
Net earnings for the
  period May 11,
  1999 to Sept. 30,
  1999..............     1,898                                 --                            --         1,898
Unrealized losses on
  available for sale
  securities........       (77)                                --                            --            --            (77)
                      --------
Comprehensive
  income............     1,821
                      --------
Capital contribution
  by USAi related to
  payment of
  additional
  purchase price....    12,500                                 --                        12,500            --             --
Dividend
  distribution to
  USAi..............   (40,000)                                --                       (40,000)           --             --
                      --------                               ----                      --------       -------           ----
BALANCE AT SEPTEMBER
  30, 1999..........  $131,634                               $ --                      $129,813       $ 1,898           $(77)
                      ========                               ====                      ========       =======           ====

        The accompanying notes are an integral part of these statements.

                        HOTEL RESERVATIONS NETWORK, INC.

                      STATEMENTS OF CASH FLOWS (UNAUDITED)
                                 (IN THOUSANDS)

                                                             NINE MONTHS     PERIOD        PERIOD
                                                                ENDED      JANUARY 1       MAY 11
                                                              SEPT. 30,    TO MAY 10,   TO SEPT. 30,
                                                                1998          1999          1999
                                                             -----------   ----------   ------------
                                                              (PREDECESSOR COMPANY)
Cash flows from operating activities:
Net earnings (loss)........................................    $ 4,456      $  (787)      $  1,898
Adjustments to reconcile net earnings (loss) to net cash
  provided by operating activities:
  Depreciation.............................................         75          119            184
  Amortization of goodwill.................................         --           --          7,834
  Gain on sale of marketable securities....................         (4)        (471)            --
  Deferred income taxes....................................         --           --           (590)
  Changes in current assets and liabilities:
    Accounts receivable....................................         (1)          20             10
    Prepaid hotel rooms....................................        204       (1,261)          (740)
    Accounts payable.......................................         63        7,050          7,299
    Deferred revenue.......................................      8,108       11,994          4,839
    Accrued liabilities....................................         --          686          3,031
    Other, net.............................................       (130)        (127)          (517)
                                                               -------      -------       --------
      NET CASH PROVIDED BY OPERATING ACTIVITIES............     12,771       17,223         23,248
                                                               -------      -------       --------
Cash flows from investing activities:
  Acquisition of TMF and Marketing, net of cash acquired...         --           --       (167,653)
  Capital expenditures.....................................       (331)        (222)          (574)
  Purchase of marketable securities........................     (2,503)     (38,598)            --
  Proceeds from sale of marketable securities..............         --       18,806         23,165
  Other, net...............................................        (59)         (13)           (55)
                                                               -------      -------       --------
      NET CASH USED IN INVESTING ACTIVITIES................     (2,893)     (20,027)      (145,117)
                                                               -------      -------       --------
Cash flows from financing activities:
  Capital contributions by USAi............................         --           --        169,813
  Dividend distribution to USAi............................         --           --        (40,000)
                                                               -------      -------       --------
      NET CASH PROVIDED BY FINANCING ACTIVITIES............         --           --        129,813
                                                               -------      -------       --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.......      9,878       (2,804)         7,944
Cash and cash equivalents at beginning of period...........      2,828        4,964             --
                                                               -------      -------       --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD.................    $12,706      $ 2,160       $  7,944
                                                               =======      =======       ========

        The accompanying notes are an integral part of these statements.

                        HOTEL RESERVATIONS NETWORK, INC.

                   NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

                             (DOLLARS IN THOUSANDS)

NOTE 1--ORGANIZATION AND BASIS OF PRESENTATION

    On May 10, 1999, Hotel Reservations Network, Inc. ("Hotel Reservations Network" or the "Company"), a wholly-owned subsidiary of USA Networks, Inc. ("USAi"), acquired substantially all of the assets and assumed substantially all of the liabilities of TMF, Inc. ("TMF") and HRN Marketing Corp. ("Marketing") (the "Acquisition"). See Note 3. The Company operates the Hotel Reservations Network, a leading consolidator of hotel rooms for resale in the consumer market in the United States. Until its acquisition by Hotel Reservations Network, TMF operated the Hotel Reservations Network. Marketing, which was formed on August 17, 1998 and commenced operations in October 1998, specialized in Internet marketing and provided, on a contract basis, marketing, advertising, promotional activities and public relations to TMF. Marketing also performed banner advertising, linking programs, search engine placement and arranging for Internet affiliations for TMF.

    The Acquisition was accounted for under the purchase method of accounting. The accompanying balance sheet as of September 30, 1999 and the statements of operations, cash flows and stockholders' equity for the period May 11 to September 30, 1999 give effect to the Acquisition. The accompanying financial statements prior to the Acquisition reflect the financial position, results of operations and cash flows of TMF and Marketing (the "Predecessor") on a combined basis based upon their historical basis of accounting. The Predecessor financial statements are presented on a combined basis since the companies were controlled by common shareholders, although neither company had a controlling interest in the other. All significant intercompany accounts and transactions are eliminated in the combined financial statements.

    The interim financial statements and notes thereto of the Company are unaudited and should be read in conjunction with the audited combined financial statements and notes thereto of the Predecessor for the year ended December 31, 1998.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

    Charges for hotel accommodations are billed to customers in advance. The related payments are included in deferred revenue and recognized as income at the conclusion of the customer's stay at the hotel.

CASH EQUIVALENTS

    Cash and cash equivalents include cash and short-term investments. Short-term investments consist primarily of U.S. Treasury Securities, U.S. Government agencies and certificates of deposit with original maturities of less than 91 days.

MARKETABLE SECURITIES

    Marketable debt and equity securities are classified as available for sale and are carried at market value. Unrealized gains and losses are recorded as a component of accumulated other comprehensive income in stockholders' equity until realized. Realized gains and losses on the sale of investments are based upon the specific identification method and are included in the statement of operations.

                        HOTEL RESERVATIONS NETWORK, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PREPAID HOTEL ROOMS

    Prepaid hotel rooms are carried at cost and are expensed at the conclusion of the customer's stay at the hotel. The Company reviews the carrying value of prepaid hotel rooms and provides a carrying adjustment, if necessary. As of December 31, 1998 and September 30, 1999, no carrying adjustment was recorded.

PROPERTY AND EQUIPMENT

    Property and equipment, including significant improvements, are recorded at cost. Repairs and maintenance and any gains or losses on dispositions are included in operations.

    Depreciation and amortization is provided for on a straight-line basis to allocate the cost of depreciable assets to operations over their estimated service lives.

ASSET CATEGORY                                      DEPRECIATION/AMORTIZATION PERIOD
--------------                                      --------------------------------
Computer equipment................................                  3 years
Leasehold improvements............................            4 to 20 years
Furniture and other equipment.....................            3 to 10 years

LONG-LIVED ASSETS INCLUDING INTANGIBLES

    The Company's accounting policy regarding the assessment of the recoverability of the carrying value of long-lived assets, including goodwill and other intangibles and property and equipment, is to review the carrying value of the assets if the facts and circumstances suggest that they may be impaired. If this review indicates that the carrying value will not be recoverable, as determined based on the projected undiscounted future cash flows, the carrying value is reduced to its estimated fair value.

ADVERTISING

    Advertising expense for the nine month period ended September 30, 1998, the period January 1 to May 10, 1999 and the period May 11 to September 30, 1999 was $1,591, $1,249 and $2,500, respectively.

    The Company capitalizes costs related to advertising to specific target audiences on third party Internet websites that have resulted in hotel room bookings for which the revenue has not been recognized as of the balance sheet date. The capitalized costs are amortized over a period of no more than three months, which approximates the period over which the revenue is earned. As of December 31, 1998 and September 30, 1999, capitalized advertising is $125 and $351, respectively. Other advertising costs are expensed in the period incurred.

INCOME TAXES

    The Predecessor to the Company elected to be taxed as an S corporation for Federal income tax purposes and thus generally did not pay federal income taxes.

                        HOTEL RESERVATIONS NETWORK, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    Since May 11, 1999, the Company is included in the consolidated tax return of USAi. The Company's financial statements for the period May 11 to September 30, 1999 reflect income tax expense computed on a stand-alone basis at the applicable federal and state tax rates.

    The statements of operations for the nine month period ended September 30, 1998 and the period January 1 to May 10, 1999 do not include a provision for income taxes using C corporation rates. The unaudited pro forma income tax adjustments recorded in the statements of operations represent estimated federal income taxes that would have been required had the Predecessor not elected to be treated as an S corporation.

    Furthermore, the Company accounts for income taxes under the liability method, and deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled on a stand-alone basis.

EARNINGS PER SHARE

    Basic earnings per share is computed by dividing net income by the weighted average shares of common stock presented as outstanding since May 11, 1999. The Company had no stock options or other potential common stock equivalents; therefore, there is no difference in basic and diluted earnings per share. Earnings per share is not presented for the Predecessor since such amounts are not meaningful.

ACCOUNTING ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and footnotes thereto. Actual results could differ from those estimates.

RECLASSIFICATIONS

    Certain amounts in the prior year combined financial statements have been reclassified to conform to the 1999 presentation.

NOTE 3--BUSINESS ACQUISITION

    On May 10, 1999, the Company completed its acquisition of substantially all of the assets of TMF and Marketing. The transaction has been accounted for under the purchase method of accounting. The purchase price was $149.2 million, net of a working capital adjustment of $0.8 million, plus contingent payments based on operating performance during the year ending December 31, 1999 and for the twelve month periods ending March 31, 2000, 2001 and 2002. The purchase price was paid in the form of a cash payment of $145 million on May 11, 1999 and a promissory note of $5 million which is due on January 30, 2000 and which bears interest at 4.75% per annum.

    The Company is required to issue the sellers of our predecessor business the number of shares of our class A common stock equal to approximately 10% of the aggregate value of the equity of the

                        HOTEL RESERVATIONS NETWORK, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 3--BUSINESS ACQUISITION (CONTINUED)

Company immediately prior to a transaction, as defined, including an initial public offering or sale or merger of the Company. This 10% equity interest has been accounted for at the historical carryover basis of our predecessor business.

    The contingent purchase price was $50 million, of which $37.5 million has been paid through November 4, 1999 by the Company with funds contributed by USAi in consideration of equity interests, including $12.5 million at the date of Acquisition. The remaining $12.5 million has been accrued based on the probability that the operating performance will be obtained in the fourth quarter of 1999. The transaction has been accounted for under the purchase method of accounting. The purchase price, including the initial contingent payments of $50.0 million for the year ending December 31, 1999, has been preliminarily allocated to the assets acquired and liabilities assumed based on their respective fair values at the date of purchase. The unallocated excess of acquisition costs over net assets acquired of $200.2 million has been preliminarily allocated to goodwill, which is being amortized over 10 years.

    The following unaudited pro forma combined condensed financial information for the nine months ended September 30, 1998 and 1999, is presented to show the results of the Company as if the Acquisition occurred at the beginning of the periods presented. The pro forma results include certain adjustments, including increased amortization related to goodwill and other intangibles, interest expense and income tax expense, and are not necessarily indicative of what the results would have been had the transaction actually occurred on the aforementioned dates.

                                                            NINE MONTHS ENDED
                                                              SEPTEMBER 30,
                                                           -------------------
                                                             1998       1999
                                                           --------   --------
Net revenues.............................................  $40,794    $108,371
Net earnings (loss)......................................   (9,105)      1,360

NOTE 4--MARKETABLE SECURITIES--AVAILABLE FOR SALE

    Investments in marketable securities--available for sale consist of the following:

                                                         SEPTEMBER 30, 1999
                                               --------------------------------------
                                                                           UNREALIZED
                                                    COST         MARKET       LOSS
                                               --------------   --------   ----------
Government bonds.............................      $2,189        $2,134        $55
Medium term notes............................       1,356         1,334         22
                                                   ------        ------        ---
                                                   $3,545        $3,468        $77
                                                   ======        ======        ===

    Maturities of marketable securities are $246, $98 and $3,124 in 2003, 2004 and 2005 and thereafter, respectively.

NOTE 5--INCOME TAXES

    For the period May 11 to September 30, 1999, current income tax expense of $1,705 is composed of federal and state income tax. The deferred tax benefit of $590 as of September 30, 1999 is related

                        HOTEL RESERVATIONS NETWORK, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 5--INCOME TAXES (CONTINUED)

entirely to the tax effects of cumulative temporary differences arising from the amortization of goodwill, which is amortized over 10 years for book purposes and 15 years for tax purposes. The effective tax rate is 37% which reflects the federal statutory rate and applicable state income tax rates.

NOTE 6--COMMITMENTS AND CONTINGENCIES

    The Company leases office space and equipment used in connection with its operations under various operating leases.

    Future minimum payments under non-cancelable agreements are $138, $567, $557, $546 and $571 in the years 1999, 2000, 2001, 2002 and 2003, respectively.

    Expenses charged to operations under these agreements were $178, $108 and $210 for the nine months ended September 30, 1998, the period from January 1 to May 10, 1999 and the period May 11 to September 30, 1999, respectively.

    At September 30, 1999, the Company has $1,757 of outstanding letters of credit that expire between March and December 2000. The outstanding letters of credit are collateralized by $2,000 of investments that are classified as cash equivalents.

NOTE 7--LITIGATION

    In the ordinary course of business, the Company is engaged in various lawsuits, however, the Company is not currently involved in any material legal proceedings. In the opinion of management, the ultimate outcome of the various lawsuits should not have a material impact on the liquidity, results of operations or financial condition of the Company.

NOTE 8--RELATED PARTY TRANSACTIONS

    During the nine months ended September 30, 1998, the Predecessor's officers/stockholders received officers' distributions of $1,818, as the Predecessor distributed virtually all pre-tax profits to its officers/ stockholders.

NOTE 9--NON-RECURRING ACQUISITION RELATED COSTS

    During the period January 1 to May 10, 1999, the Predecessor paid discretionary bonuses of $7,198 to its employees and incurred expense of $159 related directly to the acquisition.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

           , 1999

                                     [LOGO]

WWW.HOTELDISCOUNT.COM                                             1-800-96-HOTEL
                            SHARES OF CLASS A COMMON STOCK

                                ---------------

                                   PROSPECTUS
                                ---------------

                          DONALDSON, LUFKIN & JENRETTE
                          ALLEN & COMPANY INCORPORATED
                            BEAR, STEARNS & CO. INC.
                             THOMAS WEISEL PARTNERS
                                 DLJDIRECT INC.

           ---------------------------------------------------------

    You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with information different from that which is contained in this prospectus. We are offering to sell shares of class A common stock and seeking offers to buy shares of class A common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the class A common stock.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

    Until            , 1999, all dealers that buy, sell or trade in our class A common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the fees and expenses expected to be incurred by the Registrant in connection with the issuance and distribution described in this registration statement, other than underwriting discounts and commissions. All amounts other than the Commission registration fee are estimated.

Securities and Exchange Commission registration fee.........  $20,850
NASD filing fee.............................................    8,000
Blue sky fees and expenses..................................    2,500
Nasdaq listing fee..........................................        *
Accounting fees and expenses................................        *
Legal fees and expenses.....................................        *
Printing and engraving expenses.............................        *
Transfer Agent and Registrar fees and expenses..............        *
Miscellaneous...............................................        *
                                                              -------
    Total...................................................  $     *
                                                              =======

------------------------

*To be completed by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the General Corporation Law of the State of Delaware provides that a Delaware corporation may include in its charter documents, and in agreements between the corporation and its directors, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

    The Registrant's restated certificate of incorporation limits the personal liability of directors of the Registrant and provides for the indemnification of directors of the Registrant to the fullest extent permitted under Delaware law. The Registrant's restated bylaws also provide for the indemnification of officers, directors and third parties acting on behalf of the company if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the company, and with respect to any criminal action or proceeding, the indemnified party had no reason to believe his conduct was unlawful.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Since March 25, 1999, the date of inception of the Registrant, the Registrant has issued securities that were not registered under the Securities Act in the following transactions:

(1) In connection with the formation of the Registrant, 100 shares of common stock were issued to USA Networks, Inc. ("USAi"), our parent company, on April 19, 1999. The shares were issued in exchange for USAi's initial capital contribution to the Registrant.

(2) Immediately prior to the closing of this offering, the Registrant will authorize a recapitalization of its common stock, and USAi will exchange all of its shares of common stock, which constitutes all of the Registrant's outstanding common stock, for shares of class B common stock.

(3) Following the recapitalization but prior to the closing of this offering, the Registrant will issue Messrs. Litman and Diener the number of shares of class A common stock equal to approximately 10% of the aggregate value of the equity of the Registrant. Messrs. Litman and Diener will receive these shares as part of their consideration for the sale of substantially all the assets of TMF, Inc. and HRN Marketing Corp. to the Registrant.

    Each of these issuances of shares was a transaction exempt from the registration requirements under Section 4(2) of the Securities Act. In addition, no public offering was involved in any of these transactions nor were underwriting discounts or commissions paid.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

EXHIBIT NUMBER                                  DESCRIPTION
--------------          ------------------------------------------------------------
        1.1**           Form of Underwriting Agreement

        3.1** Amended Certificate of Incorporation (as currently in effect)

        3.2**           Form of Amended and Restated Certificate of Incorporation
                        (to be effective immediately prior to the consummation of this offering)

        3.3**           Form of Bylaws

        4.1**           Specimen class A common stock certificate

        5.1**           Opinion of Paul, Weiss, Rifkind, Wharton & Garrison

       10.1**           Assumption Agreement between Hotel Reservations Network,
                        Inc. and USA Networks, Inc.

       10.2**           Tax Sharing Agreement between Hotel Reservations Network,
                        Inc. and USA Networks, Inc.

       10.3**           1999 Stock Option Plan

       10.4**           Lease for Dallas, TX office

       10.5**           Asset Purchase Agreement by and among Hotel Reservations
                        Network, Inc., USA Networks, Inc., TMF, Inc., HRN Marketing
                        Corp., David Litman and Robert Diener

       23.1*            Consent of Grant Thornton LLP

       23.2**           Consent of Paul, Weiss, Rifkind, Wharton & Garrison

       24.1*            Powers of Attorney (contained on signature page)

       27.1*            Financial Data Schedule (for SEC use only)

------------------------

*   Filed herewith

**  To be filed with amendment

    (b) Financial Statement Schedules

    None

ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 9, 1999.

                                                       HOTEL RESERVATIONS NETWORK, INC.

                                                       By:  /s/ THOMAS J. KUHN
                                                            -----------------------------------------
                                                            Name: Thomas J. Kuhn
                                                            Title:  Vice President

                               POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints Thomas J. Kuhn and Deirdre Stanley, or any one of them, with full power to act without the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including post-effective amendments to this registration statement and any registration statement relating to the same offering as this registration statement that is to be effective upon filing pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities indicated below.

SIGNATURES                                                  TITLE                        DATE
----------                                                  -----                        ----
             /s/ DAVID LITMAN
    ---------------------------------       Chief Executive Officer and Director   November 9, 1999
               David Litman                   (Principal Executive Officer)

            /s/ ROBERT DIENER               President, Treasurer and Director
    ---------------------------------         (Principal Financial and Accounting  November 9, 1999
              Robert Diener                   Officer)

             /s/ BARRY BAKER
    ---------------------------------       Director                               November 9, 1999
               Barry Baker

    ---------------------------------       Director
               Barry Diller

          /s/ VICTOR A. KAUFMAN
    ---------------------------------       Director                               November 9, 1999
            Victor A. Kaufman

          /s/ DARA KHOSROWSHAHI
    ---------------------------------       Director                               November 9, 1999
            Dara Khosrowshahi

                                 EXHIBIT INDEX

EXHIBIT NUMBER                                  DESCRIPTION
--------------          ------------------------------------------------------------
         1.1**          Form of Underwriting Agreement

         3.1** Amended Certificate of Incorporation (as currently in effect)

         3.2**          Form of Amended and Restated Certificate of Incorporation
                        (to be effective immediately prior to the consummation of this offering)

         3.3**          Form of Bylaws

         4.1**          Specimen class A common stock certificate

         5.1**          Opinion of Paul, Weiss, Rifkind, Wharton & Garrison

        10.1**          Assumption Agreement between Hotel Reservations Network,
                        Inc. and USA Networks, Inc.

        10.2**          Tax Sharing Agreement between Hotel Reservations Network,
                        Inc. and USA Networks, Inc.

        10.3**          1999 Stock Option Plan

        10.4**          Lease for Dallas, TX office

        10.5**          Asset Purchase Agreement by and among Hotel Reservations
                        Network, Inc., USA Networks, Inc., TMF, Inc., HRN Marketing
                        Corp., David Litman and Robert Diener

        23.1*           Consent of Grant Thornton LLP

        23.2**          Consent of Paul, Weiss, Rifkind, Wharton & Garrison

        24.1*           Powers of Attorney (contained on signature page)

        27.1*           Financial Data Schedule (for SEC use only)

------------------------

    * Filed herewith

    ** To be filed with amendment

    (b) Financial Statement Schedules

    None